Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 22, 2010

among

ONEX RESCARE ACQUISITION, LLC
as a Borrower,

RES-CARE, INC.,
as a Borrower,

ONEX RESCARE HOLDINGS CORP.,
as Holdings,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
L/C Issuer and Swing Line Lender,

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME,

BANK OF AMERICA, N.A.,
as Syndication Agent,

J.P. MORGAN SECURITIES LLC,
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Joint Lead Arrangers and
Joint Bookrunners

GENERAL ELECTRIC CAPITAL CORPORATION,
and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

i

Section 10.12.	Integration; Termination		139
Section 10.13.	Survival of Representations and Warranties		139
Section 10.14.	Severability		139
Section 10.15.	GOVERNING LAW		139
Section 10.16.	WAIVER OF RIGHT TO TRIAL BY JURY		140
Section 10.17.	[Reserved]		140
Section 10.18.	Binding Effect		140
Section 10.19.	USA Patriot Act		140
Section 10.20.	No Advisory or Fiduciary Responsibility		140
Section 10.21.	Joint and Several Liability		141
Section 10.22.	Parallel Debt		141

ARTICLE XI.
GUARANTEE

Section 11.01.	The Guarantee		142
Section 11.02.	Obligations Unconditional		142
Section 11.03.	Reinstatement		144
Section 11.04.	Subrogation; Subordination		144
Section 11.05.	Remedies		144
Section 11.06.	Instrument for the Payment of Money		144
Section 11.07.	Continuing Guarantee		144
Section 11.08.	General Limitation on Guarantee Obligations		144
Section 11.09.	Release of Guarantors		145
Section 11.10.	Right of Contribution		145
Section 11.11.	Limitation of Obligations		146
Section 11.12.	California - Specific Waivers		146

SCHEDULES
	1.01A	Commitments
	1.01B	Existing Letters of Credit
	5.03	Governmental Authorization; Other Consents
	5.06	Litigation
	5.08	Ownership of Property
	5.09	Environmental Matters
	5.12	Subsidiaries and Other Equity Investments
	7.01(b)	Existing Liens
	7.02(e)	Existing Investments
	7.02(w)	Specified Investments
	7.03(b)	Existing Indebtedness
	7.03(q)	Specified Indebtedness
	7.05	Specified Dispositions
	7.09	Certain Contractual Obligations
	7.14	Sale/Leaseback Transactions
	10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS
	Form of
	A	Committed Loan Notice

B	Swing Line Loan Notice
C-1	Term B Note
C-2	Revolving Credit Note
C-3	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	U.S. Security Agreement
G	United States Tax Compliance Certificate
H	Discounted Prepayment Option Notice
I	Lender Participation Notice
J	Discounted Voluntary Prepayment Notice
K	Affiliated Lender Assignment and Assumption
L	L/C Issuer Agreement
M	Credit Agreement Supplement
N	List of Closing Documents

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of December 22, 2010, among ONEX RESCARE ACQUISITION, LLC, a Delaware limited liability company (the “LLC Co-Borrower”), RES-CARE, INC., a Kentucky corporation (the “Corporate Co-Borrower” and, together with the LLC Co-Borrower, the “Borrower”), ONEX RESCARE HOLDINGS CORP., a Delaware corporation (“Holdings”), the Guarantors party hereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Syndication Agent, J.P. MORGAN SECURITIES LLC and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and Joint Bookrunners, and GENERAL ELECTRIC CAPITAL CORPORATION and U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agents.

PRELIMINARY STATEMENTS

Capitalized terms used in these preliminary statements shall have the respective meanings set forth for such terms in Section 1.01 hereof.

The Corporate Co-Borrower has requested, and the Administrative Agent and the Lenders have agreed, to amend and restate the Second Amended and Restated Credit Agreement, dated as of January 28, 2010, among the Corporate Co-Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Previous Credit Agreement”).

The Investors, together with other equity investors, have formed Holdings, which in turn has formed the LLC Co-Borrower as a wholly owned subsidiary thereof.

On September 6, 2010, the LLC Co-Borrower and the Corporate Co-Borrower entered into an Agreement and Plan of Share Exchange (together with all schedules, exhibits and annexes thereto, in each case as may be waived, supplemented or otherwise modified, the “Acquisition Agreement”).  To consummate the acquisition of the Corporate Co-Borrower pursuant to the Acquisition Agreement (the “Acquisition”), as of September 6, 2010, the Investors and certain other investors and associated entities made preferred equity contributions (the “Onex Bridge”) directly or indirectly to the LLC Co-Borrower in an aggregate amount up to $158,800,000 and have contributed other common equity to Holdings (the “Equity Contribution”).

The Borrower has requested that the Lenders extend credit to (i) the LLC Co-Borrower in the form of Term B Loans in an initial aggregate amount of $170,000,000 and (ii) the Corporate Co-Borrower in the form of Revolving Credit Commitments in an initial aggregate amount of $275,000,000.  The Revolving Credit Facility may include one or more Swing Line Loans and one or more Letters of Credit from time to time.

The proceeds of the Term B Loans made on the Closing Date will be used to (a) wholly or partially repay the Onex Bridge, (b) pay the fees and expenses incurred in connection with the Transactions, (c) fund a portion of the Acquisition and (d) repay a portion of the 7 3/4 % Senior Notes issued by the Corporate Co-Borrower pursuant to the Indenture dated October 3, 2005 among the Corporate-Co Borrower, the guarantors named therein, and Wells Fargo Bank, National Association (collectively, the “Existing Senior Notes”).

The proceeds of the Revolving Credit Loans and Swing Line Loans shall be used to fund a portion of the Acquisition, pay fees and expenses incurred in connection with the Transactions, for working capital, general corporate purposes, and any other purpose not prohibited by this Agreement including Permitted Acquisitions and other Investments.  The Letters of Credit shall be used solely to support obligations of Holdings and its Subsidiaries incurred for working capital, general corporate purposes and any other purpose not prohibited by this Agreement.

On the Closing Date, immediately after the funding of the Term B Loans and the Revolving Credit Loans, the Investors and other equity investors shall transfer their interests in the LLC Co-Borrower and the Corporate Co-Borrower to Holdings such that Holdings will own 100% of the Equity Interests of the LLC Co-Borrower, which shall in turn own 100% of the Equity Interests of the Corporate Co-Borrower (the “Holdings

Capitalization”) and each of the LLC Co-Borrower and Onex ResCare Holdco II, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of the Investors, will merge with and into the Corporate Co-Borrower, with the Corporate Co-Borrower being the surviving entity (the “Merger”).

On the Closing Date, immediately after the funding of the Term B Loans and the Revolving Credit Loans but before the Merger, the LLC Co-Borrower will convert into a Delaware corporation.

The Corporate Co-Borrower has requested, and the Administrative Agent and the Lenders have agreed to enter into this Agreement in order to (a) amend and restate each of the Previous Credit Agreement and the Previous Guaranty Agreement in its entirety, (b) re-evidence the Obligations, which shall be payable in accordance with the terms of this Agreement and (c) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to and for the benefit of the Borrower.

It is the intention of the parties to this Agreement that this Agreement not constitute a novation and that, from and after the Closing Date, (i) the Previous Credit Agreement shall be amended and restated hereby and all references herein to “hereunder,” “hereof,” or words of like import and all references in any other Loan Document to the “Credit Agreement” or words of like import shall mean and be a reference to the Previous Credit Agreement as amended and restated hereby (and any section references to the Previous Credit Agreement shall refer to the applicable equivalent provision set forth herein although the section number thereof may have changed) and (ii) the Previous Guaranty Agreement shall be amended and restated hereby and all references herein to “hereunder,” “hereof,” or words of like import and all references in any other Loan Document to the “Guaranty Agreement” or words of like import shall mean and be a reference to the Previous Guaranty Agreement as amended and restated hereby (and any section references to the Previous Guaranty Agreement shall refer to the applicable equivalent provision set forth herein although the section number thereof may have changed).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
Definitions and Accounting Terms

Section 1.01.        Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Price” has the meaning set forth in Section 2.05(c)(iii).

“Acceptance Date” has the meaning set forth in Section 2.05(c)(ii).

“Acquired Business” means the Corporate Co-Borrower and its Subsidiaries.

“Acquisition” has the meaning set forth in the preliminary statements hereto.

“Acquisition Agreement” has the meaning set forth in the preliminary statements hereto.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” means any Debt Fund Affiliate, Non-Debt Fund Affiliate or Purchasing Borrower Party.

“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 10.07(k).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, the Joint Lead Arrangers, the Joint Bookrunners, the Co-Documentation Agents and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Alternative Currency” means each of Euro and each other currency (other than Dollars) that is approved in accordance with Section 1.12.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Terrorism Laws” means any Applicable Law related to terrorism financing or money laundering including the USA Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Applicable Discount” has the meaning set forth in Section 2.05(c)(iii).

“Applicable ECF Percentage” means, for any fiscal year, (a) 50% if the Total Leverage Ratio as of the last day of the applicable Excess Cash Flow Period is greater than or equal to 3.00:1.00, (b) 25% if the Total Leverage Ratio as of the last day of the applicable Excess Cash Flow Period is less than 3.00:1.00 and greater than or equal to 2.00:1.00 and (c) 0% if the Total Leverage Ratio as of the last day of the applicable Excess Cash Flow Period is less than 2.00:1.00.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Rate” means a percentage per annum equal to:

(a)           with respect to Term B Loans, (A) for Eurocurrency Rate Loans, 5.50% and (B) for Base Rate Loans, 4.50%; and

(b)           with respect to Revolving Credit Loans, unused Revolving Credit Commitments and Letter of Credit fees, (i) until delivery of financial statements for the first full fiscal quarter commencing after the Closing Date pursuant to Section 6.01, (A) for Eurocurrency Rate Loans, 4.50%, (B) for Base Rate

Loans, 3.50%, (C) for Letter of Credit fees, 4.50% and (D) for unused commitment fees, 0.50% and (ii) thereafter, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Rate
Pricing Level	Total Leverage Ratio	Eurocurrency Rate and Letter of Credit Fees	Base Rate	Unused Commitment Fee Rate
1	>3.25:1	4.50%	3.50%	0.50%
2	<3.25:1 and >2.75:1	4.00%	3.00%	0.50%
3	<2.75:1 and >2.25:1	3.75%	2.75%	0.50%
4	<2.25:1 and >1.75:1	3.50%	2.50%	0.45%
5	<1.75:1	3.00%	2.00%	0.40%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that, at the option of the Administrative Agent or the Required Lenders, the highest pricing level shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

In the event that any financial statements under Section 6.01 or a Compliance Certificate is shown to be inaccurate at any time that this Agreement is in effect and any Loans or Commitments are outstanding hereunder when such inaccuracy is discovered and such inaccuracy, if corrected, would have led to a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower), and (iii) the Borrower shall pay to the Administrative Agent promptly upon demand (and in no event later than five (5) Business Days after demand) any additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof.  Notwithstanding anything to the contrary in this Agreement, any additional interest hereunder shall not be due and payable until demand is made for such payment pursuant to clause (iii) above and accordingly, any nonpayment of such interest as result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the Default Rate), at any time prior to the date that is five (5) Business Days following such demand.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class or tranche within such Class, the Lenders of such Class or tranche, (b) with respect to Letters of Credit, (i) the relevant L/C Issuer and (ii) the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the relevant Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered, advised or managed by a Lender or an Affiliate of the entity that administers, advises or manages any Fund that is a Lender.

“Assignees” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheets of the Corporate Co-Borrower and its Subsidiaries as of each of December 31, 2009 and December 31, 2008, and the related audited consolidated statements of operations and of cash flows for the Corporate Co-Borrower and its Subsidiaries for the fiscal years ended December 31, 2009 and December 31, 2008.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest per annum determined from time to time by the Administrative Agent as its “prime rate” in effect at its principal office in New York City and (c) 1.00% plus the Eurocurrency Rate applicable to one month Interest Periods on the date of determination of the Base Rate (which Eurocurrency Rate shall be deemed to be not less than 1.75% in the case of Term B Loans).  Any change in the Base Rate due to a change in such “prime rate” shall be effective as of the opening of business on the effective day of such change in the “prime rate.”

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning set forth in the preamble hereto.  References herein and in the other Loan Documents to the Borrower shall be deemed to refer to the LLC Co-Borrower and the Corporate Co-Borrower, jointly and shall also include any Successor Company pursuant to a transaction permitted by Section 7.04(d).

“Borrower Materials” has the meaning set forth in Section 6.01.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term B Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s

Office is located and if such day relates to any Eurocurrency Rate Loan, means any such day on which dealings in deposits are conducted by and between banks in the London interbank eurodollar market.

“CapEx Pull-Forward Amount” has the meaning set forth on Section 7.10(c)(ii).

“Capital Expenditures” means, for any period, the aggregate, without duplication, of all expenditures (whether paid in cash or accrued as liabilities) by Holdings and its Restricted Subsidiaries during such period that, in conformity with GAAP, are, or are required to be, included as additions during such period to property, plant or equipment and other charges (paid or accrued) representing costs to acquire property, plant or equipment included in Capital Expenditures reflected in the consolidated balance sheet of Holdings and its Restricted Subsidiaries; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration, repair or improvement of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored, repaired or improved or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay Term Loans pursuant to Section 2.05(b), (iv) expenditures that are accounted for as capital expenditures by Holdings or any Restricted Subsidiary and that actually are paid for by a Person other than Holdings or any Restricted Subsidiary and for which neither Holdings nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (v) expenditures that constitute Permitted Acquisitions, (vi) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of Holdings and the Restricted Subsidiaries, (vii) any non-cash compensation or other non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of Holdings and the Restricted Subsidiaries, (viii) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired or (ix) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business.

“Capital Stock” means:

(1)                                  in the case of a corporation, corporate stock;

(2)                                  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)                                  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)                                  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability on a balance sheet (excluding the notes thereto) in accordance with GAAP.

“Cash Collateral” has the meaning set forth in Section 2.03(g).

“Cash Collateral Account” means a deposit account at a commercial bank selected by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning set forth in Section 2.03(g).

“Cash Equivalents” means:

(1)                                  U.S. dollars, pounds sterling, euros, the national currency of any participating member state of the Pre-Expansion European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)                                  securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the Pre-Expansion European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3)                                  certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4)                                  repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)                                  commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6)                                  readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)                                  Indebtedness issued by Persons (other than the Investors) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(8)                                  municipal securities rated as least “A1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(9)                                  investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (8) above;

(10)                            money market funds with next day liquidity and non-fluctuating net asset values investing in securities of the types described in clauses (1) through (9) above, rated at least “A1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency); and

(11)                            instruments equivalent to those referred to in clauses (1) through (9) above denominated in Euro or pound sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with (a) any business conducted by any Restricted Subsidiary organized in such jurisdiction or (b) any Investment in the jurisdiction where such Investment is made.

“Cash Management Obligations” means obligations owed by Holdings or any Restricted Subsidiary to any Lender or any Affiliate of a Lender (or Person that was a Lender or an Affiliate of a Lender at the time such arrangement was entered into) (a “Cash Management Bank”) in respect of any overdraft and related liabilities arising from treasury, depository, credit card, debit card and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by Holdings or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair such equipment, fixed assets or real property.

“Change of Control” shall be deemed to occur if:

(a)                                  at any time prior to a Qualified IPO, the Investors shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(b)                                 at any time after a Qualified IPO, (x) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than the Investors, directly or indirectly, shall have acquired, directly or indirectly, beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’ Equity Interests and (y) the Investors shall own, in the aggregate, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Holdings’ Equity Interests or any direct or indirect parent of Holdings;

(c)                                  a “change of control” (however defined) shall occur under the Senior Notes; or

(d)                                 after consummation of the Transactions, Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders or Term B Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments or Term B Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans or Term B Loans.

“Closing Date” means the first date on which all the conditions precedent in Sections 4.01 and 4.03 are satisfied or waived in accordance with Article IV and on which the Borrowings are advanced.

“Co-Documentation Agents” means General Electric Capital Corporation and U.S. Bank National Association.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the “Collateral” as defined in the U.S. Security Agreement and all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document and any other assets pledged or in which a Lien is granted pursuant to any Collateral Document, including, without limitation, the Mortgaged Property.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)                                  on the Closing Date the Administrative Agent shall have received the Collateral Documents to the extent required to be delivered on the Closing Date pursuant to Section 4.01(e), subject to the limitations and exceptions of this Agreement, duly executed by each Loan Party party thereto;

(b)                                 on the Closing Date and at all times thereafter (subject to Section 6.11), subject to the limitations and exceptions of this Agreement and the Collateral Documents, the Obligations shall have been secured by (x) a perfected first-priority security interest in the Collateral and proceeds of the foregoing (other than Mortgages and Mortgage Instruments to the extent set forth in clause (c) below), in each case, subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents (to the extent appropriate in the applicable jurisdiction) and (y) a perfected first-priority security interest in all Equity Interests of the Borrower and each Restricted Subsidiary of Holdings that is a Domestic Subsidiary and is directly owned by any Loan Party;

(c)                                  on the Post-Closing Collateral Date and at all times thereafter (subject to Section 6.11), subject to the limitations and exceptions of this Agreement and the Collateral Documents, to the extent a security interest in and Mortgages on any Material Real Property is required under Section 6.11 or 6.13 (each, a “Mortgaged Property”), the Administrative Agent shall have received the Mortgages and Mortgage Instruments for each Material Real Property not subject to a Mortgage previously delivered prior to the Closing Date in connection with the Previous Credit Agreement, and any amendments, restatements, supplements and other modifications together with any Mortgage Instruments requested by the Administrative Agent with respect to any Mortgage on any Material Real Properties previously delivered prior to the Closing Date in connection with the Previous Credit Agreement; and

(d)                                 on the Post-Closing Collateral Date and at all times thereafter (subject to Section 6.11), subject to the limitations and exceptions of this Agreement and the Collateral Documents, the Administrative Agent shall have, to the extent requested by the Administrative Agent, a perfected first-priority security interest in all Equity Interests of each Restricted Subsidiary of Holdings that is a Material Foreign Subsidiary and is directly owned by any Loan Party;

(e)                                  on the Post-Closing Collateral Date and at all times thereafter (subject to Section 6.11), subject to the limitations and exceptions of this Agreement and the Collateral Documents, the Administrative Agent shall have control agreements and perfection by “control” with respect to each deposit account and securities account with a daily average available balance in an amount equal to or greater than $1,000,000; provided, that no control agreements shall be required for (i) deposit accounts the balance of which consists exclusively of withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the Internal Revenue Service or state or local government agencies and (ii) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll accounts and trust accounts; and

(f)                                    each Restricted Subsidiary of Holdings that is not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to a joinder agreement in accordance with Section 6.11 and a party to the applicable Collateral Documents in accordance with Section 6.11.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A)                              the foregoing definition shall not require, unless otherwise stated in this clause (A) the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance or taking other actions with respect to, (i) any fee owned real property (other than Material Real Properties) and any leasehold rights and interests in real property that is not Material Real Property (including landlord waivers, estoppels and collateral access letters), (ii) any rights of a Loan Party with respect to any contract, lease, license or other agreement if (but only to the extent that) the grant of a security interest therein would (x) constitute a violation (including a breach or default) of, a restriction in respect of, or result in the abandonment, invalidation or unenforceability of, such rights in favor of a third party or in conflict with any law, regulation, permit, order or decree of any Governmental Authority, unless and until all required consents shall have been obtained or (y) expressly give any other party (other than another Loan Party or its Affiliates) in respect of any such contract, lease, license or other agreement, the right to terminate its obligations thereunder; provided, however, that the limitation set forth in this clause (ii) shall not affect, limit, restrict or impair the grant by a Loan Party of a security interest pursuant to this Agreement in any such Collateral to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable Law, including the UCC; provided, further, that, at such time as the condition causing the conditions in subclauses (x) and (y) of this clause (ii) shall be remedied, whether by contract, change of law or otherwise, the contract, lease, instrument, license or other documents shall immediately cease to be an excluded pursuant to this clause (ii), and any security interest that would otherwise be granted herein shall attach immediately to such contract, lease, instrument, license or other agreement, or to the extent severable, to any portion thereof that does not result in any of the conditions in subclauses (x) or (y) above, (iii) any assets to the extent and for so long as the pledge of or security interest in such assets is prohibited by law and such prohibition is not overridden by the UCC or other applicable law, (iv) any trademark applications filed in the United States Patent and Trademark Office on the basis of such Loan Party’s “intent-to-use” such trademark, unless and until acceptable evidence of use of such trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such trademark application prior to such filing would adversely affect the enforceability, validity, or other rights in such trademark application, (v) assets owned by any Loan Party on the date hereof or hereafter acquired that are subject to a Lien of the type described in Section 7.01(r), (t) and (x) (to the extent relating to Liens originally incurred pursuant to Section 7.01(r) or (t)) that is permitted to be incurred pursuant to this Agreement, if and to the extent that the contract or other agreement pursuant to which such Lien is granted or to which such assets are subject (or the documentation relating thereto) prohibits the creation of any other Lien on such asset, (vi) any particular assets if, in the reasonable judgment of the Borrower evidenced in writing and with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), creating a pledge thereof or security interest therein to the Administrative Agent for the benefit of the Secured Parties would result in any material adverse tax consequences to Holdings or its Restricted Subsidiaries; (vii) any particular assets if, in the reasonable judgment of the Administrative Agent, determined in consultation with the Borrower and evidenced in writing, the burden, cost or consequences (including any adverse tax consequences) to Holdings or its Restricted Subsidiaries of creating or perfecting such pledges or security interests in such assets in favor of the Administrative Agent for the benefit of the Secured Parties is excessive in relation to the benefits to be obtained therefrom by the Secured Parties, (viii) any assets owned by any Excluded Subsidiary, (ix) any security documentation governed by foreign law, other than pledge agreements with respect to Equity Interests of Material Foreign Subsidiaries as are reasonably requested by the Administrative Agent from time to time; provided, however, that the foregoing shall not require the Administrative Agent to release any pledges, security interests or other items described in this clause (A) that have been previously delivered prior to the Closing Date in connection with the Previous Credit Agreement and (x) any Corporate Co-Borrower Margin Stock;

(B)                                in the case of any Domestic Loan Party, (i) the foregoing definition shall not require taking any steps to indicate any security interest on the certificate of title for any motor vehicle or other asset that is covered by a certificate of title; and (ii) the foregoing definition shall not require the making of any fixture filings (other than in connection with the Mortgages) with respect to fixtures or as-extracted collateral; provided, however, that the foregoing shall not require the Administrative Agent to release or terminate any filings, notations on certificates or title or other items described in this clause (B) that have been previously delivered prior to the Closing Date in connection with the Previous Credit Agreement;

(C)                                the Administrative Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date or Post-Closing Collateral Date) or any other compliance with the requirements of this definition where it reasonably determines in writing, in consultation with the Borrower, that the creation or perfection of security interests and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents;

(D)                               with respect to any stock pledge, such pledge shall not apply to voting stock of (x) any Excluded Subsidiary described in clause (c) of the definition of “Excluded Subsidiary” other than a first-tier Foreign Subsidiary of a Domestic Loan Party or (y) any U.S.-Owned DRE, in each case of clause (x) or (y) representing in excess of 65% of the total voting power of all outstanding voting stock of such first tier Foreign Subsidiary of a Domestic Loan Party or such U.S.-Owned DRE but shall apply to 100% of the Equity Interests not constituting voting stock of any such first tier Foreign Subsidiary of a Domestic Loan Party or such U.S.-Owned DRE, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as voting stock for this purpose; and

(E)                                 Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents and the Collateral Documents will be drafted or may be amended in accordance with Section 10.01, including the final paragraph thereof.

“Collateral Documents” means, collectively, the U.S. Security Agreement, each of the Mortgages, the Foreign Collateral Documents, Intellectual Property Security Agreements, control agreements, collateral assignments, security agreements, pledge agreements, or other similar agreements delivered to the Administrative Agent pursuant to Section 4.01, Section 6.11 or Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term B Commitment, an Extended Term B Loan Commitment (if any), a Revolving Credit Commitment or an Extended Revolving Credit Commitment (if any) of any Class, as the context may require.

“Commitment Fee” has the meaning set forth in Section 2.09(a).

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a)                                  without duplication and, except with respect to clause (vii) below, to the extent deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period with respect to Holdings and its Restricted Subsidiaries:

(i)                                     total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments, (d) the interest component of capitalized lease obligations, (e) net payments, if any, pursuant to interest rate Swap Contracts with respect to Indebtedness, (f) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (g) any changes in interest rates in any of the Acquired Business’ banking agreements existing on the Closing Date resulting from a change of control, and (h) any expensing of bridge, commitment and other financing fees) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds (whether amortized or immediately expensed);

(ii)                                  provision for taxes based on income, profits or capital of Holdings and its Restricted Subsidiaries, including, without limitation, federal, state, franchise, excise and similar taxes (such as Delaware franchise tax) and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations;

(iii)                               depreciation and amortization (including amortization of intangible assets and deferred financing fees or costs);

(iv)                              severance, relocation costs and expenses, business optimization costs and expenses, Transaction Expenses, integration costs, transition costs, facility start-up costs, consolidation and closing costs for facilities, costs incurred in connection with any strategic initiatives, costs incurred in connection with acquisitions after the Closing Date and other restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Closing Date and to closure/consolidation of facilities, retention charges and excess pension charges); provided that the aggregate amount of all items added back pursuant to this clause (iv) (other than Transaction Expenses incurred, accrued or paid no later than the end of the first full fiscal quarter ending after the Closing Date) in any period of four consecutive fiscal quarters shall not to exceed 10.0% of Consolidated EBITDA (prior to giving effect to this clause (iv)) for such period of four consecutive fiscal quarters;

(v)                                 the amount of management, monitoring, consulting and advisory fees (or any accruals relating to such fees and related expenses) during such period to the extent permitted under Section 7.08 in an aggregate amount of all items deducted pursuant to this clause (v) not to exceed $3,000,000 in any period of four consecutive fiscal quarters plus any related expenses paid or accrued to the Investors;

(vi)                              any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or its Restricted Subsidiaries or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests) solely to the extent such cash proceeds are excluded from the calculation of Cumulative Credit;

(vii)                           commencing on the first anniversary of the Closing Date, the amount of net “run-rate” cost savings, operating improvements and operating expense reductions projected by the Borrower in good faith to be realized as a result of specified actions taken or committed to be taken during such period (calculated as though such cost savings, operating improvements and operating expense reductions had been realized on the first day of such period and as if such cost savings, operating improvements and operating expense reductions were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02(a), certifying that (x) such cost savings and operating expense reductions are reasonably expected and factually supportable in the good faith judgment of the Borrower and (y) such actions are to be taken within 12 months after the consummation of the acquisition, Disposition, restructuring or the implementation of an initiative, which is expected to result in such cost savings and expense reductions, (B) no cost savings or operating expense reductions shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (C) the aggregate amount of cost savings and operating expense reductions (other than in respect of Dispositions) added back pursuant to this clause (vii) in any period of four consecutive fiscal quarters shall not exceed (1) with respect to any individual acquisition, 10.0% of the Consolidated EBITDA attributable to such acquired entity or assets for such period of four consecutive fiscal quarters and (2) with respect to all initiatives under this clause (vii), 10.0% of Consolidated EBITDA (prior to giving effect to the add back of any items described in this clause (vii)) in the aggregate for any period of four consecutive fiscal quarters and (D) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (vii) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings and operating expense reductions;

(viii)                        any net loss from disposed, abandoned or discontinued operations and product lines;

(ix)                                non-cash expenses, charges and losses (including impairment charges or asset write-offs, losses from investments recorded using the equity method, stock-based awards compensation expense), in each case other than any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period; provided that if any non-cash charges referred to in this clause (ix) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid;

(x)                                   any losses, and all fees, expenses and charges, attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person in each case other than in the ordinary course of business, as determined in good faith by the Borrower;

(xi)                                cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back;

(xii)                             nonrecurring items considered unusual and non-operating in nature; and

(xii)                             to the extent the Selk Matter results in a charge that would reduce Consolidated EBITDA, the amount of such charge incurred during the applicable period but in any event not in excess of the lesser of (x) $54,000,000 and (y) the actual amount of the final judgment rendered in the Selk Matter plus any related costs, fees and expenses;

less

(b)                                 without duplication and to the extent included in arriving at such Consolidated Net Income, (i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period), (ii) any net gain from disposed, abandoned or discontinued operations and (iii) any net after-tax effect of gains attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person in each case other than in the ordinary course of business, as determined in good faith by the Borrower;

provided that:

(A)                              to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA (x) currency translation gains and losses due solely to fluctuations in currency values and the related tax effects (including the net loss or gain (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness) and (y) gains or losses on Swap Contracts;

(B)                                to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Accounting Codification No. 815 — Derivatives and Hedging and International Accounting Standard No. 39 and their respective related pronouncements and interpretations;

(C)                                to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments; and

(D)                               there shall be excluded in determining Consolidated EBITDA for any period any after-tax effect of non-recurring items (including gains or losses and all fees and expenses relating thereto) relating to curtailments or modifications to pension and post-retirement employee benefit plans for such period.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes (x) any of the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, Consolidated EBITDA for such fiscal quarters shall be $28,491,000, $29,117,000 and $29,512,000 respectively or (y) any other period occurring prior to the Closing Date, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Transactions.

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of (i) the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of Holdings and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under interest rate Swap Contracts, (ii) any dividends or distributions in respect of Disqualified Equity Interests and (iii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period, but excluding, however, (a) amortization of deferred financing costs and any other amounts of non-cash interest, (b) the accretion or accrual of discounted liabilities during such period, (c) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to Financial Accounting Standards Accounting Codification No. 815 — Derivatives and Hedging and International Accounting Standard No. 39, (d)  all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP, (e) annual agency fees paid to the Administrative Agent and (f) costs associated with obtaining interest rate Swap Contracts.  Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be actual Consolidated Interest Expense of the Corporate Co-Borrower.

“Consolidated Net Income” means, for any period, the net income (loss) attributable to Holdings and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided, however, that, without duplication,

(a)                                  extraordinary items (including gains or losses and all fees and expenses relating thereto) for such period (which, solely for purposes of calculating Excess Cash Flow, shall be the after-tax effect of such extraordinary items) shall be excluded;

(b)                                 the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income shall be excluded;

(c)                                  any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful shall be excluded;

(d)                                 accruals and reserves, that are established or adjusted within twelve months after the Closing Date that are so required to be established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP shall be excluded;

(e)                                  the net income (loss) for such period of any Person that is not a Subsidiary of Holdings, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to Holdings or a Restricted Subsidiary thereof in respect of such period;

(f)                                    any impairment charge, goodwill write-off or asset write-off, including impairment charges or asset write-offs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(g)                                 any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Corporate Co-Borrower or any of its direct or indirect parents in connection with the Transactions, shall be excluded;

(h)                                 any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(i)                                     to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(j)                                     (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included;

(k)                                  non-cash charges for deferred tax asset valuation allowances shall be excluded; and

(l)                                     the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Restricted Subsidiaries (other than the Acquired Business) shall be excluded (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.09).

For the avoidance of doubt, revenue will be accounted for on a GAAP basis and the recognition of any deferred revenue will be included in Consolidated Net Income in the same period as recognized for GAAP.

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments (including the effects of such adjustments pushed down to Holdings and its Restricted Subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, post-employment benefits, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.

“Consolidated Senior Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date (consisting of Indebtedness for borrowed money, Attributable Indebtedness, and debt obligations evidenced by promissory notes or similar instruments but (w) excluding any Junior Financing, (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition, (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire principal amount thereof and (z) excluding Indebtedness in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder) in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Consolidated Senior Secured Debt” means, as of any date of determination, Consolidated Senior Debt that is secured by a Lien on any assets of Holdings or any of its Restricted Subsidiaries.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date (consisting of Indebtedness for borrowed money, Attributable Indebtedness, and debt obligations evidenced by promissory notes or similar instruments but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition, (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire principal amount thereof and (z) excluding Indebtedness in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder) in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, with respect to Holdings and its Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Corporate Co-Borrower” has the meaning set forth in the preamble hereto.

“Corporate Co-Borrower Margin Stock” means, during the seven (7) Business Days following the Closing Date, the Equity Interests of the Corporate Co-Borrower to the extent such Equity Interests constitute Margin Stock.

“Credit Agreement Supplement” means a supplement to the this Agreement, substantially in the form attached as Exhibit M, pursuant to which a Restricted Subsidiary shall become a party hereto and assume the obligations hereunder, including under the Guaranty.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Increase Amount” shall mean an additional principal amount of Indebtedness so long as at the incurrence time of such Indebtedness, the Total Leverage Ratio shall be less than or equal to 3.25 to 1.00 determined on a Pro Forma Basis.

“Credit Party” means the Administrative Agent, each L/C Issuer, the Swing Line Lender or any other Lender.

“Cumulative Credit” means, at any time, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)                                  the Cumulative Retained Excess Cash Flow Amount at such time, plus

(b)                                 the Equity Credit at such time; plus

(c)                                  without duplication of any amounts that otherwise increased the amount available for Investments pursuant to Section 7.02, 100% of the aggregate amount received by Holdings or any of its Restricted Subsidiaries in cash and Cash Equivalents from:

(i)                                     the sale (other than to Holdings or any such Restricted Subsidiary) of any Equity Interests of an Unrestricted Subsidiary or any minority Investments, or

(ii)                                  any dividend or other distribution by an Unrestricted Subsidiary or received in respect of any minority Investments, or

(iii)                               any interest, returns of principal, repayments and similar payments by such Unrestricted Subsidiary or received in respect of any minority Investments, plus

(d)                                 in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case to the extent such Investments correspond to the designation of a Subsidiary as an Unrestricted Subsidiary pursuant to Section 6.14 and were originally made using the Cumulative Credit pursuant to Section 7.02(l)(y), plus

(e)                                  an amount equal to the net reduction in Investments made pursuant to Section 7.02(l)(y) in respect of any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary from such Investments, minus

(f)                                    any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(l)(y) after the Closing Date and prior to such time, minus

(g)                                 any amount of the Cumulative Credit used to make Restricted Payments pursuant to Section 7.06(g) after the Closing Date and prior to such time, minus

(h)                                 any amount of the Cumulative Credit used to make payments or distributions in respect of Junior Financings or Senior Notes pursuant to Section 7.12(a)(iv) after the Closing Date and prior to such time, minus

(i)                                     any amount of the Cumulative Credit used to make Capital Expenditures pursuant to Section 7.10(c)(iii) after the Closing Date and prior to such time.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for each Excess Cash Flow Period ending after the Closing Date and prior to such date.

“Current Assets” means, with respect to Holdings and the Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, Pension Plan assets, deferred bank fees and derivative financial instruments).

“Current Liabilities” means, with respect to Holdings and the Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and its Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) the current portion of interest, (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) deferred revenue, (f) Pension Plan liabilities and (g) any Revolving Credit Exposure or Revolving Credit Loans.

“Debt Fund Affiliate” means an Affiliate of one or more of the Investors (other than a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Investors do not, directly or indirectly, possess the power to direct the investment policies of such entity.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.05(b)(viii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designation Date” has the meaning set forth in Section 6.14.

“Discount Range” has the meaning set forth in Section 2.05(c)(ii).

“Discounted Prepayment Option Notice” has the meaning set forth in Section 2.05(c)(ii).

“Discounted Voluntary Prepayment” has the meaning set forth in Section 2.05(c)(i).

“Discounted Voluntary Prepayment Notice” has the meaning set forth in Section 2.05(c)(v).

“Disposition” or “Dispose” means the sale, transfer or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Term B Loans (or if any Extended Term B Loans or later maturing Incremental Term Loans are outstanding, the last Maturity Date applicable thereto); provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) prior to such date shall be deemed to be Disqualified Equity Interests.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Loan Party” means any Loan Party that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means any Assignee of any rights or obligations under this Agreement by a Lender pursuant to an assignment made in accordance with Section 10.07(b) and, in the case of any Affiliated Lender, Section 10.07(k) or, in the case of any Purchasing Borrower Party, Section 2.05(c); provided however that in no event shall a natural person constitute an Eligible Assignee.

“Embargoed Person” shall mean any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Applicable Law.

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is sponsored or contributed to by, or maintained for the employees of, any Loan Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, binding interpretations and orders of Governmental Authorities, relating to the protection of human health or the Environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, transportation, handling, reporting, Release or threat of Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” has the meaning set forth in the preliminary statements hereto.

“Equity Credit” means, at any time, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)                                  the cumulative amount of cash and Cash Equivalent proceeds from (i) the sale of Equity Interests of Holdings or of any direct or indirect parent of Holdings after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as equity to the capital of Holdings (other than Disqualified Equity Interests of Holdings) and (ii) the Equity Interests of Holdings (or of Holdings or of any direct or indirect parent of Holdings) (other than Disqualified Equity Interests of Holdings) issued upon conversion of Indebtedness incurred after the Closing Date of Holdings or any of its Restricted Subsidiaries owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party, in the case of each of subclause (i) and subclause (ii), not previously applied for a purpose (including a Specified Equity Contribution) other than use in the Cumulative Credit; plus

(b)                                 100% of the aggregate amount of contributions to the capital of Holdings (other than from a Restricted Subsidiary or Disqualified Equity Interests of Holdings) received in cash and Cash Equivalents after the Closing Date other than from a Specified Equity Contribution.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Loan Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Section 414(m) or (o) for purposes of Section 412 of the Code) or Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, or the failure to make a required contribution to a Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code, whether or not waived; (g) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in a material liability to a Loan Party or any Restricted Subsidiary; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate.

“Euro” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means, for any Interest Period (a) with respect to any Term B Loan that is a Eurocurrency Rate Loan, the greater of (i) 1.75% per annum and (ii) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (the rate described in this clause (ii) being the “Eurocurrency Base Rate”) and (b) with respect to any other Eurocurrency Rate Loan, the Eurocurrency Base Rate.  If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by JPMorgan Chase Bank, N.A. and with a term equivalent to such Interest Period would be offered by JPMorgan Chase Bank,

N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” means, for any period, an amount, not less than zero, equal to (a) the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital of Holdings and its Restricted Subsidiaries for such period (other than any such decreases arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries completed during such period) and (iv) an amount equal to the aggregate net non-cash loss on Dispositions by Holdings and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income minus (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (i) of the definition of Consolidated Net Income, (ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property to the extent the cost thereof is treated as a capitalized expense made in cash during such period, (iii) the aggregate amount of all principal payments of Indebtedness of Holdings or its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07 but excluding (W) all prepayments, redemptions or repurchases in respect of any Junior Financing, (X) all voluntary and mandatory prepayments of Term Loans, (Y) all prepayments of Revolving Credit Loans and Swing Line Loans made during such period and (Z) all payments in respect of any other revolving credit facility made during such period, except (aa) in the case of clause (Z) to the extent there is an equivalent permanent reduction in commitments thereunder and (bb) in the case of clause (Y) prepayments of Revolving Credit Loans in an aggregate amount not to exceed $20,000,000 during the term of this Agreement), (iv) an amount equal to the aggregate net non-cash gain on Dispositions by Holdings and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (v) increases in Consolidated Working Capital of Holdings and its Restricted Subsidiaries for such period (other than any such increases arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries during such period), (vi) scheduled cash payments by Holdings and its Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and its Restricted Subsidiaries other than Indebtedness, (vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount actually paid by Holdings and its Restricted Subsidiaries in cash during such period on account of Permitted Acquisitions, (viii) the amount of Restricted Payments paid during such period pursuant to Sections 7.06(e), 7.06(h), 7.06(k) and 7.06(n), (ix) the aggregate amount of expenditures actually made by Holdings and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, (x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness, (xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Holdings and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Investments (including Permitted Acquisitions) or Capital Expenditures or acquisitions of intellectual property (to the extent not expensed) to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments required to be made that have been added to Excess Cash Flow, in each case during the period of four consecutive fiscal quarters of Holdings following the end of such period; (xii) the amount of cash taxes (including penalties and interest) paid or tax reserves set aside (without duplication and to the extent any such tax reserves are for taxes payable within twelve months) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, (xiii) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income, (xiv) the amount of cash payments made in respect of pensions and other post-employment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income, (xv) the amount of cash and Cash Equivalents subject to cash collateral or other deposit arrangements made with respect to Letters of Credit or Swap Contracts permitted under Article VII during such period, (xvi) cash payments made in respect of any pension or other post employment benefit liabilities during such period and (xvii) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset.  Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for Holdings and its Restricted Subsidiaries on a consolidated basis.

“Excess Cash Flow Period” means each fiscal year of Holdings commencing with the 2011 fiscal year.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means (a) to the extent the Borrower so elects, any Subsidiary that does not have total assets or annual revenues in excess of $2,500,000 individually or $10,000,000 in the aggregate with all other Subsidiaries excluded via this clause (a), (b) any acquired Subsidiary that is prohibited by Applicable Law or Contractual Obligations that are in existence at the time of acquisition of such Subsidiary and not entered into in contemplation thereof from guaranteeing the Obligations or if guaranteeing the Obligations of such a Subsidiary would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval license or authorization has been obtained), (c) any U.S.-Owned DRE or any Subsidiary that is a Foreign Subsidiary of a Domestic Loan Party or a direct or indirect Subsidiary of a Foreign Subsidiary of a Domestic Loan Party, (d) any Unrestricted Subsidiaries, (e) any Foreign Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (f) at Borrower’s election, any Subsidiary formed or acquired after the Closing Date that Holdings and its Affiliates do not, directly or indirectly, own (x) 90% or more of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Subsidiary or (y) 90% or more of the economic interests, capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, of such Subsidiary; provided that (i) no Subsidiary that guarantees the Senior Notes shall be deemed to be an Excluded Subsidiary at any time any such Guarantee is in effect and (ii) no Subsidiary of Holdings that is a direct or indirect parent of the Borrower shall be deemed to be an Excluded Subsidiary.

“Excluded Taxes” means, with respect to any Agent, any Lender (including any L/C Issuer), or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) any Taxes imposed on (or measured by) its net income or net profits (or any franchise or similar Taxes in lieu thereof) by a jurisdiction (or any political subdivision thereof) due to such Person’s present or former connection to such jurisdiction (other than a connection arising solely by virtue of such Person having executed, delivered or performed its obligations under or enforced any of the Loan Documents) or, in the case of any Lender, in which its Lending Office is located, (b) any Taxes in the nature of branch profits tax within the meaning of Section 884(a) of the Code or any similar Taxes imposed by any jurisdiction described in clause (a), (c) other than for an assignee pursuant to a request by Borrower under Section 3.07 hereto, any United States federal withholding tax that is imposed on any amount payable hereunder to such Person pursuant to any Law in effect at the time such Person becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Person (or its assignor, if any) was entitled, at the time of designation of a new applicable Lending Office (or assignment), to receive additional amounts with respect to such United States federal withholding Tax pursuant to Section 3.01(a), (d) any withholding tax (including backup withholding tax) that is attributable to such Person’s failure to comply with Section 3.01(e) or (e) any Taxes that are attributable to a Lender’s failure to comply with Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor provisions that are substantively comparable and do not provide more burdensome requirements to obtain or maintain an exemption) or any regulations promulgated thereunder or official interpretations thereof (the “FATCA”) to establish an exemption from withholding thereunder.

“Existing Letters of Credit” means those Letters of Credit issued and outstanding as of the Closing Date and set forth on Schedule 1.01B delivered on or before the Closing Date and reasonably acceptable to the Administrative Agent and the L/C Issuer.

“Existing Revolving Loan Termination Date” means the earlier of (a) July 28, 2013 and (b) the date of termination in whole of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders pursuant to Section 2.06 hereof or Revolving Credit Commitments pursuant to Section 8.02 hereof.

“Existing Senior Notes” has the meaning set forth in the preliminary statements hereto.

“Extended Revolving Credit Commitment” shall have the meaning given to such term in Section 2.16(a).

“Extended Term B Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.16, to make Extended Term B Loans to Borrower.

“Extended Term B Loans” shall have the meaning given to such term in Section 2.16(a).

“Extending Revolving Credit Lender” shall have the meaning given to such term in Section 2.16(a).

“Extended Revolving Credit Loans” means Revolving Credit Loans made by one or more Lenders to the Borrower pursuant to Section 2.16.

“Extending Term B Lender” shall have the meaning given to such term in Section 2.16(a).

“Extension” shall have the meaning given to such term in Section 2.16(a).

“Extension Amendment” shall mean any amendment entered into pursuant to Section 2.16(c).

“Extension Offer” shall have the meaning given to such term in Section 2.16(a).

“Facility” means the Term B Loans or the Revolving Credit Facility, as the context may require.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means the separate fee letter agreements among the LLC Co-Borrower, the Corporate Co-Borrower and one or more of the Administrative Agent and the Joint Bookrunners in connection with the credit facility evidenced hereby.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Collateral Documents” means, collectively, each of the pledge agreements or other similar agreements (if any) delivered to the Administrative Agent pursuant to Section 4.01 (if any), Section 6.11 or Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, in each case, in respect of any Equity Interests of a Foreign Subsidiary required to be pledged pursuant to the Collateral and Guarantee Requirement.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, a Loan Party or any Restricted Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” means (i) any direct or indirect Subsidiary of Holdings which is not a Domestic Subsidiary and (ii) any Subsidiary of a Subsidiary that is described in clause (i) that is a Domestic Subsidiary and is not treated as a corporation for United States federal income tax purposes.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of Holdings and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means the generally accepted accounting principles in the United States of America, as in effect from time to time.

“Government Obligations” means direct non-callable and non-redeemable obligations (in each case, with respect to the issuer thereof) of any member state of the European Union or of the United States of America (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is secured by the full faith and credit of the applicable member state or of the United States of America, as the case may be.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning set forth in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” means (a) Holdings and the Subsidiaries of Holdings (other than the Borrower and any Excluded Subsidiary) and (b) any other Subsidiary that, at the option of the Borrower, issues a Guarantee of the Obligations on or after the Closing Date.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means any substances, materials, chemicals, wastes, pollutants, contaminants or compounds in any form, including, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil or radioactive materials, regulated by, or which can give rise to liability under, any Environmental Law.

“Health Care Receivable” means a receivable where the payor is the United States of America, a state, county or municipality, or any agency or instrumentality thereof which is obligated to make payment with respect to Medicare, Medicaid or any agency or other receivables representing amounts owing under any other program established by federal, state, county, municipal or other local law which requires that payments for healthcare services to be made to the provider of such services in order to comply with any applicable “anti-assignment” provisions, provider agreement or federal, state, county, municipal or other local law, rule or regulation.

“Hedge Bank” has the meaning set forth in the definition of “Secured Hedge Agreement.”

“Holdings” has the meaning set forth in the preamble hereto.

“Holdings Capitalization” has the meaning set forth in the preliminary statements hereto.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Immaterial Subsidiary” has the meaning set forth in Section 8.03.

“Increased Amount Date” has the meaning set forth in Section 2.14(a).

“Incremental Amendment” means an Incremental Amendment among the Borrower, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Credit Lenders entered into pursuant to Section 2.14.

“Incremental Amount” means, at any time, the excess, if any, of (a) $175,000,000 over (b) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Credit Commitments established prior to such time pursuant to Section 2.14.

“Incremental Revolving Credit Commitment” means any increased or incremental Revolving Credit Commitment provided pursuant to Section 2.14.

“Incremental Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or an outstanding Revolving Credit Loan as a result of an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Loans” means additional Revolving Credit Loans made by one or more Lenders to the Borrower pursuant to Section 2.14.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.14, to make Incremental Term Loans to Borrower.

“Incremental Term Loans” means Terms Loans made by one or more Lenders to the Borrower pursuant to Section 2.14.  Incremental Term Loans may be made in the form of additional Term B Loans or, to the extent permitted by Section 2.14 and provided for in the relevant Incremental Amendment, Other Term B Loans.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)                                  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 reimbursement obligations in respect of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a non-contingent liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities and expenses accrued in the ordinary course);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                    all Attributable Indebtedness;

(g)                                 all obligations of such Person in respect of Disqualified Equity Interests;

if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(h)                                 to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt, and (B) in the case of Holdings and its Restricted Subsidiaries, exclude all intercompany Indebtedness among Holdings and its Restricted Subsidiaries having a term not exceeding 364 days (inclusive of any rollover terms) and made in the ordinary course of business, deferred or prepaid revenue, purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means Taxes other than Excluded Taxes, imposed on or with respect to any payments made by or on account of any obligation of the Borrower hereunder, and Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged.

“Information” has the meaning set forth in Section 10.08.

“Initial Extending Revolving Credit Lender” means each Revolving Credit Lender listed on Schedule 1.01A under the heading “Extending Revolving Credit Lenders”.

“Initial Extending Revolving Credit Commitment” means a Revolving Credit Commitment of an Initial Extending Revolving Credit Lender.

“Initial Lenders” means JPMorgan Chase Bank, N.A., Bank of America, N.A. and the other Lenders listed on Schedule 1.01A on the Closing Date.

“Initial Non-Extending Revolving Credit Lender” means each Revolving Credit Lender listed on Schedule 1.01A under the heading “Non-Extending Revolving Credit Lenders”, whose Revolving Credit Commitments shall terminate on the Existing Revolving Loan Termination Date.

“Initial Non-Extending Revolving Credit Commitment” means a Revolving Credit Commitment of an Initial Non-Extending Revolving Credit Lender.

“Initial Revolving Credit Lender” means each Initial Extending Revolving Credit Lender and each Initial Non-Extending Revolving Credit Lender.

“Initial Senior Notes” has the meaning set forth in clause (a) of the definition of “Senior Notes.”

“Intellectual Property Security Agreement” means any patent, trademark or copyright security agreement, in form and substance reasonably acceptable to the Administrative Agent, that the Loan Parties shall make in favor of the Administrative Agent for the benefit of the Secured Parties.

“Interest Coverage Ratio” means, with respect to Holdings and the Restricted Subsidiaries on a consolidated basis, as of the end of any fiscal quarter of Holdings for the Test Period ending on such date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and any Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December beginning with the first full fiscal quarter following the Closing Date and any Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, nine or twelve months, as selected by the Borrower in its Committed Loan Notice; provided that:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               no Interest Period shall extend beyond any Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and its Restricted Subsidiaries, intercompany loans, advances or Indebtedness among Holdings and its Restricted Subsidiaries having a term not exceeding 364 days (inclusive of any rollover or extension of terms) and made in the ordinary course of business consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions received by such Person with respect thereto.

“Investors” means Onex Corporation and its Affiliates and any investment funds advised or managed by any of the foregoing (other than any portfolio operating companies of Onex Corporation) and any investment funds that have granted to the foregoing control in respect of their investment in Holdings or its Subsidiaries and members of management that are direct or indirect investors in Holdings or its Subsidiaries.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Document” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joint Bookrunners” means J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Joint Lead Arrangers” means J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Junior Financing” means any Indebtedness of any Loan Party or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents pursuant to a subordination agreement (including subordination terms embedded in the agreement, indenture or instrument evidencing such Indebtedness)  in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that Junior Financing shall not include any Indebtedness set forth in Section 7.03(d) or (x).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement (in form and substance reasonably satisfactory to the Administrative Agent) between the Administrative Agent and one or more collateral agents or representatives for the holders or lenders of any Indebtedness that is permitted to be secured on a junior basis with the Obligations.

“Laws” means, collectively, all applicable international, foreign, Federal, state, commonwealth and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.  All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrower on the date when made or refinanced as a Revolving Credit Borrowing.  All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means JPMorgan Chase Bank, N.A., acting through one of its affiliates or branches, in its capacity as issuer of Letters of Credit hereunder and each other Lender (other than an Initial Non-Extending Revolving Credit Lender) reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld or delayed) that has entered into a L/C Issuer Agreement, in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; provided that no Person shall at any time become an L/C Issuer if after giving effect thereto there would at such time be more than five (5) L/C Issuers and provided, further that if any Extension or Extensions of Revolving Credit Commitments is or are effected in accordance with Section 2.16, then on the occurrence of the Maturity Date with respect thereto (the “L/C Issuer Termination Date”), each L/C Issuer at such time shall have the right to resign as an L/C Issuer on, or on any date within twenty (20) Business Days after, the L/C Issuer Termination Date, in each case upon not less than ten (10) days’ prior written notice thereof to the Borrower and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the respective entity so resigning shall retain all of its rights hereunder and under the other Loan Documents as an L/C Issuer with respect to all Letters of Credit theretofor issued by it (which Letters of Credit shall remain outstanding in accordance with the terms hereof until their respective expirations) but shall not be required to issue any further Letters of Credit hereunder.  Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term L/C Issuer shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Issuer Agreement” means an agreement substantially in the form of Exhibit L, pursuant to which a Lender agrees to act as an L/C Issuer.

“L/C Issuer Termination Date” has the meaning set forth in the definition of “L/C Issuer”.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and a Swing Line Lender, and their respective successors and assigns as permitted hereunder as well as any person that becomes a “Lender” hereunder pursuant to Sections 2.14 and 10.07(b), each of which is referred to herein as a “Lender.”

“Lender Participation Notice” has the meaning set forth in Section 2.05(c)(iii).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft.  Letters of Credit may be issued in Dollars or in an Alternative Currency.  Each Existing Letter of Credit shall be deemed to constitute a Letter of Credit issued hereunder on the Closing Date for all purposes of the Loan Documents.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Commitment” means the commitment of the L/C Issuer to issue Letters of Credit pursuant to Section 2.03.

“Letter of Credit Expiration Date” means the day that is five (5) days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility, or, with respect to any Letters of Credit outstanding with respect to an Extended Revolving Credit Commitment, the Maturity Date applicable thereto (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $130,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“LLC Co-Borrower” has the meaning set forth in the preamble hereto.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term B Loan, a Revolving Credit Loan or a Swing Line Loan (including any Incremental Term Loan, Incremental Revolving Credit Loan, Extended Term B Loan or Extended Revolving Credit Loan).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the Fee Letters and (v) any amendment to any of the foregoing (including any joinder agreement or any Incremental Amendment or any Extension Amendment).

“Loan Parties” means, collectively, the Borrower and each Guarantor, and their permitted successors and assigns.

“Local Time” means (x) in the case of any Loan or Borrowing denominated in Dollars, New York City time and (y) with respect to any Letter of Credit denominated in an Alternative Currency, London time.

“Margin Stock” has the meaning set forth in Regulation U.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, results of operations or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their obligations under any Loan Document, (c) the legality, validity, binding effect or enforceability against a Loan Party of a material Loan Document to which it is a party or

(d) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or any Secured Party, taken as a whole, under any Loan Document.

“Material Foreign Subsidiary” means each Foreign Subsidiary (i) which, as of the most recent fiscal quarter of Holdings, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 6.01, contributed greater than ten percent (10%) of Consolidated EBITDA for such period or (ii) which contributed greater than ten percent (10%) of Total Assets as of such date; provided, that if at any time the aggregate amount of the EBITDA or consolidated total assets of all Foreign Subsidiaries that are not Material Foreign Subsidiaries exceeds twenty percent (20%) of Consolidated EBITDA for any such period or twenty percent (20%) of Total Assets as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within ten (10) days, the Administrative Agent) shall designate sufficient Foreign Subsidiaries as “Material Foreign Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Foreign Subsidiaries.

“Material Non-Public Information” means, with respect to Holdings or any of its Subsidiaries, information that (a) has not been disclosed to the Lenders (other than Lenders that do not wish to receive Material Non-Public Information with respect to Holdings, any of its Subsidiaries or Affiliates) or has not otherwise been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD prior to such time and (b) could reasonably be expected to have a material effect upon, or otherwise be material, (i) to a Lender’s decision to participate in any Discounted Voluntary Prepayment or assignment pursuant to Section 10.07(k), as applicable, or (ii) to the market price of the Term B Loans.

“Material Real Property” means any real property owned or leased by any Loan Party (other than (i) leased real property with a fair market value of less than $20,000,000 and (ii) owned real property with fair market value of less than $10,000,000); provided that if at any time the fair market value of all owned real properties that are not “Material Real Property” owned by the Loan Parties would exceed $10,000,000 in the aggregate, the Loan Parties shall designate additional fee owned real properties as “Material Real Property” and comply with the Collateral and Guarantee Requirement with respect thereto such that such threshold is no longer exceeded.

“Maturity Date” means (i) with respect to the Term B Loans that have not been extended pursuant to Section 2.16, the sixth anniversary of the Closing Date, (ii) with respect to the Revolving Credit Commitments of the Initial Non-Extending Revolving Credit Lenders under the Revolving Credit Facility, the Existing Revolving Loan Termination Date, (iii) with respect to the portion of the Revolving Credit Commitments of the Initial Extending Revolving Credit Lenders under the Revolving Credit Facility that have not been further extended pursuant to Section 2.16, the fifth anniversary of the Closing Date and (iv) with respect to any other tranche of Term Loans or Revolving Credit Commitments (including any Extended Term Loans, Extended Revolving Credit Commitments and Other Term Loans), the maturity dates specified therefor in the applicable Incremental Amendment or Extension Amendment; provided that if either such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. ss. 1396 ET SEQ.) and any successor or similar statutes, as in effect from time to time.

“Medicare” means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. ss. 1396 ET SEQ.) and any successor or similar statutes, as in effect from time to time.

“Merger” has the meaning set forth in the preliminary statements hereto.

“Minimum Extension Condition” shall have the meaning given to such term in Section 2.16(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Instruments” means such title reports, ALTA title insurance policies (with endorsements), evidence of zoning compliance, property insurance, flood certifications and flood insurance, opinions of counsel, ALTA surveys, appraisals, flood certifications (and, if applicable FEMA form acknowledgements of insurance), mortgage tax affidavits and declarations and other similar information and related certifications as are requested by, and in form and substance reasonably acceptable to, the Administrative Agent from time to time.

“Mortgage Policies” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Properties” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property, in form and substance reasonably satisfactory to the Administrative Agent, and any other mortgages executed and delivered pursuant to Sections 6.11 and 6.13.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or with respect to which any Loan Party or any ERISA Affiliate may incur any liability.

“Net Income” means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means:

(a)                                  100% of the cash proceeds actually received by Holdings or any of the Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) any amount required to repay (x) Indebtedness (other than pursuant to the Loan Documents) that is secured by a Lien on the assets disposed of and which ranks prior to the Lien securing the Obligations or (y) Indebtedness or other obligations of any Subsidiary that is disposed of in such transaction, (iii) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to non-controlling interests or not available for distribution to or for the account of Holdings or a wholly owned Restricted Subsidiary as a result thereof, (iv) taxes paid or reasonably estimated to be payable as a result thereof, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by Holdings or any of the Restricted Subsidiaries including, without limitation, Pension Plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided that (A) if no Default exists, Holdings and its Restricted Subsidiaries may reinvest any portion of such proceeds in assets useful for its business within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within 18 months of initial receipt, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso; it being understood that such proceeds shall constitute Net Proceeds notwithstanding any investment notice if there is a Specified Default at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no Specified Default was continuing) and (B) solely in respect of the proceeds of Dispositions, at any time during the period following a Disposition and prior to the prepayment date, if, on a Pro Forma Basis after giving effect to such Disposition and the application of the proceeds thereof, the Total Leverage Ratio is less than 2.50 to 1.00, up to $50,000,000 of such proceeds in the aggregate shall not constitute Net Proceeds; provided, further, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless (x) such proceeds shall exceed $10,000,000 or (y) the aggregate net proceeds exceeds $25,000,000 in any fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)); and

(b)                                 100% of the cash proceeds from the incurrence, issuance or sale by Holdings or any of the Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings or any Restricted Subsidiary shall be disregarded.

“non-cash charges” has the meaning set forth in the definition of the term “Consolidated EBITDA.”

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Debt Fund Affiliate” means an Affiliate of the Borrower that is not a Debt Fund Affiliate or a Purchasing Borrower Party.

“Non-Defaulting Lender” means, at any time, a Revolving Credit Lender that is not a Defaulting Lender.

“Non-Extension Notice Date” has the meaning set forth in Section 2.03(b)(iii).

“Not Otherwise Applied” means, with reference to any amount of net cash proceeds, that such amount was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Note” means a Term B Note, a Revolving Credit Note or a Swing Line Note, as the context may require.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or the Previous Credit Agreement or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (y) obligations of Holdings or any Restricted Subsidiary arising under Cash Management Obligations or any Secured Hedge Agreement; provided that (a) obligations of Holdings or any of its Restricted Subsidiaries under any Secured Hedge Agreement or Cash Management Obligations shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or any Cash Management Obligations.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted

Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document or the Previous Credit Agreement and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that the Administrative Agent, the Administrative Agent or any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Offered Loans” has the meaning set forth in Section 2.05(c)(iii).

“OID” has the meaning set forth in Section 2.14(b).

“Onex Bridge” has the meaning set forth in the preliminary statements hereto.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or the memorandum and articles of association (if applicable); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Other Term B Loans” has the meaning set forth in Section 2.14(a).

“Outstanding Amount” means (a) with respect to Term B Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term B Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 10.07(e).

“Participant Register” has the meaning set forth in Section 10.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which is maintained for the employees of any Loan Party or any ERISA Affiliate or with respect to which any Loan Party or any ERISA Affiliate may incur any liability.

“Permitted Acquisition” has the meaning set forth in Section 7.02(h).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (e) the terms and conditions (including, if applicable, as to collateral, but excluding interest rate, fees and other pricing terms) of any such modified, refinanced, refunded, renewed, exchanged or extended Indebtedness are not materially less favorable to the Lenders, taken as whole, than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, exchanged or extended (in the case of the Lenders, as reasonably determined by the Administrative Agent) (it being understood that the modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness with Indebtedness that has a junior lien on collateral relative to the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended or is otherwise unsecured (all other terms being the same) is not materially less favorable to the Lenders) and (f) such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is the obligor or guarantor of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning set forth in Section 6.01.

“Post-Closing Collateral Date” means, with respect to any personal property located outside the United States or any real property, the date that is 90 days following the Closing Date, or in each case such longer period as the Administrative Agent may agree in writing in its sole discretion in accordance with Section 6.11.

“Pre-Expansion European Union” means the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which became or becomes a member of the European Union after January 1, 2004.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Previous Credit Agreement” has the meaning set forth in the preliminary statements hereto.

“Previous Guaranty Agreement” means the Amended and Restated Guaranty Agreement, dated as of January 28, 2010, among the Corporate Co-Borrower, the Subsidiaries of the Corporate Co-Borrower party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Previous Loan Documents” means all documents, instruments, mortgages, notes and other agreements executed prior to the Closing Date in connection with the Previous Credit Agreement (as such documents, instruments, mortgages, notes and other agreements may have been amended, restated, supplemented or otherwise modified prior to the Closing Date); provided, however, that “Previous Loan Documents” shall not include the Previous Credit Agreement, the Previous Guaranty Agreement or any other documents, instruments, mortgages, notes or other agreements executed in connection with the Previous Credit Agreement that are being amended and restated as of the date hereof.

“Pro Forma Basis” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.09.

“Pro Forma Compliance” means, with respect to any covenant set forth in Section 7.10(a) and (b), compliance on a Pro Forma Basis with such covenant in accordance with Section 1.09.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that in the case of Section 2.15 when a Defaulting Lender shall exist, “Pro Rata Share” shall mean such percentage of the Aggregate Commitments under the applicable Facility or Facilities (disregarding any Defaulting Lender’s Commitments); provided, further that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Projections” has the meaning set forth in Section 6.01(c).

“Proposed Discounted Prepayment Amount” has the meaning set forth in Section 2.05(c)(ii).

“Public Lender” has the meaning set forth in Section 6.01.

“Purchase Price” means the total consideration payable in connection with any acquisition, including, without limitation, any portion of the consideration payable in cash, all Indebtedness, liabilities and contingent obligations incurred or assumed in connection with such acquisition and all consulting fees or fees for a covenant not to compete, including without limitation the value of any Equity Interests or other equity interests of any Loan Party or any Subsidiary issued as consideration for such acquisition.

“Purchasing Borrower Party” means Holdings or any Subsidiary of Holdings that (x) makes a Discounted Voluntary Prepayment pursuant to Section 2.05(c) or (y) becomes an Eligible Assignee or Participant pursuant to Section 10.07(k).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten public offering (other than a public offering pursuant to a registration statement on Form S-8) (i) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or (ii) after which the common Equity Interests of Holdings or any direct or indirect parent of Holdings are listed on an internationally recognized securities exchange or dealer quotation system.

“Qualifying Lenders” has the meaning set forth in Section 2.05(c)(iv).

“Qualifying Loans” has the meaning set forth in Section 2.05(c)(iv).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Term B Loans” has the meaning set forth in Section 10.01.

“Register” has the meaning set forth in Section 10.07(d).

“Rejection Notice” has the meaning set forth in Section 2.05(b)(viii).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

“Replacement Term B Loans” has the meaning set forth in Section 10.01.

“Repricing Transaction” means (1) the incurrence by Holdings or any of its Restricted Subsidiaries of any Indebtedness (including, without limitation, any new or additional term loans under this Agreement (including Replacement Term B Loans), whether incurred directly or by way of the conversion of Term B Loans into a new tranche of replacement term loans under this Agreement) that is broadly marketed or syndicated to banks and other institutional investors in financings similar to the facilities provided for in this Agreement (i) having an “effective” yield for the respective Type of such Indebtedness that is less than the “effective” yield for Term B Loans of the respective Type (with the comparative determinations to be made in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fees or “original issue discount,” in each case, shared with all lenders or holders of such Indebtedness or Term B Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such Indebtedness or Term B Loans, as the case may be, and without taking into account any fluctuations in LIBOR or comparable rate), but excluding Indebtedness incurred in connection with a Change of Control, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Term B Loans or (2) any effective reduction in the Applicable Rate for Term B Loans (e.g., by way of amendment, waiver or otherwise) (with such determination to be made in the reasonable judgment of the Administrative Agent, consistent with generally accepted financial practices).  Any such determination by the Administrative Agent as contemplated by preceding clauses (1) and (2) shall be conclusive and binding on all Lenders holding Term B Loans absent manifest error.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination and subject to the limitations set forth in Section 10.07(l), Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Revolving Credit Loans and all L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that unused Revolving Credit Commitment of, and the portion of the Outstanding Amount of all Revolving Credit Loans and all L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term B Lenders” means, as of any date of determination and subject to the limitations set forth in Section 10.07(l), Term B Lenders having more than 50% of the aggregate principal amount of outstanding Term B Loans of all Term B Lenders; provided that unused Term B Commitments of, and the portion of the Outstanding Amount of all Term B Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term B Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any Organization Documents required to be delivered under any Loan Document, any secretary or assistant secretary of such Loan Party or, in the case of any Foreign Subsidiary, any duly appointed authorized signatory or director or managing member of such Person.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that are contractually restricted from being distributed to Holdings.

“Restricted Payment” means the declaration or payment of any dividend or other distribution (whether in cash, securities or other property) on account of any Equity Interest of Holdings or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation, termination of, or other acquisition for value of, any such Equity Interest.

“Restricted Subsidiary” means any Subsidiary of Holdings (which on the Closing Date shall include the Acquired Business) other than an Unrestricted Subsidiary.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“Revaluation Date” means with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) the first Business Day of each calendar month and (v) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(c).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(c), (b) purchase participations in L/C

Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Sections 2.14 and 10.07(b)).  The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $275,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.  After the Closing Date, additional Classes or tranches of Revolving Credit Commitments may be added or created pursuant to Incremental Amendments or Extension Amendments.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the amount of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have terminated, Revolving Credit Exposure.

“Revolving Credit Loans” means a Loan made pursuant to Section 2.01(c) and any Extended Revolving Credit Loan.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrower.

“Rollover Amount” has the meaning set forth in Section 7.10(c)(ii).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by Holdings or a Restricted Subsidiary whereby Holdings or a Restricted Subsidiary transfers such property to a Person and Holdings or such Restricted Subsidiary leases it from such Person, other than leases between Holdings and a Restricted Subsidiary of Holdings or between Restricted Subsidiaries of Holdings.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between Holdings or any Subsidiary, on the one hand, and any Person that is a Lender or an Affiliate of a Lender (or was a Lender or an Affiliate of a Lender at the time such Swap Contract was entered into (a “Hedge Bank”)), on the other hand, in each case, to the extent designated by the Borrower and such Lender as a Secured Hedge Agreement in writing to the Administrative Agent.  The designation of any Swap Contract as a Secured Hedge Agreement shall not create in favor of the Lender or Affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Collateral Documents.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933, as amended.

“Selk Matter” means the lawsuit filed in Bernalillo County, New Mexico State Court styled Larry Selk, by and through his legal guardian, Rani Rubio v. Res-Care New Mexico, Inc., Res-Care, Inc., et al, the jury verdict in the aggregate amount not in excess of $54,000,000 rendered against the Corporate Co-Borrower and Res-Care New Mexico, Inc. on December 2, 2009 in such lawsuit and any settlement in connection therewith.

“Senior Notes” means, collectively, (i) the $200,000,000 10.75% Notes due 2019 of the Corporate Co-Borrower issued on the Closing Date (the “Initial Senior Notes”) and (ii) any other senior unsecured notes or convertible notes assumed or incurred by the Borrower or a Restricted Subsidiary pursuant to Section 7.03(g), (v) or (w) and issued under an indenture, note purchase agreement or similar governing instrument or document in a registered public offering or a Rule 144A or other private placement transaction permitted hereunder.

“Senior Notes Documentation” means the Senior Notes and any indenture or other loan or purchase agreement governing the Senior Notes and any other documents delivered pursuant thereto.

“Senior Secured Leverage Ratio” means the ratio of (a) Consolidated Senior Secured Debt (it being understood that for purposes of determining compliance with such ratio herein, Consolidated Senior Secured Debt shall be measured on the date of the voluntary prepayment, redemption, purchase, defeasance or other payment being made) minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) that is held by Holdings and its Restricted Subsidiaries as of such date free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (k), (p), (q)(i) and (ii), (y) (solely to the extent such Liens under such clause (y) are Liens on Collateral that are junior to the Liens securing the Obligations and subject to a Junior Lien Intercreditor Agreement) and (dd), which cash and Cash Equivalents shall be in an amount not to exceed $50,000,000 to (b) Consolidated EBITDA as of the most recently completed Test Period.

“Similar Business” means any business engaged in by Holdings or any of its Restricted Subsidiaries on the Closing Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Holdings and its Restricted Subsidiaries are engaged on the Closing Date.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged as of such date and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“SPC” has the meaning set forth in Section 10.07(h).

“Specified Default” means a Default under Section 8.01(a), (f) or (g).

“Specified Equity Contribution” means any cash contribution to the equity of Holdings and/or any purchase or investment in an Equity Interest of Holdings in each case other than Disqualified Equity Interests made pursuant to Section 8.05.

“Specified Transaction” means any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility for working capital purposes) or Incremental Term Loan or Incremental Revolving Credit Commitment or Investment or capital contribution that results in a Person becoming a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of Holdings, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, any

Disposition of a business unit, line of business or division of Holdings or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, in each case, that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Spot Rate” for a currency means the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such currency.  In the event that such rate does not appear on any Reuters World Currency Page, the Spot Rate with respect to such currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Spot Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such currency, for delivery two (2) Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error; provided, further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) other than with respect to a corporation, such Person is a controlling general partner or managing member or otherwise controls such entity at such time.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Successor Company” has the meaning set forth in Section 7.04(d).

“Supplemental Agent” has the meaning set forth in Section 9.10(a) and “Supplemental Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.04.

“Swing Line Facility” means the swing line loan facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means JPMorgan Chase Bank, N.A., acting through one of its affiliates or branches, in its capacity as provider of Swing Line Loans or any successor swing line lender hereunder; provided, that that if any Extension or Extensions of Revolving Credit Commitments is or are effected in accordance with Section 2.16, then on the occurrence of the then existing Maturity Date with respect to the Revolving Credit Commitments of the Swing Line Lender (the “Swing Line Termination Date”), the Swing Line Lender at such time shall have the right to resign as a Swing Line Lender on, or on any date within twenty (20) Business Days after, the Swing Line Termination Date, in each case upon not less than ten (10) days’ prior written notice thereof to the Borrower and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the Borrower shall repay any outstanding Swing Line Loans made by the entity so resigning and such entity shall not be required to make any further Swing Line Loans hereunder.  If at any time and for any reason (including as a result of resignations contemplated by the proviso to the preceding sentence), the Swing Line Lender has resigned in such capacity in accordance with the preceding sentence, then no Person shall be the Swing Line Lender or obligated to make Swing Line Loans unless and until (and only for so long as) a Lender (or affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Borrower agrees to act as the Swing Line Lender hereunder.

“Swing Line Loan” has the meaning set forth in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means a promissory note of the Borrower payable to any Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of the Borrower to such Swing Line Lender resulting from the Swing Line Loans.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the aggregate amount of the Revolving Credit Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Swing Line Termination Date” has the meaning set forth in the definition of “Swing Line Lender”.

“Syndication Agent” means Banc of America Securities LLC, as syndication agent under this Agreement.

“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings, fees or other charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term B Lenders pursuant to Sections 2.01(b), 2.14 or 2.16.

“Term B Commitment” means, as to each Term B Lender, its obligation to make a Term B Loan to the Borrower pursuant to Section 2.01(b) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Term B Commitment” or in the Assignment and Assumption pursuant to which such Term B Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Sections 2.14).  The initial aggregate amount of the Term B Commitments is $170,000,000.  After the Closing Date, additional Classes or tranches of Term B Commitments may be added or created pursuant to Incremental Amendments or Extension Amendments.

“Term B Lender” means, at any time, any Lender that has a Term B Commitment or a Term B Loan at such time.

“Term B Loan” means a Loan made pursuant to Section 2.01(b), any Incremental Term Loan (including any Other Term B Loan) or any Extended Term B Loan.

“Term B Note” means a promissory note of the Borrower payable to any Term B Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term B Lender resulting from the Term B Loans made by such Term B Lender.

“Term Commitment” means any Term B Commitment, any Incremental Term Loan Commitment and any Extended Term B Commitment.

“Term Lender” means any Term B Lender, any Incremental Term Lender or any Extending Term B Lender.

“Term Loan” means any Term B Loan.

“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of Holdings for which financial statements have been delivered to the Administrative Agent on or prior to the Closing Date and/or for which financial statements are required to be delivered pursuant to Section 6.01, as applicable.

“Threshold Amount” means $25,000,000.

“Total Assets” means the total consolidated assets of Holdings and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of Holdings and its Restricted Subsidiaries.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt (it being understood that for purposes of determining compliance with Section 7.10(a), such date of determination shall be the last day of the applicable Test Period) minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) that is held by Holdings and its Restricted Subsidiaries free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (k), (p), (q)(i) and (ii), (y) (solely to the extent such Liens under such clause (y) are Liens on Collateral that are junior to the Liens securing the Obligations and subject to a Junior Lien Intercreditor Agreement) and (dd), which cash and Cash Equivalents, from and after the fiscal quarter ending March 31, 2011, shall be in an amount not to exceed $50,000,000 to (b) Consolidated EBITDA for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“tranche” (a) when used with respect to the Initial Revolving Credit Lenders, shall mean the group of Revolving Credit Commitments of the Initial Extending Revolving Credit Lenders or of the Initial Non-Extending Revolving Credit Lenders, as applicable, and (b) otherwise, shall have the meaning given to such term in Section 2.16(a).

“Transaction Expenses” means any fees or expenses incurred or paid by the Investors, Holdings, or any of its Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the Acquisition and other related transactions contemplated by the Acquisition Agreement, the Equity Contribution, and the consummation of the Onex Bridge, (b) the issuance of the Initial Senior Notes on the Closing Date, (c) the execution and delivery of Loan Documents to be entered into on the Closing Date and the funding of the Loans on the Closing Date, (d) the partial repayment of the Onex Bridge, (e) the repayment of all or a portion of the Existing Senior Notes on the Closing Date, (f) the payment of Transaction Expenses, (g) the conversion of the LLC Co-Borrower into a Delaware corporation and (h) the consummation of the Holdings Capitalization and the Merger on the Closing Date.

“Transferred Guarantor” has the meaning set forth in Section 11.09.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unaudited Financial Statements” means (a) the unaudited consolidated balance sheet of the Corporate Co-Borrower and its Subsidiaries as of the fiscal quarter of the Corporate Co-Borrower ended September 30, 2010 and (b) the related unaudited consolidated statements of operations for the Corporate Co-Borrower and its Subsidiaries as of the fiscal quarter of the Corporate Co-Borrower ended September 30, 2010.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any, (i) made available to the Borrower on the assumption that each Appropriate Lender has made its Pro Rata Share of the applicable Borrowing available to the Administrative Agent and (ii) with respect to which a corresponding amount shall not in fact have been made available to the Administrative Agent by any such Lender, (b) with respect to the Swing Line Lender, the aggregate amount, if any, of participations in respect of any outstanding Swing Line Loan that shall not have been funded by the Appropriate Lenders in accordance with Section 2.04(b) and (c) with respect to the L/C Issuer, the aggregate amount of L/C Borrowings.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.”  mean the United States of America.

“United States Tax Compliance Certificate” has the meaning set forth in Section 3.01(e)(ii)(C) and is in substantially the form of Exhibit G hereto.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) any Subsidiary of Holdings designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Security Agreement” means an Amended and Restated Pledge and Security Agreement substantially in the form of Exhibit F.

“U.S. Security Agreement Supplement” means a supplement to the U.S. Security Agreement, substantially in the form attached to the U.S. Security Agreement, pursuant to which a Restricted Subsidiary shall become a party thereto.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“U.S.-Owned DRE” means any entity that (i) is a Domestic Subsidiary; (ii) is not treated as a corporation for U.S. federal income tax purposes; (iii) is directly owned by the Borrower or any Guarantor; and (iv) owns in excess of 65% of the total voting power of all outstanding voting stock or interests in a Foreign Subsidiary.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

Section 1.02.                         Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)                                  Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)                                 The term “including” is by way of example and not limitation.

(e)                                  The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)                                    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g)                                 Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03.                         Accounting Terms; Financial Definitions.

(a)                                  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.  In addition, for purposes of this Agreement, all references to codified accounting standards specifically named herein shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP.

(b)                                 If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)                                  [Reserved].

(d)                                 [Reserved].

(e)                                  For purposes of all financial definitions and calculations in this Agreement, including the determination of Excess Cash Flow, there shall be excluded for any period the purchase accounting effects of adjustments (including the effects of such adjustments pushed down to Holdings and its Restricted Subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, post-employment benefits, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.

(f)                                    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Staff Position APB 14-1 to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.04.                         Rounding.

Any financial ratios required to be maintained by Holdings pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05.                         References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, amendments and restatements, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, amendments and restatements, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law (including by succession of comparable successor laws).

Section 1.06.                         Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07.                         Timing of Payment of Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08.                         Cumulative Credit Transactions.

If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Credit immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

Section 1.09.                         Pro Forma Calculations.

(a)                                  Notwithstanding anything to the contrary herein, the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Interest Coverage Ratio, as the case may be, shall be calculated in the manner prescribed by this Section 1.09; provided that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.09, when calculating the Total Leverage Ratio and the Interest Coverage Ratio, as applicable, for purposes of (i) the Applicable ECF Percentage of Excess Cash Flow and (ii) determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with any covenant set forth in Section 7.10(a) or (b), the events described in this Section 1.09 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b)                                 For purposes of calculating the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Interest Coverage Ratio, Specified Transactions that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period.  If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into Holdings or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.09, then the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Interest Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.09.

(c)                                  Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower to the extent consistent with Regulation S-X or are otherwise reasonably identifiable and factually supportable, including the amount of “run-rate” cost savings and operating expense reductions for which specified actions are taken or committed to be taken within 12 months after the closing date of such Specified Transaction and have been realized or are expected to be realized within 12 months after the closing date of such Specified Transaction (calculated on a pro forma basis as though such cost savings and operating expense reductions had been realized on the first day of such period as if such cost savings and operating expense reductions were realized during the entirety of such period) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions (it being understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken; provided that all of such benefit is expected to be realized within 12 months of taking such action).

(d)                                 In the event that Holdings or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Interest Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable Test Period and (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Total Leverage Ratio, the Senior Secured Leverage Ratio and the Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on (A) the last day of the applicable Test Period in the case of the Total Leverage Ratio and the Senior Secured Leverage Ratio and (B) the first day of the applicable Test Period in the case of the Interest Coverage Ratio.  If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness); provided, in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable Test Period, the actual interest may be used for the applicable portion of such Test Period.  Interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a London interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chose, or if none, then based upon such optional rate chosen as the Borrower may designate.

Section 1.10.                         Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.11.                         Exchange Rates; Currency Equivalents.

The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.  Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.  For purposes of determining compliance with Article VII with respect to the amount of any Indebtedness, Investment, Disposition or Restricted Payment in a currency other than dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition or Restricted Payment made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.11 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition or Restricted Payment made at any time under such Sections.

Section 1.12.                         Additional Alternative Currencies.

The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  Any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.  Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the L/C Issuer, in their sole discretion).  The Administrative

Agent shall promptly notify the L/C Issuer thereof.  The L/C Issuer shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.  Any failure by the L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the L/C Issuer to permit Letters of Credit to be issued in such requested currency.  If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances.  If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.12, the Administrative Agent shall promptly so notify the Borrower.

Section 1.13.                         Change of Currency.

Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.  Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent, with the consent of the Borrower, may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.  Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent, with the consent of the Borrower, may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.14.                         Amendment and Restatement of Previous Credit Agreement and Previous Guaranty Agreement; Reaffirmation of Previous Loan Documents.

(a)                                  The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Sections 4.01 and 4.03, the terms and provisions of the Previous Credit Agreement and the Previous Guaranty Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement.  This Agreement is not intended to and shall not constitute a novation.  All Loans made and “Secured Obligations” incurred under the Previous Credit Agreement and “Guaranteed Obligations” described in the Previous Guaranty Agreement which are outstanding on the Closing Date shall continue as Loans and Obligations under (and shall be governed by the terms of) this Agreement.  Without limiting the foregoing, upon the effectiveness hereof: (a) all letters of credit issued (or deemed issued) under the Previous Credit Agreement which remain outstanding on the Closing Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement, (b) all “Secured Obligations” constituting “Rate Management Obligations” under the Previous Credit Agreement with any Lender or any Affiliate of any Lender which are outstanding on the Closing Date shall continue as Secured Hedge Agreements and Obligations under this Agreement and the other Loan Documents, (c) all “Secured Obligations” constituting “Banking Services Obligations” under the Previous Credit Agreement with any Lender or Affiliate of any Lender which are outstanding on the Closing Date shall continue as Cash Management Obligations and Obligations under this Agreement and the other Loan Documents and (d) the Administrative Agent shall make such reallocations of each Lender’s “Outstanding Revolving Credit Exposure” under the Previous Credit Agreement as are necessary in order that each such Lender’s Revolving Credit Exposure hereunder reflects such Lender’s Pro Rata Share of the outstanding aggregate Revolving Credit Exposure.

(b)                                 Each of the Loan Parties, as debtor, grantor, pledgor, guarantor, or another similar capacity in which such Loan Party grants liens or security interests in its properties or otherwise acts as a guarantor, joint or several obligor or other accommodation party, as the case may be, in each case under the Previous Loan Documents, hereby each (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Previous Loan Documents to which it is a party, (b) to the extent such Loan Party granted liens on or security interests in any of its properties pursuant to any of the Previous Loan Documents, hereby ratifies and reaffirms such grant of security (and, without limitation, any filings with Governmental Authorities made in connection therewith) and confirms that such liens and security interests continue to secure the Obligations, including, without limitation, all additional Obligations resulting from or incurred pursuant to this Agreement and (c) to the extent such Loan Party guaranteed, was jointly or severally liable, or provided other accommodations with respect to, the Obligations or any portion thereof pursuant to any of the Previous Loan Documents, hereby ratifies and reaffirms such guaranties, liabilities and other accommodations.

ARTICLE II.
The Commitments and Credit Extensions

Section 2.01.                         The Loans.

(a)                                  [Reserved].

(b)                                 The Term B Borrowings.  Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make to the LLC Co-Borrower on the Closing Date loans denominated in Dollars in an aggregate amount not to exceed the amount of such Term B Lender’s Term B Commitment.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  Term B Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(c)                                  The Revolving Credit Borrowings.  Prior to the Closing Date, revolving loans were previously made to the Corporate Co-Borrower under the Previous Credit Agreement which remain outstanding as of the date of this Agreement (such outstanding revolving loans being hereinafter referred to as the “Previous Revolving Credit Loans”).  Subject to the terms and conditions set forth herein, the Borrower and each of the Lenders agree that on the Closing Date, the Previous Revolving Credit Loans shall be reevidenced as Revolving Credit Loans under this Agreement and the terms of the Previous Revolving Credit Loans shall be restated in their entirety and shall be evidenced by this Agreement.  During the period from the Closing Date until the Maturity Date of the Revolving Credit Facility applicable to such Revolving Credit Lender, each Revolving Credit Lender severally agrees to make Revolving Credit Loans denominated in Dollars pursuant to Section 2.02 to the Corporate Co-Borrower from its applicable Lending Office from time to time, on any Business Day, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment.  Within the limits of each Lender’s Revolving Credit Commitments, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c).  Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type made to the Borrower.

Section 2.02.                         Borrowings, Conversions and Continuations of Loans.

(a)                                  Each Term B Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to another Type, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent (except that, subject to Section 3.05, a notice in connection with the initial Credit Extensions hereunder may be revoked if the Closing Date does not occur on the proposed date of borrowing), which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. (New York City time) two (2) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (ii) 11:00 a.m. (New York City time) on the requested date (which shall be a Business Day) of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Except as provided in Section 2.14, each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $2,500,000 or a whole multiple of $500,000, in excess thereof.  Except as provided in Section 2.03(c), 2.04(c), 2.14(a) or the last sentence of this paragraph, each Borrowing of or conversion to Base Rate

Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term B Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to another Type, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the account of the Borrower to be credited with the proceeds of such Borrowing.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)                                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a).  In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Article 4, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c)                                  Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith.  During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Appropriate Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the determination of such change.

(e)                                  After giving effect to all Term B Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to another Type, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to all Revolving Credit Borrowings and not more than five (5) Interest Periods in effect with respect to all Term B Borrowings.

(f)                                    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03.                         Letters of Credit.

(a)                                  The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period after the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower (provided that any Letter of Credit may be for the benefit of any Restricted Subsidiary of Holdings so long as the Borrower is a joint and several co-applicant, and references to the “Borrower” in this Section 2.03 shall be deemed to include reference to such Restricted Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)                                  An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)                              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, request or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B)                                the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last renewal, unless the Lenders holding a majority of the Revolving Credit Commitments have approved such expiry date;

(C)                                the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date;

(D)                               the issuance of such Letter of Credit would violate any Laws or one or more policies of such L/C Issuer;

(E)                                 subject to Section 1.12, such Letter of Credit is denominated in a currency other than Dollars or an Alternative Currency;

(F)                                 such issuance is not required pursuant to the terms of Section 2.15; or

(G)                                such Letter of Credit is in an initial amount less than $50,000.

(iii)                               An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 11:00 a.m. (New York City time) at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer:  (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount and currency thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer an unfunded risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall (A) not be required to permit any such extension if the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), and (B) shall not permit any such extension if it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied.

(iv)                              Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 3:30 p.m. (New York City time) on the first Business Day following the date of any payment by an L/C Issuer under a Letter of Credit to be reimbursed in Dollars or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency with notice to the Borrower (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in the applicable currency; provided that if the Borrower shall reimburse such L/C Issuer on a date later than the date of any payment by the L/C Issuer under a Letter of Credit such extension of time shall be reflected in computing fees in respect of any such Letter of Credit.  Unless the Borrower shall have notified the Administrative Agent and the relevant L/C Issuer prior to 12:00 noon on the Honor Date that the Borrower intends to reimburse the relevant L/C Issuer for the amount of such drawing with funds other than the proceeds of Revolving Credit Loans, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.03 (other than the delivery of a Committed Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.  For the avoidance of doubt, the repayment of any Unreimbursed Amount with the proceeds of Revolving Credit Loans (other than an L/C Borrowing) pursuant to this Section 2.03(c)(i) shall not be deemed to be a failure of the Borrower to comply with its obligations hereunder.

(ii)           Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer in Dollars at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate for Revolving Credit Loans.  In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v)           Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not L/C Advances) pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.03 (other than delivery by the Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the amount received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued for its account and to repay each L/C Borrowing relating to any Letter of Credit issued for its account shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)           any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit;

(vi)          any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vii)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The Borrower shall promptly examine a copy of each Letter of Credit issued for its account and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify such L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuers.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction.  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  Upon the request of the Administrative Agent, (i) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.03 to a Revolving Credit Borrowing cannot then be met, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall promptly Cash Collateralize (x) in the case of clause (i), 100% and (y) in the case of clause (ii), 105%, in each case of the then Outstanding Amount of all L/C Obligations (such Outstanding Amount to be determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be) or, in the case of clause (ii), provide a back-to-back letter of credit in a face amount at least equal to 105% of the then undrawn amount of such Letter of Credit from an issuer and in form and substance satisfactory to such L/C Issuer in its sole discretion.  Any Letter of Credit that is so Cash Collateralized or in respect of which such a back-to-back letter of credit shall have been issued shall be deemed no longer outstanding for purposes of this Agreement.  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) in Dollars or the relevant Alternative Currency, as applicable, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in deposit accounts designated by the Administrative Agent and which is under the sole dominion and control of the Administrative Agent.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or claims of the depositary bank arising by operation of law or that the total amount of such funds is less than the amount required by the first sentence of this clause (g), the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts designated by the Administrative Agent as aforesaid, an amount equal to the excess of (x) 100% or 105%, as applicable, of such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer.  To the extent the amount of any Cash Collateral exceeds 100% or 105%, as applicable, of the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.

(h)           Applicability of ISP98.  Unless otherwise expressly agreed by the relevant L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

(i)            Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued equal to the Applicable Rate for Revolving Credit Loans that are Eurodollar Rate Loans times the Dollar Equivalent of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not  such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit).  Such letter of credit fees shall be computed from the date of issuance thereof on a quarterly basis in arrears.  Such letter of credit fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the later of (i) the Letter of Credit Expiration Date and (ii) the day that is five (5) Business Days prior to any Maturity Date for the Revolving Credit Facility, or with respect to any Letter of Credit outstanding with respect to an Extended Revolving Credit Commitment, the Maturity Date applicable thereto (or, if such day is not a Business Day, the next preceding Business Day).  If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it to the Borrower equal to 0.125% times the face amount of such Letter of Credit.  Such fronting fees shall be computed on a quarterly basis in arrears.  Such fronting fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within ten (10) days after demand.

(k)           Conflict with Letter of Credit Application.  Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(l)            Addition of an L/C Issuer.  A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender.  The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(m)          Extensions.  If the Maturity Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.03(g). Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such Maturity Date.

Section 2.04.        Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, JPMorgan Chase Bank, N.A., in its capacity as Swing Line Lender, may in its sole discretion, agree to make loans in Dollars to the Borrower (each such loan, a “Swing Line Loan”), from time to time on any Business Day during the period beginning after the Closing Date and until the Maturity Date for the Revolving Credit Facility applicable to the Swing Line Lender (or with respect to any Swing Line Loan outstanding with respect to an Extended Revolving Credit Commitment of the Swing Line Lender, the Maturity Date applicable thereto) in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, (i) the Revolving Credit Exposure shall not exceed the aggregate Revolving Credit Commitment and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender (other than the relevant Swing Line Lender), plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect; provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding

Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. (New York City time) on the requested borrowing date and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, (ii) the requested borrowing date, which shall be a Business Day and (iii) the account of the Borrower to be credited with the proceeds of such Swing Line Borrowing.  Each such telephonic notice must be confirmed promptly by delivery to the relevant Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice (by telephone or in writing), the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless (x) the relevant Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 3:00 p.m. (New York City time) on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.03 is not then satisfied or (y) such Swing Line Lender has determined in its sole discretion not to make such Swing Line Loan, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m. (New York City time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.  Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan if such Swing Line Loan is not required to be made pursuant to the terms of Section 2.15.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf the Borrower (which hereby irrevocably authorizes such Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding (provided that such request shall be deemed to have been automatically given upon the occurrence of a Default or Event of Default under Section 8.01(f) or (g) or upon the exercise of any of the remedies provided in Section 8.02).  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.03.  The relevant Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the relevant Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by the Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.03.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the relevant Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Federal Funds Rate.  The Administrative Agent will make such demand upon the request of a Swing Line Lender.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Credit Lender funds its Base Rate Loan, Eurocurrency Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g)           Extensions.  If the Maturity Date shall have occurred in respect of any tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer Maturity Date, then on the earliest occurring Maturity Date all then-outstanding Swing Line Loans shall be repaid in full (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such Maturity Date); provided, however, that if on the occurrence of such earliest Maturity Date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(g)), there shall exist sufficient unutilized Initial Extending

Revolving Credit Commitments or Extended Revolving Credit Commitments, as the case may be, so that the respective outstanding Swing Line Loans could be incurred pursuant to such Initial Extending Revolving Credit Commitments or Extended Revolving Credit Commitments, as the case may be, which will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the risk participations of each Revolving Credit Lender that is an Initial Extending Revolving Credit Lender or an Extending Revolving Credit Lender, as the case may be, and such outstanding Swing Line Loans shall be deemed to have been incurred solely pursuant to the relevant Initial Extending Revolving Credit Commitments or Extended Revolving Credit Commitments, as the case may be, and such Swing Line Loans shall not be so required to be repaid in full on such earliest Maturity Date.

Section 2.05.        Prepayments.

(a)           Optional.

(i)            The Borrower may, upon notice to the Administrative Agent, at any time or from time to time thereafter, without premium or penalty except as provided in clause (d) below, voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon (New York City time) (A) two (2) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans and the order of Borrowing(s) to be prepaid.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or, if such prepayment is being made pursuant to Section 2.05(c) or Section 10.07(k), such Lender’s share, of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein (subject to the penultimate sentence of this Section 2.05(a)).  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares (other than if pursuant to Section 2.05(c) or Section 10.07(k)).

(ii)           The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. (New York City time) on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)          Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.  Each prepayment of Term Loans pursuant to this Section 2.05(a) shall be applied to the Term B Loans in an order of priority to repayments thereof as directed by the Borrower and, absent the exercise of such direction by the Borrower, shall be applied in direct order of maturity to repayments thereof .

(b)           Mandatory.

(i)            Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) (commencing with the fiscal year ended December 31, 2011) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall cause to be prepaid an aggregate amount of Term

Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the Excess Cash Flow Period covered by such financial statements minus (B) the sum of (1) all voluntary prepayments of Term Loans during such fiscal year pursuant to Section 2.05(a) and the amount expended by any Purchasing Borrower Party to prepay any Term Loans pursuant to Section 2.05(c) or Section 10.07(k) and (2) all voluntary prepayments of Revolving Credit Loans and Swing Line Loans during such fiscal year to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (1) and (2), to the extent such prepayments are not funded with the proceeds of Indebtedness.

(ii)           If (1) Holdings or any Restricted Subsidiary of Holdings Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (f), (g), (i), (j), (l), (p), (q) or (r)) or (2) any Casualty Event occurs, which results in the realization or receipt by Holdings or any Restricted Subsidiary of Net Proceeds, Holdings shall cause to be offered to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by Holdings or any Restricted Subsidiary of such Net Proceeds an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received.

(iii)          If Holdings or any Restricted Subsidiary incurs or issues any Indebtedness after the Closing Date that is not otherwise permitted to be incurred pursuant to Section 7.03, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by Holdings or such Restricted Subsidiary of such Net Proceeds.

(iv)          If for any reason the aggregate Revolving Credit Exposures at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect.

(v)           [Reserved].

(vi)          Each prepayment of Term Loans pursuant to Section 2.05(b)(i), (ii) or (iii) shall be applied ratably to the principal installments of Term B Loans based on the amount of Term B Loans then outstanding and ratably to the principal installments of Term B Loans required pursuant to Section 2.07(b); and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares, subject to clause (viii) of this Section 2.05(b).  Each prepayment of Revolving Credit Loans pursuant to Section 2.05(b) shall be paid to the Revolving Credit Lenders in accordance with their respective Pro Rata Shares.

(vii)         Funding Losses, Etc.  All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.  Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b), prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b).  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(viii)        The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clause (ii) of this Section 2.05(b) at least four (4) Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.  Each Term Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clause (ii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment.  Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender.  If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans.  Any Declined Proceeds shall be retained by the Borrower.

(c)

(i)            Notwithstanding anything to the contrary in Section 2.05(a), 2.12(a) or 2.13 (which provisions shall not be applicable to this Section 2.05(c)), any Purchasing Borrower Party shall have the right at any time and from time to time to prepay Term B Loans to the Lenders at a discount to the par value of such Loans and on a non-pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.05(c); provided that (A) no Discounted Voluntary Prepayment shall be made from the proceeds of any Revolving Credit Loan or Swing Line Loan, (B) immediately after giving effect to any Discounted Voluntary Prepayment, the sum of (x) the excess of the aggregate Revolving Credit Commitments at such time less the aggregate Revolving Credit Exposure plus (y) the amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries shall be not less than $130,000,000, (C) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term B Loans on a pro rata basis, (D) such Purchasing Borrower Party shall deliver to the Administrative Agent a certificate stating that (1) no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment), (2) each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.05(c) has been satisfied, (3) such Purchasing Borrower Party and its Affiliates does not have any Material Non-Public Information.

(ii)           To the extent a Purchasing Borrower Party seeks to make a Discounted Voluntary Prepayment, such Purchasing Borrower Party will provide written notice to the Administrative Agent substantially in the form of Exhibit H hereto (each, a “Discounted Prepayment Option Notice”) that such Purchasing Borrower Party desires to prepay Term B Loans in an aggregate principal amount specified therein by the Purchasing Borrower Party (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term B Loans as specified below.  The Proposed Discounted Prepayment Amount of Term B Loans shall not be less than $10,000,000.  The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment:  (A) the Proposed Discounted Prepayment Amount of Term B Loans, (B) a discount range (which may be a single percentage) selected by the Purchasing Borrower Party with respect to such proposed Discounted Voluntary Prepayment (representing the percentage of par of the principal amount of Term B Loans to be prepaid) (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii)          Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 2.05(c)(ii), the Administrative Agent shall promptly notify each Term B Lender, as applicable, thereof.  On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit I hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a minimum price (the “Acceptable Price”) within the Discount Range (for example, 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term B Loans with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Price (“Offered Loans”).  Based on the Acceptable Prices and principal amounts of Term B Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Purchasing Borrower Party, shall determine the applicable discount for Term B Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Purchasing Borrower Party if the Purchasing Borrower Party has selected a single percentage pursuant to Section 2.05(c)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the lowest Acceptable Price at which the Purchasing Borrower Party can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Acceptable Price); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Price, the Applicable Discount shall be the highest Acceptable Price specified by the Lenders that is within the Discount Range.  The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below).  Any Lender with outstanding Term Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.

(iv)          The Purchasing Borrower Party shall make a Discounted Voluntary Prepayment by prepaying those Term B Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Price that is equal to or lower than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Borrower Party shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent).  If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Purchasing Borrower Party shall prepay all Qualifying Loans.

(v)           Each Discounted Voluntary Prepayment shall be made within two (2) Business Days of the Acceptance Date (or such other date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 3.05), upon irrevocable notice (provided that such notice may be conditioned on receiving the proceeds of any refinancing) substantially in the form of Exhibit J hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 11:00 a.m. (New York City time), one (1) Business Day prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent.  Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(vi)          To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding and calculation of Applicable Discount in accordance with Section 2.05(c)(iii) above) established by the Administrative Agent in consultation with the Borrower.

(vii)         Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, the Purchasing Borrower Party may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.

(d)           Prepayment Premium.  At the time of the effectiveness of any Repricing Transaction that is consummated prior to the first anniversary of the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Term B Loans which are repaid or prepaid pursuant to such Repricing Transaction (excluding each Lender that withholds its consent to such Repricing Transaction and is replaced as a Non-Consenting Lender under Section 3.07 but including any Lender replacing such Non-Consenting Lender), a fee in an amount equal to 1.0% of (x) in the case of a Repricing Transaction of the type described in clause (1) of the definition thereof, the aggregate principal amount of all Term B Loans prepaid (or converted) in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (2) of the definition thereof, the aggregate principal amount of all Term B Loans outstanding on such date that are subject to an effective reduction of the Applicable Rate pursuant to such Repricing Transaction.  Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

Section 2.06.        Termination or Reduction of Commitments.

(a)           Optional.  The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in a minimum aggregate amount of the lesser of $2,000,000 and the unused Commitments of such Class, as applicable, or any whole multiple of $1,000,000, in excess thereof and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess.  The amount of any such Commitment reduction shall not otherwise be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower.  Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b)           Mandatory.  The Term B Commitment of each Term B Lender shall be automatically and permanently reduced to $0 upon the funding of the Term B Loans to be made by it on the Closing Date.  The Revolving Credit Commitment (other than any Extended Revolving Credit Commitment) of each Revolving Credit Lender shall automatically and permanently terminate on the Maturity Date applicable to such Revolving Credit Lender for the Revolving Credit Facility.  On the respective Maturity Date applicable thereto, the Extended Revolving Credit Commitment of each Extending Revolving Credit Lender shall automatically and permanently terminate.

(c)           Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06.  Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07).  All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(d)           Termination of the Initial Non-Extending Lender Commitments.  Notwithstanding anything to the contrary in this Agreement and without limiting the foregoing, on the Existing Revolving Loan Termination Date, (a) the Borrower shall pay to each Initial Non-Extending Revolving Credit Lender all amounts then payable to such Initial Non-Extending Revolving Credit Lender under this Agreement and (b) such Initial Non-Extending Revolving Credit Lender’s Commitment and its obligation to participate in future Swing Line Loans and Letters of Credit hereunder, shall automatically terminate.  On the Existing Revolving Loan Termination Date, to the extent required and subject to the provisions of Sections 2.03(m) and 2.04(g), the Administrative Agent shall administer the reallocation of LC Obligations and any obligation to participate in Letters of Credit and Swing Line Loans ratably among the Initial Extending Revolving Credit Lenders after giving effect to the termination of the Initial Non-Extending Revolving Credit Commitments.

Section 2.07.        Repayment of Loans.

(a)           [Reserved].

(b)           Term B Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Term B Lenders (i) on the last Business Day of each March, June, September and December, commencing with the first fiscal quarter of the 2011 fiscal year of Holdings, an aggregate amount equal to 0.25% of the aggregate principal amount of all Term B Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05); provided that, to the extent specified in the applicable Extension Offer, amortization payments with respect to Extended Term B Loans for periods prior to the then current Maturity Date for Term B Loans may be reduced (but not increased) and amortization payments required with respect to Extended Term B Loans for periods after the Maturity Date for Term B Loans shall be as specified in the applicable Extension Offer and (ii) on the Maturity Date for the Term B Loans, the aggregate principal amount of all Term B Loans outstanding on such date (or with respect to any Extended Term B Loans, the Maturity Date applicable thereto).

(c)           Revolving Credit Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date applicable to any Initial Revolving Credit Lender for the Revolving Credit Facility (or with respect to any Extended Revolving Credit Loans, the Maturity Date applicable thereto) the aggregate principal amount of all of the Borrower’s Revolving Credit Loans under such Facility outstanding on such date.

(d)           Swing Line Loans.  The Borrower shall repay the aggregate principal amount of its Swing Line Loans on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) any Maturity Date for the Revolving Credit Facility (or with respect to any Swing Line Loan outstanding with respect to an Extended Revolving Credit Commitment, the Maturity Date applicable thereto).

Section 2.08.        Interest.

(a)           Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan (which shall not include any Swing Line Loan) shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate, for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b)           During the continuance of a Default under Section 8.01(a), the Borrower shall pay interest on past due amounts owing by it hereunder (other than any amount payable in respect of its Parallel Debt referred to in Section 10.22) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09.        Fees.

In addition to certain fees described in Sections 2.03(i) and (j):

(a)           Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee (“Commitment Fee”) equal to the Applicable Rate with respect to commitment fees times the actual daily amount by which the aggregate Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans (which shall exclude, for the avoidance of doubt, any Swing Line Loans) and (B) the Outstanding Amount of L/C Obligations.  The commitment fee on the Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date applicable to any Initial Revolving Credit Lender for the Revolving Credit Facility (or, with respect to any Extended Revolving Credit Commitments, the Maturity Date applicable thereto), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date during the first full fiscal quarter to occur after the Closing Date, and on the Maturity Date applicable to any Initial Revolving Credit Lender for the Revolving Credit

Facility (or, with respect to any Extended Revolving Credit Commitments, the Maturity Date applicable thereto).  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Other Fees.  The Borrower shall pay to the Agents in Dollars such fees as shall have been separately agreed upon in writing, including the Fee Letters, in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

Section 2.10.        Computation of Interest and Fees.

All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred sixty-five (365) days, or three hundred sixty-six (366) days, as applicable, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11.        Evidence of Indebtedness.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as non-fiduciary agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12.        Payments Generally.

(a)           All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in immediately available funds not later than 2:00 p.m. Local Time on the date specified herein.  Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided in Section 2.05(c) or as otherwise provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. Local Time, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  For the avoidance of doubt, all payments to be made hereunder shall be made in Dollars or the Alternative Currency in which such Borrowing was initially made.

(b)           If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)           Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)            if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the applicable Federal Funds Rate from time to time in effect; and

(ii)           if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the greater of (x) the applicable Federal Funds Rate from time to time in effect and (y) a rate determined by the Administrative Agent in accordance with banking rules governing interbank compensation.  When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)           Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

(h)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(b), 2.03(c), 2.04(c), 2.12(c) or 2.13, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.13.        Sharing of Payments.

If, (other than (x) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, including any assignee or participant that is a Sponsor, a Loan Party or an Affiliate of any Loan Party or Sponsor or (y) as otherwise expressly provided elsewhere herein, including, without limitation, as provided in Sections 2.05(c) or 10.07(k)) any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14.        Incremental Credit Extensions.

(a)           The Borrower may, by written notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders) from time to time after the Closing Date, request Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments, as applicable, in an aggregate amount not to exceed the Incremental Amount from one or more Incremental Term Lenders and/or Incremental Revolving Credit Lenders (which, in each case, may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Credit Commitments, as the case may be, in their own discretion.  Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000 or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments are requested to become effective (the “Increased Amount Date”) and (iii) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be Term B Commitments or commitments to make term loans with interests rates and/or amortization and/or maturity and/or other terms different from the Term B Loans (“Other Term B Loans”).

(b)           The Borrower and each Incremental Term Lender and/or Incremental Revolving Credit Lender shall execute and deliver to the Administrative Agent an Incremental Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Credit Commitment of such Incremental Revolving Credit Lender.  Each Incremental Amendment providing for Incremental Term Loans shall specify the terms of the applicable Incremental Term Loans; provided that (i) except as to pricing, amortization and final maturity date (which shall, subject to clause (ii) and (iii) of this proviso, be determined by the Borrower and the Incremental Term Lenders in their sole discretion), the Other Term B Loans shall have (x) the same terms as the Term B Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Other Term B Loans shall be no earlier than the Maturity Date of the Term B Loans and (iii) the Weighted Average Life to Maturity of any Other Term B Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term B Loans; provided, further, that the interest rate margin (which shall be deemed to include all upfront or similar fees or original issue discount payable by the Borrower to all Lenders providing such Other Term B Loan in the initial primary syndication thereof but exclude customary arranger and underwriting fees) in respect of any Other Term B Loan shall be the same as that applicable to the Term B Loans (which shall, for such purposes only, be deemed to include all upfront or similar fees or original issue discount payable by the Borrower to all Lenders providing the Term B Loans in the initial primary syndication thereof but exclude customary arranger and underwriting fees), except that the interest rate margin in respect of any Other Term B Loan (which shall be deemed to include all upfront or similar fees or original issue discount payable by the Borrower to all Lenders providing such Other Term B Loan in the initial primary syndication thereof but exclude customary arranger and underwriting fees) may exceed the Applicable Rate for the Term B Loans (which shall, for such purposes only, be deemed to include all upfront or similar fees or original issue discount payable by the Borrower to all Lenders providing the Term B Loans in the initial primary syndication thereof but exclude customary arranger and underwriting fees) by no more than fifty (50) basis points (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner reasonably determined by the Administrative Agent based on an assumed four-year life to maturity), or if it does so exceed such Applicable Rate (which shall, for such purposes only, be deemed to include all upfront or similar fees or original issue discount payable by the Borrower to all Lenders providing the Term B Loans in the initial primary syndication thereof but exclude customary arranger and underwriting fees), such Applicable Rate shall be increased so that the interest rate margin in respect of such Other Term B Loan (which shall be deemed to include all upfront or similar fees or original issue discount payable by the Borrower to all Lenders providing such Other Term B Loan in the initial primary syndication thereof but exclude customary arranger and underwriting fees), is no more than fifty (50) basis points higher than the Applicable Rate for the Term B Loans (which shall, for such purposes only, be deemed to include all upfront or similar fees or original issue discount payable by the Borrower to all Lenders providing the Term B Loans in the initial primary syndication thereof but exclude customary arranger and underwriting fees) and if the lowest permissible Eurocurrency Rate is greater than 1.75% or the lowest permissible Base Rate is greater than 2.75% for such Other Term B Loan, the difference between such “floor” and 1.75% in the case of Eurocurrency Rate Incremental Loans, or 2.75% in the case of Base Rate Incremental Term Loans, shall be equated to interest rate margin for purposes of the this proviso.  The Incremental Term Loans shall rank pari passu or junior in right of payment and of security with the Term B Loans; provided that, if such Incremental Term Loans rank junior in right of security with the Term B Loans, such Incremental Term Loan will be established as a separate facility from the Terms B Loans.  In the case of any second lien Incremental Term Loans, such Indebtedness (x) shall be subject to restrictions on voluntary prepayments as contemplated under Section 7.12, (y) shall be subject to the Junior Lien Intercreditor Agreement and (z) shall not be subject to the second proviso in clause (b) above.

(c)           Any Incremental Revolving Credit Commitment established hereunder shall have terms identical to the Revolving Credit Commitments existing on the Closing Date, it being understood that the Borrower and the Administrative Agent may make (without the consent of or notice to any other party) any amendment to reflect such increase in the Revolving Credit Commitments.

(d)           Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Credit Commitment shall become effective under this Section 2.14 unless (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment, no Event of Default shall exist and at the time that any such Incremental Term Loan or Incremental Revolving Credit Commitment is made (and after giving effect thereto) no Event of Default shall exist and (ii) Holdings shall be in compliance with the covenants set forth in Sections 7.10(a) and (b) determined on a Pro Forma Basis as of the date of the most recently ended Test Period as if (x) in the case of any Incremental Term Loan, such Incremental Term Loans had been outstanding on the last day of such fiscal quarter of Holdings for testing compliance therewith or (y) in the case any Incremental Revolving Credit Commitments, all Revolving Credit Loans available under the Revolving Credit Facility, including any such Incremental Revolving Credit Commitment, had been outstanding on the last day of such fiscal quarter of Holdings for testing compliance therewith.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments evidenced thereby.  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the applicable Borrower’s consent and furnished to the other parties hereto.

(e)           The Incremental Amendment may, without the consent of any Agents or Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14.  The Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolving Credit Loans for any purpose not prohibited by this Agreement.  Incremental Term Loans and Incremental Revolving Credit Commitments may be made by any existing Lender (but each existing Lender will not have an obligation to make a portion of any Incremental Term Loan or Incremental Revolving Credit Commitments) or by any other bank or other financial institution; provided that any bank or financial institution other than the existing Lenders providing Incremental Revolving Credit Commitments shall be reasonably satisfactory to the Administrative Agent and the Borrower.  No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments, unless it so agrees.

(f)            This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15.        Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.09(a);

(b)           the Commitment and Total Outstandings of such Defaulting Lender shall not be included in determining whether the Required Lenders, Required Revolving Lenders or Required Term B Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.01); provided, that (i) such Defaulting Lender’s Revolving Credit Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or L/C Obligations may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent;

(c)           if any Swing Line Obligations or L/C Obligations exist at the time such Lender becomes a Defaulting Lender then:

(i)            all or any part of the Swing Line Obligations and L/C Obligations of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares thereof but only to the extent the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swing Line Obligations and L/C Obligations does not exceed the total of all Non-Defaulting Lenders’ Revolving Credit Commitments;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three (3) Business Days following notice by the Administrative Agent (x) first, prepay such Swing Line Obligations and (y) second, cash collateralize for the benefit of each relevant L/C Issuer only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(g) for so long as such L/C Obligations are outstanding;

(iii)          if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.03(i) with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;

(iv)          if the L/C Obligations of the Non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.03(i) and Section 2.09(a) shall be adjusted in accordance with such Non-Defaulting Lenders’ Pro Rata Shares thereof; and

(v)           if all or any portion of such Defaulting Lender’s L/C Obligations are neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any L/C Issuer or any other Lender hereunder, all letter of credit fees payable under Section 2.03(i) with respect to such Defaulting Lender’s L/C Obligations shall be payable to the relevant L/C Issuer until and to the extent that such L/C Obligations are reallocated and/or cash collateralized; and

(d)           so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and no L/C Issuer shall be required to provide any L/C Credit Extension, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Obligations will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.15(c), and participating interests in any newly made Swing Line Loan or any L/C Credit Extension shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.15(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swing Line Lender or any L/C Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swing Line Lender shall not be required to fund any Swing Line Loan and no L/C Issuer shall be required to provide any new L/C Credit Extension, unless the Swing Line Lender or such L/C Issuer, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swing Line Lender or such L/C Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrower, the Swing Line Lender and each L/C Issuer agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Obligations and L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share thereof.

Section 2.16.        Extensions of Loans and Commitments.

(a)           Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term B Loans with a like Maturity Date or Revolving Credit Commitments with a like Maturity Date (other than any Initial Non-Extending Revolving Credit Commitments), in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term B Loans or Revolving Credit Commitments with the same Maturity Date, as the case may be) and on the same terms to each such Lender, the Borrower may from time to time offer to extend the maturity date for any Term B Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term B Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term B Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term B Loans) (each, an “Extension”, and each group of Term B Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term B Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term B Loans shall constitute a separate tranche of Term B Loans from the tranche of Term B Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied:

(i)            no Default or Event of Default shall have occurred and be continuing at the time an Extension Offer is delivered to the Lenders or at the time of the Extension;

(ii)           except as to interest rates, fees and final maturity, the Revolving Credit Commitment of any Revolving Credit Lender (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that (x) subject to the provisions of Sections 2.03(m) and 2.04(g) to the extent dealing with Letters of Credit and Swing Line Loans which mature or expire after a Maturity Date when there exist Extended Revolving Credit Commitments with a longer Maturity Date, all Letters of Credit and Swing Line Loans shall be participated in on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their pro rata share of the Revolving Credit Facility (and except as provided in Sections 2.03(m) and 2.04(g), without giving effect to changes thereto on an earlier Maturity Date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (B) repayments required upon the Maturity Date for the non-extending Revolving Credit Commitments) and (y) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different Maturity Dates;

(iii)          except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Term B Loans of any Term B Lender (an “Extending Term B Lender”) extended pursuant to any Extension (“Extended Term B Loans”) shall have the same terms as the tranche of Term B Loans subject to such Extension Offer;

(iv)          the final maturity date for any Extended Term B Loans shall be no earlier than the then latest Maturity Date for Term B Loans hereunder and the amortization schedule applicable to Term B Loans pursuant to Section 2.07(b) for periods prior to the applicable Maturity Date may not be increased;

(v)           the Weighted Average Life to Maturity of any Extended Term B Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term B Loans extended thereby;

(vi)          any Extended Term B Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(vii)         if the aggregate principal amount of applicable Term B Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which applicable Term B Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of applicable Term B Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the applicable Term B Loans or Revolving Credit Loans, as the case may be, of the applicable Term B Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term B Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer; and

(viii)        all documentation in respect of such Extension shall be consistent with the foregoing,

(ix)           the Extension shall not become effective unless, on the proposed effective date of the Extension, (x) the Borrower shall deliver to the Administrative Agent a certificate of an authorized officer of each Loan Party dated the applicable date of the Extension and executed by an authorized officer of such Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (y) the conditions set forth in Section 4.03 shall be satisfied (with all references in such Section to any credit event being deemed to be references to the Extension on the applicable date of the Extension) and the Administrative Agent shall have received a certificate to that effect dated the applicable date of the Extension and executed by a financial officer of the Borrower; and

(x)            any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b)           With respect to all Extensions consummated by the Borrower pursuant to this Section 2.16, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.05 and (ii) the Extension Offer shall contain a condition to consummating the Extension that at least 50% of Term B Loans or Revolving Credit Commitments (as applicable) of any or all applicable tranches be tendered, unless another amount is agreed to by the Administrative Agent and the Required Lenders (a “Minimum Extension Condition”). The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term B Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.16.

(c)           The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term B Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or subtranches, in each case on terms consistent with this Section 2.16.  Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest Maturity Date so that such maturity date is extended to the then latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d)           In connection with any Extension, the Borrower shall provide the Administrative Agent at least twenty one (21) days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.

ARTICLE III.
Taxes, Increased Costs Protection and Illegality

Section 3.01.        Taxes.

(a)           Unless required by applicable Laws (as determined in good faith by the applicable withholding agent), any and all payments made by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without reduction or withholding for any Taxes.  If the Loan Party or the Administrative Agent shall be required by any Laws to withhold or deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender (which term, for purposes of this Section 3.01, shall include any L/C Issuer), (i) the sum payable by such Loan Party shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 3.01) have been made, each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the relevant Loan Party is the applicable withholding agent, the relevant Loan Party shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent or Lender.

(b)           In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary Taxes and any other excise, property, intangible or mortgage recording Taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (the “Other Taxes”).  Notwithstanding anything to the contrary herein, the Borrower shall not be required to pay any such Taxes that are imposed as a result of a Lender’s voluntary assignment in such Lender’s interest in the Loan hereunder, but only to the extent such assignment-related Taxes are imposed as a result of such Lender’s current or former connection with the jurisdiction imposing such Taxes (other than any connections arising from such Lender having executed, delivered, enforced, become a party to, performed its obligations or received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document).

(c)           Each of the Loan Parties agrees to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes (including any additional Indemnified Taxes or Other Taxes attributable to such Indemnified Taxes or Other Taxes) paid by such Agent or such Lender, as the case may be (whether or not such Taxes are correctly or legally imposed or asserted) (a certificate as to the amount of such payment or liability delivered to the relevant Loan Party with a copy to the Administrative Agent, or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error) and (ii) any reasonable out-of-pocket expenses arising therefrom or with respect thereto, provided that (in the case of each of (i) and (ii)) such Agent or Lender, as the case may be, provides the relevant Loan Party with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.  If the Borrower reasonably believes that such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the

Administrative Agent and each Lender and L/C Issuer will use reasonable efforts to cooperate with Borrower for the Borrower to file for and obtain a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Administrative Agent, such Lender, or such L/C Issuer, result in any unreimbursed costs, expenses or be otherwise disadvantageous to it.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to any Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender under the Loan Documents.  Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so.  Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, the Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate.  Without limiting the foregoing:

(i)            Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter as prescribed by applicable Law or upon the reasonable request of the Borrower or Administrative Agent) two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)           Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A)          two (2) properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code and applicable Treasury Regulations,

(B)           two (2) properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)           in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit G to the effect that such Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN,

(D)          to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-

9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner), or

(E)           two (2) properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents (which, for the avoidance of doubt, includes any documentation necessary to prevent withholding under the FATCA).

Each Lender shall deliver to the Borrower and the Administrative Agent two further original copies of any previously delivered form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent that it is unable to do so.  Each Lender shall promptly notify the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent.  Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f)            Any Lender claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to change the jurisdiction of its Lending Office (or take any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(g)           If any Lender or Agent determines, in its sole discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to the Loan Party, net of all out-of-pocket expenses (including any Taxes) incurred in obtaining such refund of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that the Loan Party, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority.  This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

(h)           For the avoidance of doubt, any payments made by the Administrative Agent to any Lender shall be treated as payments made by the applicable Loan Party.

(i)            Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 3.01(i) shall be paid within ten (10) days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(j)            For purposes of this Section 3.01, the term “Lender” shall include any L/C Issuer.

Section 3.02.        Illegality.

If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate or receive the benefit of a Guarantee from a Guarantor, or receive the benefit of security over the assets or shares of a Guarantor, or do business with a Guarantor, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans or with respect to the activity that is unlawful shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either, at the direction of the Lender, (i) agree that such Guarantor shall not become a Guarantor with respect to the Lender and /or agree that the Lender shall not receive the benefit of a Guarantee from a Guarantor, or receive the benefit of security over the assets or shares of such Guarantor, or do business with such Guarantor or (ii) prepay or, if applicable, convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03.        Inability to Determine Rates.

If the Administrative Agent or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the applicable Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar, or other applicable market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of such Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04.        Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a)           If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law (including any rules or regulations issued under or implementing any existing Law), in each case after the Closing Date or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans (or in the case of Taxes, any Loan) or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes (which are covered by Section 3.01), or any Excluded Taxes or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Eurocurrency Rate Loan (or, in the case of Taxes, of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)           If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)           The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan of the Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five (5) decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)           If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower and at the Borrower’s expense, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, will not be materially disadvantageous to such Lender and its Lending Office(s), and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05.        Funding Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan of the Borrower on a day other than the last day of the Interest Period for such Loan; or

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan of the Borrower on the date or in the amount notified by the Borrower;

including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.06.        Matters Applicable to All Requests for Compensation.

(a)           Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.  In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)           With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurocurrency Rate Loan, or, if applicable, to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)           If the obligation of any Lender to make or continue any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)            to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)           all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d)           If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07.        Replacement of Lenders Under Certain Circumstances.

(a)           If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance; provided, however, that a Defaulting Lender shall be required to reimburse the Borrower in respect of such assignment fee upon the

Borrower’s written demand) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender or L/C Issuer, as the case may be, and (1) in the case of a Lender (other than an L/C Issuer), repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Obligations of the Borrower owing to such L/C Issuer relating to the Loans and participations held by the L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable facility only in the case of clause (i) or, with respect to a Class vote, clause (iii).

(b)           Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent.  Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.  In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c)           Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

(d)           In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain Class, the Required Lenders with respect to such Class) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08.        Survival.

All of the Borrower’s obligations under this Article III shall survive any assignment of rights by, or the replacement of, a Lender (including any L/C Issuer) and termination of the Aggregate Commitments and repayment, satisfaction and discharge of all other Obligations hereunder.

ARTICLE IV.
Conditions Precedent

Section 4.01.        Conditions to Effectiveness of this Agreement.  The effectiveness of this Agreement is subject to prior or concurrent satisfaction of each of the following conditions:

(a)           This Agreement shall have been duly executed and delivered by each of the Borrower, Holdings, each Guarantor, each Agent and each Lender, including each “Lender” under the Previous Credit Agreement immediately prior to the Closing Date.

(b)           Each of the Corporate Co-Borrower and the LLC Co-Borrower shall have executed and delivered the Fee Letters and each such letter shall be in full force and effect, and all fees and other amounts required to be paid on the Closing Date shall have been paid.

(c)           The Administrative Agent shall have received, on behalf of itself, the Lenders and each L/C Issuer, opinions of (i) Fried, Frank, Harris, Shriver & Jacobson LLP, (ii) Reed Weitkamp Schell & Vice PLLC, (iii) Frost Brown Todd LLC, (iv) Kaye Scholer LLP and (v) K&L Gates LLP, special counsel for the Loan Parties, in each case dated the Closing Date and addressed to the Administrative Agent and the Lenders and in each case in form and substance satisfactory to the Administrative Agent.

(d)           The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State or similar Governmental Authority of the jurisdiction of its organization, and a certificate as to the good standing (where relevant) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority and (ii) a certificate of the Secretary or Assistant Secretary (or a director in lieu thereof) of each Loan Party, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, memorandum and articles of association or operating (or limited liability company) agreement of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and, in the case of Holdings, that the Guaranty hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of incorporation or organization furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and countersigned by another officer as to the incumbency and specimen signature of the Secretary, Assistant Secretary or director of Holdings executing the certificate pursuant to clause (ii) above.

(e)           The U.S. Security Agreement and each Intellectual Property Security Agreement shall have been duly executed and delivered by each Loan Party that is to be a party thereto, and to the extent not previously delivered prior to the Closing Date in connection with the Previous Credit Agreement, together with (x) certificates, if any, representing the Equity Interests of the Borrower and any Restricted Subsidiary that is a Domestic Subsidiary and is directly owned by any Loan Party, accompanied by undated stock powers executed in blank and (y) documents and instruments to be recorded or filed that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement.

(f)            The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Joint Lead Arrangers, dated the Closing Date and signed by a Director or Responsible Officer of the Borrower, certifying that the Borrower is Solvent as of the Closing Date (after giving effect to the Transactions).

(g)           The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Joint Lead Arrangers, dated the Closing Date and signed by a Director or Responsible Officer of the Borrower, certifying that (i) the representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) no Default shall exist or would result from the transactions to occur on the Closing Date (including the proposed Credit Extension on such date and the application of the proceeds therefrom).

(h)           The Initial Lenders shall have received the Audited Financial Statements and the Unaudited Financial Statements.

(i)            The Initial Lenders shall have received all documentation and other information required by regulatory authorities with respect to the Borrower and Holdings reasonably requested by the Initial Lenders under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act; provided that the Initial Lenders shall use commercially reasonable efforts to ensure that such requests are delivered at least three (3) days prior to the Closing Date and are not unduly burdensome on any person unless required by applicable Law.

(j)            The refinancing of all or a portion of the Onex Bridge, the Equity Contribution and the Acquisition shall occur simultaneously or shall have been consummated and the Holdings Capitalization and the Merger shall have been consummated substantially concurrently with the borrowing of Term B Loans.

(k)           With respect to the Existing Senior Notes, all tendered Existing Senior Notes accepted for purchase shall have been purchased or steps shall have been made to purchase them and with respect to any untendered Existing Senior Notes that will remain outstanding following the Closing Date, the Borrower will have (i) if Existing Senior Notes representing a majority of the outstanding principal have been accepted for purchase, issued an irrevocable notice to redeem such Existing Senior Notes or (ii) if clause (i) does not apply, commenced steps to defease or discharge such Existing Senior Notes in each case pursuant to the terms of the indenture governing such Existing Senior Notes.

(l)            The Administrative Agent shall have received such other documents as the Administrative Agent or its counsel may have reasonably requested, including, without limitation, those documents set forth in Exhibit N hereto.

Section 4.02.        [Reserved].

Section 4.03.        Conditions to All Credit Events.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to satisfaction of the following conditions precedent:

(a)           The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)           No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)           The Administrative Agent and, if applicable, the relevant L/C Issuer or the relevant Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
Representations and Warranties

Each Loan Party represents and warrants to the Agents and the Lenders at the time of each Credit Extension that:

Section 5.01.        Existence, Qualification and Power; Compliance with Laws.

Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in the case of clause (a) (other than with respect to the Borrower), (b)(i) (other than with respect to the Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02.        Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, are within such Loan Party’s corporate or other powers, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(ii), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03.        Governmental Authorization; Other Consents.

Except as disclosed in Schedule 5.03, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof), except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04.        Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto.  This Agreement and each other Loan Document constitute legal, valid and binding obligations of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity and the implied covenant of good faith and fair dealing, (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries.

Section 5.05.        Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements fairly present in all material respects the consolidated financial condition of the Acquired Business as of the dates thereof and its consolidated results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b)           The Unaudited Financial Statements fairly present in all material respects the consolidated financial condition of the Acquired Business as of the dates thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and subject to normal year-end audit adjustments and the absence of footnotes.

(c)           The forecasts of income statements of the Acquired Business which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(d)           Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06.        Litigation.

Except as disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07.        No Default.

Neither Holdings nor any of its Restricted Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08.        Ownership of Property; Liens.

(a)           Holdings and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.08 hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The property of Holdings and each of its Restricted Subsidiaries, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of Holdings and the Restricted Subsidiaries as presently conducted.

(b)           Schedule 5.08 contains a true and complete list of each Material Real Property owned or leased by Holdings and its Subsidiaries as of the Closing Date.

(c)           As of the Closing Date, except as otherwise disclosed to the Administrative Agent, (i) no Responsible Officer of any Loan Party has received any notice of, nor has any knowledge of, the occurrence (and still pending as of the Closing Date) or pendency or contemplation of any Casualty Event affecting all or any portion of a property, and (ii) no Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 6.07.

Section 5.09.        Environmental Matters.

Except as specifically disclosed in Schedule 5.09 or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)           each Loan Party, its operations and its properties are and have been in compliance with all Environmental Laws, which includes obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business and operations of the Loan Parties;

(b)           the Loan Parties have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties nor any of their properties is the subject of any claims, investigations, liens, demands or judicial, administrative or arbitral proceedings pending or, to the knowledge of any Responsible Officer of the Borrower, threatened under any Environmental Law or to revoke or modify any Environmental Permit held by any of the Loan Parties;

(c)           there has been no Release or threat of Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any of the Loan Parties, or, to the knowledge of any Responsible Officer of the Borrower, any property formerly owned, operated or leased by any Loan Party or arising out of the conduct of the Loan Parties that could reasonably be expected to require investigation, response or corrective action, or could reasonably be expected to result in the Borrower incurring liability, under Environmental Laws;

(d)           there are no facts, circumstances or conditions arising out of or relating to the operations of the Loan Parties or any property owned, leased or operated by any of the Loan Parties or, to the knowledge of any Responsible Officer of the Borrower, any property formerly owned, operated or leased by the Loan Parties or any of their predecessors in interest that could reasonably be expected to require investigation, response or corrective action, or could reasonably be expected to result in any of the Loan Parties incurring liability, under Environmental Laws; and

(e)           no Loan Party is conducting or paying for in whole or in part any investigation, response or other corrective action under any Environmental Law at any location, nor is any of them subject or a party to any order, judgment, decree, agreement or contract which imposes an obligation or liability under any Environmental Law.

Section 5.10.        Taxes.

Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each of the Loan Parties and their Subsidiaries have filed all tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, that are due and payable (including in their capacity as a withholding agent) and taking into account applicable extensions and (ii) there is no proposed Tax deficiency or assessment known to any Loan Parties against the Loan Parties.

Section 5.11.        ERISA Compliance.

(a)           Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws (except with respect to any Multiemployer Plan, such representation is deemed made only to the knowledge of any Responsible Officer of the Borrower).

(b)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)           Except where noncompliance would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and neither any Loan Party nor any Restricted Subsidiary have incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

Section 5.12.        Subsidiaries; Equity Interests.

As of the Closing Date (after giving effect to any part of the Transactions that is consummated on or prior to the Closing Date), Holdings has no material Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by Holdings and its Subsidiaries in such material Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by Holdings and its Subsidiaries in such material Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01.  As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary that is or is required to become a Loan Party and (b) sets forth the ownership interest of the Borrower and any other Subsidiary thereof in each Subsidiary, including the percentage of such ownership.

Section 5.13.        Margin Regulations; Investment Company Act.

(a)           None of Holdings or the Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b)           None of Holdings, the Borrower, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14.        Disclosure.

To the best of such Loan Party’s knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading.  With respect to projected financial information and pro forma financial information, each Loan Party represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15.        Labor Matters.

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against Holdings or any of its Restricted Subsidiaries pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened and (b) hours worked by and payment made to employees of Holdings or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters.

Section 5.16.        Intellectual Property; Licenses, Etc.

Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, Holdings and its Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how, rights in databases, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the knowledge of any Responsible Officer of Holdings and its Restricted Subsidiaries, such IP Rights do not conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  To the Loan Parties’ knowledge, no advertisement, product, process, method or substance used by any Loan Party or any of its Subsidiaries in the operation of their respective businesses as currently conducted infringes upon any IP Rights held by any Person except for such infringements which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the IP Rights is filed and presently pending or, to the knowledge of any Responsible Officer of any Loan Party, presently threatened against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Except pursuant to written licenses and other user agreements entered into by each Loan Party in the ordinary course of business, as of the Closing Date, all registrations listed on Exhibit B to the U.S. Security Agreement and on the schedules to the Intellectual Property Security Agreements are valid and in full force and effect, except, in each individual case, to the extent that such a registration is not valid and in full force and effect could not reasonably be expected to have a Material Adverse Effect.

Section 5.17.        Solvency.

On the Closing Date after giving effect to the Transactions, Holdings and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.18.        Security Documents.

(a)           Valid Liens.  Each Collateral Document delivered pursuant to Sections 4.01 (including as amended and restated on the Closing Date), 6.11 and 6.13 will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Exhibit A to the U.S. Security Agreement (or, in the case of any actions taken after the date hereof in accordance with the provisions of Section 6.11 and 6.13, in the offices specified to the Administrative Agent at such time), (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the U.S. Security Agreement) and (iii) upon the taking of any other actions required for perfection of liens created under any Collateral Documents, the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby) all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements or other such actions, in each case subject to no Liens other than Liens permitted hereunder.

(b)           PTO Filing; Copyright Office Filing.  When the U.S. Security Agreement, an Intellectual Property Security Agreement or a short form thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office the Liens created by such U.S. Security Agreement and Intellectual Property Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the U.S. Security Agreement or Intellectual Property Security Agreement, as the case may be) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such U.S. Security Agreement or Intellectual Property Security Agreement, as the case may be) registered or applied for with the United States Copyright Office, as the case may be, in each case free and clear of Liens other than Liens permitted under Section 7.01 hereof (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on registered Patents, Trademarks and Copyrights registered or applied for by the grantors thereof after the Closing Date).

(c)           Mortgages.  Upon recording thereof in the appropriate recording office (including as previously recorded as required by the Previous Credit Agreement), each Mortgage is effective to create, in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable perfected first-priority Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Liens permitted hereunder, and when the Mortgages are filed in the offices specified on Exhibit C to the U.S. Security Agreement (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 6.11 and 6.13, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11 and 6.13), the Mortgages shall constitute fully perfected first-priority Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other Person, other than Liens permitted by hereunder.

Section 5.19.        Anti-Terrorism Laws.

(a)           [Reserved].

(b)           No Loan Party, none of its Subsidiaries and, to the knowledge of any Responsible Officer of any Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate that is acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.

(c)           No Loan Party, none of its Subsidiaries and, to the knowledge of any Responsible Officer of any Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate acting or benefiting in any capacity in connection with the Loans

(i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 5.20.        Survival of Representations and Warranties, Etc.  All representations and warranties set forth in this Article V and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date (or such other date required hereunder) and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VI.
Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Cash Management Obligations, obligations under Secured Hedge Agreements or in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then, from and after the Closing Date (except as otherwise specified in this Article VI), Holdings shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

Section 6.01.        Financial Statements.

(a)           From and after the Closing Date, deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event within ninety (90) days after the end of each fiscal year, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)           From and after the Closing Date, deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)           From and after the Closing Date, deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of Holdings, a detailed consolidated budget for the following fiscal year on a quarterly basis (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; and

(d)           Deliver to the Administrative Agent with each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Holdings and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of Holdings, (B) Holdings’ (or any direct or indirect parent thereof), as applicable, Form l0-K or 10-Q, as applicable, filed with the SEC, (C) the applicable financial statements of the Corporate Co-Borrower and its Restricted Subsidiaries (or any direct or indirect parent thereof that is a Subsidiary of Holdings) or (D) the Corporate Co-Borrower’s (or any direct or indirect parent thereof that is a Subsidiary of Holdings), as applicable, Form l0-K or 10-Q, as applicable, filed with the SEC; provided that, (x) with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to Holdings and its Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualifications or exception as to the scope of such audit and (y) with respect to clauses (C) and (D), (i) such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings, on the one hand, and the information relating to the Corporate Co-Borrower and its Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualifications or exception as to the scope of such audit.

Documents required to be delivered pursuant to Section 6.01, Section 6.02 and Section 6.03 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or Holdings or any other direct or indirect parent of the Borrower) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.  In the event any financial statements delivered under Section 6.01(a) or (b) above shall be restated, Holdings and the Borrower shall deliver, promptly after such restated financial statements become available, revised Compliance Certificates with respect to the periods covered thereby that give effect to such restatement, signed by a Responsible Officer of each of Holdings and the Borrower.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Bookrunners will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on

IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Bookrunners, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and each Joint Bookrunner shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.”

Section 6.02.        Certificates; Other Information.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)           no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings;

(b)           no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), but only if available after the use of commercially reasonable efforts, a certificate (or other appropriate reporting means in accordance with applicable auditing standards) of its independent registered public accounting firm stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default or, if any Event of Default shall exist, stating the nature and status of such event;

(c)           promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)           promptly after the furnishing thereof, copies of any material requests or material notices relating to any defaults or prepayments received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of the Senior Notes Documentation or any Junior Financing Documentation in each case in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any clause of this Section 6.02;

(e)           together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) a report setting forth the legal name and the jurisdiction of formation of each Loan Party and the location of the Chief Executive Office of each Loan Party or confirming that there has been no change in such information since the date of the last such report, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Subsidiary of Holdings that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such

Compliance Certificate (to the extent that there have been any changes in the identity of such Subsidiaries since the Closing Date or the most recent list provided); and

(f)            promptly, such additional customary information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Section 6.03.        Notices.

Promptly after a Responsible Officer of the Borrower or any Guarantor has obtained knowledge thereof and to the extent not prohibited by Law, notify the Administrative Agent:

(a)           of the occurrence of any Default;

(b)           of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)           of the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity including with respect to any Environmental Law which could reasonably be expected to result in a Material Adverse Effect; and

(d)           the occurrence of any ERISA Event that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of Holdings (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c) or (d) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action Holdings has taken and proposes to take with respect thereto.

Section 6.04.        Payment of Obligations.

Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all lawful claims that have become due and payable and have become or would reasonably be expected to become a lien upon its property and all Taxes imposed upon it or its properties or assets (whether or not shown on a Tax return), except, in each case, to the extent the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05.        Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, in the case of (a) or (b), (i) (other than with respect to the Borrower) to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05.

Section 6.06.        Maintenance of Properties.

Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) maintain, preserve and protect all of its tangible material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice and in the normal conduct of its business.

Section 6.07.        Maintenance of Insurance.

(a)           Generally.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons similarly situated, of such types and in such amounts (after giving effect to any self-insurance, in each case, as Holdings believes (in the good faith judgment of management of Holdings) reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b)           Requirements of Insurance.  (i) All such insurance with respect to any Collateral shall provide that no cancellation thereof shall be effective until at least ten (10) days (or, to the extent reasonably available, thirty (30) days) after receipt by the Administrative Agent of written notice thereof and (ii) all insurance with respect to any Collateral shall name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) and loss payee (in the case of property insurance), as applicable.

(c)           Flood Insurance.  If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 6.08.        Compliance with Laws.

Comply in all material respects with the requirements of all applicable Laws (including, without limitation, ERISA and Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09.        Books and Records.

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of Holdings or a Restricted Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10.        Inspection Rights.

Permit representatives of the Administrative Agent and each Lender (in coordination with the Administrative Agent) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than records of the board of directors of such Loan Party or such Subsidiary), and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures) all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent under clause (a) of this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year and such exercise shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender in coordination with the Administrative Agent (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent shall give Holdings the opportunity to participate in any discussions with Holdings’ independent public accountants.  Notwithstanding anything to the contrary in this Section 6.10, none of Holdings nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney client or similar privilege or constitutes attorney work-product.

Section 6.11.        Additional Collateral; Additional Guarantors.

At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)           Upon (w) the formation or acquisition of any new direct or indirect Subsidiary (in each case, other than an Excluded Subsidiary and except as otherwise provided in Section 6.13 or the proviso to Section 7.02(t)) by Holdings, (x) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary, (y) based on the most recent financial statements delivered pursuant to Section 6.01(a) or (b), any Foreign Subsidiary that is a Restricted Subsidiary of Holdings and is directly owned by any Loan Party becoming recharacterized as a Material Foreign Subsidiary, or (z) or the designation in accordance with Section 6.14 of any existing direct or indirect Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary:

(i)            promptly, and in any event within sixty (60) days after such formation, acquisition, cessation, recharacterization or designation, or such longer period as the Administrative Agent may agree in writing in its sole discretion:

(A)          cause each such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent a Credit Agreement Supplement, U.S. Security Agreement Supplements, Mortgages, Intellectual Property Security Agreements and other security agreements and documents (including, with respect to such Mortgages, the documents listed in the Collateral and Guarantee Requirement, as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent, subject to local or foreign law requirements, with the Mortgages, U.S. Security Agreement, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date or the Post-Closing Collateral Date, as the case may be), in each case granting perfected first-priority Liens (subject to Liens permitted by this Agreement) to the extent required by the Collateral and Guarantee Requirement;

(B)           deliver and cause each such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes with a principal amount in excess of $1,000,000 (to the extent certificated provided that the aggregate value of all intercompany notes held by a Loan Party that have not been delivered to the Administrative Agent shall not exceed $5,000,000) held by it accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(C)           take and cause such Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement and each direct or indirect parent of such Subsidiary to take whatever action (including the recording of Mortgages and Mortgage Instruments the filing of UCC financing statements and delivery of stock and membership interest certificates or any action required by Applicable Law) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement or the Collateral Documents, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement or the Collateral Documents; and

(D)          in the case of the formation, acquisition or recharacterization of a Foreign Subsidiary that is a Restricted Subsidiary of Holdings and is directly owned by any Loan Party into a Material Foreign Subsidiary, if the Administrative Agent so requests, deliver and/or cause any Subsidiary that is the immediate parent of such Material Foreign Subsidiary to deliver, Foreign Law Collateral Documents in order to create a perfected first-priority security interest in all of Equity Interests of such Material Foreign Subsidiary to the extent required by the Collateral and Guarantee Requirement.

(ii)           if the Administrative Agent so requests, deliver to the Administrative Agent (x) supporting and authorizing documents of the type described in Section 4.01(d) and (y) a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;

(iii)          as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each Material Real Property, any Mortgage Instruments, (A) abstracts, Phase I environmental reports, Phase II environmental reports or any other type of non-privileged environmental assessment reports, to the extent reasonably available and in the possession or control of any Loan Party and (B) a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a); provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than Holdings or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained; and

(iv)          if reasonably requested by the Administrative Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion), deliver to the Administrative Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement or the Collateral Documents, but not specifically covered by the preceding clauses (i), (ii) or (iii) or clause (b) below.

(b)           Not later than ninety (90) days after the acquisition by any Loan Party of Material Real Property as determined by the Borrower (acting reasonably and in good faith) (or such longer period as the Administrative Agent may agree in writing in its sole discretion) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, cause such property to be subject to a perfected first-priority Lien and Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

(c)           Always ensuring that the Obligations are secured by a perfected first-priority security interest in all the Equity Interests of the Borrower, subject to any Liens permitted under Section 7.01.

(d)           Notwithstanding anything to the contrary contained herein, the provisions of this Section 6.11 need not be satisfied with respect to any property or assets as provided in the Collateral and Guarantee Requirement.

Section 6.12.        Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all commercially reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and ownership, use or occupation of its properties; and, in each case to the extent the Loan Parties are at any time required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility owned, leased or operated by any Loan Party at such time in accordance with applicable Environmental Laws.

Section 6.13.        Further Assurances.

Promptly upon reasonable request by the Administrative Agent, and subject to the limitations described in Section 6.11 and the Collateral and Guarantee Requirement, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement or the Collateral Documents.  If the Administrative Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party subject to a mortgage constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

Section 6.14.        Designation of Subsidiaries.

The Borrower may, at any time after the Closing Date, designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Holdings shall be in compliance with the covenants set forth in Section 7.10(a) and (b), determined on a Pro Forma Basis as of the last day of the most recently ended Test Period (or, if no Test Period cited in Section 7.10(a) or (b), as applicable, has passed, the covenants in Section 7.10(a) and (b) for the first Test Period cited in such Section shall be satisfied as of the last four quarters ended), in each case, as if such designation had occurred on the last day of such fiscal quarter of Holdings and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Notes, (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary pursuant to this Section 6.14 more than one time prior to the Designation Date and (v) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the fair market value of assets of such Restricted Subsidiary as of such date of designation (the “Designation Date”), plus (B) the aggregate fair market value of assets of all Unrestricted Subsidiaries (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary) shall not exceed $25,000,000 as of such Designation Date pro forma for such designation.  The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Loan Party therein at the date of designation in an amount equal to the fair market value of the applicable Loan Party’s investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s Investment in such Subsidiary.  Notwithstanding the foregoing, neither the Borrower nor any direct or indirect parent of the Borrower shall be permitted to be an Unrestricted Subsidiary.

Section 6.15.        [Reserved].

Section 6.16.        Use of Proceeds.

Use the proceeds of the Term Loans made on the Closing Date solely to wholly or partially repay the Onex Bridge, to repay the Existing Senior Notes, to fund a portion of the Acquisition and to pay Transaction Expenses and for other purposes contemplated by, or otherwise fund, the Transactions.  The proceeds of the Revolving Credit Loans and Swing Line Loans shall be used to pay Transaction Expenses or to otherwise fund the Transactions on the Closing Date, for working capital, general corporate purposes, and any other purpose not prohibited by this Agreement including Permitted Acquisitions and other Investments; provided, that for the avoidance of doubt, no portion of the Revolving Credit Loans shall be used to repay the Onex Bridge.  The Letters of Credit shall be used solely to support obligations of Holdings and its Subsidiaries incurred for working capital, general corporate purposes and any other purpose not prohibited by this Agreement.

ARTICLE VII.
Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than Cash Management Obligations, obligations under Secured Hedge Agreements or in respect of contingent indemnification and expense reimbursement obligations for which no claims has been made) which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then from and after the Closing Date:

Section 7.01.        Liens.

None of Holdings, the Borrower or the Restricted Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Loan Document, including in respect of any Cash Management Obligations and Secured Hedge Agreements;

(b)           Liens existing on the Closing Date; provided that any contemplated Lien or Lien securing Indebtedness in excess of $10,000,000 in the aggregate shall only be permitted to the extent such Lien is listed on Schedule 7.01(b), and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property beyond such property subject to a Lien on the Closing Date other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c)           Liens for Taxes, assessments or other governmental charges (i) that are not at the time delinquent or thereafter can be paid without penalty, (ii) that are being contested in good faith and by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien for which adequate reserves are being maintained to the extent required by GAAP or (iii) for property taxes on property that Holdings or one of its Restricted Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;

(d)           Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against Holdings or any of its Restricted Subsidiaries with respect to Holdings or any of its Restricted Subsidiaries shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien and for which adequate reserves are being maintained to the extent required by GAAP);

(e)           pledges or deposits in the ordinary course of business under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which Holdings or any of its Restricted Subsidiaries is a party, or deposits to secure public or statutory obligations of Holdings or any of its Restricted Subsidiaries or deposits of cash or Government Obligations to secure surety or appeal bonds to which Holdings or any of its Restricted Subsidiaries is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(f)            Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(g)           minor survey exceptions, minor encumbrances, easements, reservations of, or rights of others for, licenses, rights-of-way, encroachments, protrusions, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning and other restrictions as to the use of real properties or Liens incidental to the conduct other business of Holdings or its Restricted Subsidiaries or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially affect the value of said properties or materially impair their use in the operation of the business of Holdings or its Restricted Subsidiaries, as applicable;

(h)           judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made;

(i)            licenses, sublicenses, leases or subleases of real property which do not materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries;

(j)            Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(k)           Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions;

(l)            Liens (i) on cash advances or earnest money deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment, and (ii) consisting of an agreement to Dispose of any property in a

Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m)          Liens (i) in favor of Holdings or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party or (ii) in favor of Holdings or any other Loan Party;

(n)           any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses (including software and other technology licenses) entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(o)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(p)           Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02;

(q)           Liens that are contractual rights of setoff or rights of pledge (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(r)            Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created prior to or within eighteen (18) months of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits;

(s)           Liens incurred by a Restricted Subsidiary that is not a Loan Party securing Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted under Section 7.03;

(t)            Liens on assets, property or shares of stock at the time of its acquisition or of a Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case other than the Acquired Business and after the Closing Date (including Capitalized Leases); provided that (i) such Liens are not created or incurred in connection with, or in contemplation of, such acquisition or such other Person becoming a Restricted Subsidiary, (ii) such Liens do not extend to any other property owned by Holdings or the Restricted Subsidiaries and (iii) (a) the obligations secured thereby do not exceed $30,000,000 at any time outstanding plus the Credit Increase Amount and (b) the Indebtedness secured thereby is permitted under Section 7.03(g);

(u)           (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(v)           Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings and its Restricted Subsidiaries in the ordinary course of business;

(w)          deposits made in the ordinary course of business to secure liability to insurance carriers and Liens in respect of the financing of insurance premiums;

(x)            Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (b), (m), (r), (s), (t), (y), (cc) and (gg) of this Section 7.01; provided, however, that (x) such new Lien shall (A) be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (B) have no more senior priority or greater rights than the original Lien and (C) comply with any Junior Lien Intercreditor Agreement or other intercreditor or subordination agreement governing the original Lien, and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (b), (m), (r), (s), (t), (y), (cc) and (gg) of this Section 7.01 at the time the original Lien became a Lien permitted under Section 7.01, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(y)           other Liens (which may be Liens on the Collateral so long as any such Liens securing Indebtedness for money borrowed in excess of $25,000,000 in the aggregate (i) are junior to the Liens securing the Obligations and (ii) any such obligations secured by a junior Lien on the Collateral shall be expressly subject to the Junior Lien Intercreditor Agreement) in an amount not to exceed, at the time when incurred, the maximum amount of Indebtedness such that the Total Leverage Ratio determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended) would not be greater than 3.00:1.00;

(z)            Liens on any Corporate Co-Borrower Margin Stock;

(aa)         Liens on the Equity Interests of Unrestricted Subsidiaries;

(bb)         [Reserved];

(cc)         Liens securing Secured Hedge Agreements so long as the related Indebtedness is, and is permitted to be under Section 7.03, secured by a Lien on the same property securing such Secured Hedge Agreement;

(dd)         Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of Holdings and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(ee)         Liens on receivables and related assets (including proceeds thereof) which are being sold pursuant to factoring arrangements permitted under Section 7.05(s);

(ff)           Liens arising in the ordinary course of business (and not in favor of any third-party lender) on Health Care Receivables in connection with Medicare or Medicaid anti-assignment provisions;

(gg)         Liens in connection with Sale/Leaseback Transactions permitted under Section 7.14; and

(hh)         Liens securing other obligations to the extent not otherwise permitted hereunder in an aggregate amount not in excess of $10,000,000 at any time outstanding.

Section 7.02.        Investments.

None of Holdings, the Borrower or the Restricted Subsidiaries shall make any Investments, except:

(a)           Investments by Holdings or any of its Restricted Subsidiaries in Cash Equivalents or that were Cash Equivalents when made;

(b)           loans or advances to officers, directors and employees of Holdings and its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof (provided that the amount of such loans and advances, to the extent made in case, shall be contributed to Holdings in cash as equity (other than Disqualified Equity Interests)) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under clause (iii) above shall not exceed $2,500,000;

(c)           Investments (i) by Holdings or any Restricted Subsidiary in any Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party, (iii) by any Loan Party in any Restricted Subsidiary that is not a Loan Party or in any joint venture, to the extent the aggregate amount of all Investments made pursuant to this clause (iii) does not exceed $50,000,000 in the aggregate at any time outstanding, and (iv) by Loan Parties in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in all of the proceeds of the initial Investment being invested in one or more Loan Parties;

(d)           Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) received or acquired (A) in exchange for any other Investment or accounts receivable in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(e)           Investments (i) existing on, or made pursuant to legally binding written commitments in existence on, the Closing Date and set forth on Schedule 7.02(e) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by Holdings or any Restricted Subsidiary in Holdings or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of any original Investment under this clause (e) is not increased except by the terms of such Investment as of the Closing Date or as otherwise permitted by Section 7.02;

(f)            Investments to the extent constituting Indebtedness permitted under Section 7.03;

(g)           Investments resulting from the receipt of non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(h)           any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares or any options for Equity Interests that cannot, as a matter of law, be cancelled, redeemed or otherwise extinguished without the express agreement of the holder thereof at or prior to acquisition) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), in a single transaction or series of related transactions, if immediately after giving effect thereto:  (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom (other than in respect of any Permitted Acquisition made pursuant to a legally binding commitment entered into at a time when no Default exists or would result therefrom); (ii) Holdings and its Restricted Subsidiaries shall be in Pro Forma Compliance with the covenants in Section 7.10(a) and (b) after giving effect to such acquisition or investment and any related transactions; (iii) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness otherwise permitted by Section 7.03; (iv) to the extent required by Section 6.11, (A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (B) any such newly created or acquired Subsidiary (other than an Excluded Subsidiary or an Unrestricted Subsidiary (it being understood that the acquisition of an Unrestricted Subsidiary as part of a Permitted Acquisition shall be deemed to be an Investment made in reliance on a provision of this Section 7.02 other than this clause (h) and shall be subject to Section 6.14) shall become a Guarantor, in each case, in accordance with Section 6.11, and (v) without limiting the application of other exceptions set forth in this Section 7.02, including Section 7.02(l), the aggregate amount of such Investments by Loan Parties in assets that are not (or do not become) owned by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such acquisition shall not exceed $25,000,000 (any such acquisition, a “Permitted Acquisition”) (net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts, in an amount not to exceed the amount of the original Investment at the time such Investment was made);

(i)            Investments made in connection with the Transactions;

(j)            Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(k)           loans and advances to Holdings and any other direct or indirect parent of Holdings, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments permitted to be made to such parent in accordance with Section 7.06(e), (f), (g) or (h);

(l)            other Investments (including in connection with Permitted Acquisitions as contemplated pursuant to Sections 7.02(h)(v)) in an aggregate amount outstanding pursuant to this clause (l) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) at any time not to exceed (x) $50,000,000 (net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts, in an amount not to exceed the amount of the original Investment at the time such Investment was made) plus (y) if the Total Leverage Ratio determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), as if such Investment had been made on the last day of such four quarter period, is less than or equal to 3.50:1.00, the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this subsection (y), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(m)          advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(n)           (i) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business and (ii) Investments the payment for which consists of Equity Interests of Holdings (other than Disqualified Equity Interests) or any direct or indirect parent of Holdings;

(o)           Investments of a Restricted Subsidiary acquired in accordance with another clause of this Section 7.02 after the Closing Date or of an entity merged into or otherwise consolidated with a

Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(p)           Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary contemplated pursuant to Section 7.02(l) or permitted under Section 7.02(h)(v);

(q)           Guarantees by Holdings or any of its Restricted Subsidiaries of leases (other than Capitalized Leases) or of other obligations of Holdings or any Restricted Subsidiaries that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r)            any Investment (i) deemed to exist as a result of a Subsidiary of Holdings that is not a Loan Party distributing a note or other intercompany debt to a parent of such Subsidiary that is a Loan Party (to the extent there is no cash consideration or services rendered for such note) and (ii) consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of Holdings and its Subsidiaries;

(s)           Investments consisting of dividends permitted under Section 7.06;

(t)            Restricted Subsidiaries of Holdings may be established or created if Holdings and such Subsidiary comply, if required by the Collateral and Guarantee Requirement, with the applicable provisions of the Collateral and Guarantee Requirement; provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by this Section 7.02, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in the Collateral and Guarantee Requirement, as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply);

(u)           the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.03;

(v)           Investments in connection with Sale/Leaseback Transactions permitted under Section 7.14;

(w)          the contemplated Investments described on Schedule 7.02(w);

(x)            the creation of, and holding of, any Subsidiary (including the acquisition of operations from another Subsidiary, but subject to permissibility under another clause of this Section 7.02 and Section 7.05) or the commencement of new operations; provided in each case that such Subsidiary comply, if required by the Collateral and Guarantee Requirement, with the Collateral and Guarantee Requirement; and

(y)           other Investments (other than Permitted Acquisitions) to the extent not otherwise permitted hereunder in an aggregate principal amount not in excess of $5,000,000 at any time outstanding.

Section 7.03.        Indebtedness.

None of Holdings, the Borrower or any of the Restricted Subsidiaries shall create, incur or assume any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness (i) outstanding on the Closing Date (provided that with respect to any Indebtedness in excess of $15,000,000 in the aggregate, such Indebtedness will only be permitted under this Section 7.03(b) if listed on Schedule 7.03(b)) and, other than with respect to the Existing Senior Notes described on Schedule 7.03(b), any Permitted Refinancing thereof and (ii) of Holdings to any Subsidiary of Holdings and of any Subsidiary of Holdings to Holdings or any other Subsidiary of Holdings; provided that, other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with cash management, tax and accounting operations of Holdings and its Subsidiaries, (x) Indebtedness of any Subsidiary of Holdings that is not a Loan Party owing to a Loan Party shall be (A) subject to Section 7.02 and (B) subject to the subordination provisions of the U.S. Security Agreement and (y) any Indebtedness of any Loan Party to a Subsidiary of Holdings that is not a Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(c)           Guarantees by Holdings and any Restricted Subsidiary in respect of Indebtedness of Holdings or any Restricted Subsidiary of Holdings otherwise permitted hereunder; provided that (A) no Guarantee of the Senior Notes or any Junior Financing shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d)           Indebtedness of Holdings or any Restricted Subsidiary owing to any Loan Party or any other Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party) to the extent constituting an Investment permitted by Section 7.02; provided that no such Indebtedness shall be evidenced by a promissory note unless such note is pledged as Collateral to secure the Obligations;

(e)           (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of the assets or the Capital Stock of any Person owning such assets) by Holdings or any Restricted Subsidiary prior to or within eighteen (18) months after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset in an aggregate amount not to exceed $25,000,000 (together with any Permitted Refinancings thereof) at any time outstanding, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(n) and (iii) any Permitted Refinancing of any of the foregoing;

(f)            Indebtedness in respect of Swap Contracts that are incurred in the ordinary course of business (and not for speculative purposes):  (A) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted to be incurred under Section 7.03; (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(g)           (i) Indebtedness assumed in connection with any Permitted Acquisition; provided, that such Indebtedness is not incurred in contemplation of such Permitted Acquisition; provided further that the aggregate amount of Indebtedness of Restricted Subsidiaries that are not Loan Parties under this Section 7.03(g), together with Indebtedness incurred under Section 7.03(u) below, shall not exceed $50,000,000 at any time outstanding and (ii) any Permitted Refinancing thereof;

(h)           Indebtedness representing deferred compensation to employees of Holdings or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(i)            Indebtedness to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent of Holdings permitted by Section 7.06;

(j)            Indebtedness incurred by Holdings or any of its Restricted Subsidiaries arising from agreements providing for indemnification, earn outs, adjustment of purchase price or similar obligations, in each case, incurred in connection with a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(k)           Indebtedness consisting of obligations of Holdings or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l)            (A) Cash Management Obligations and other Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements or (B) Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(m)          Indebtedness of any Loan Party, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed $25,000,000;

(n)           Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o)           Indebtedness incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within thirty (30) days following such drawing;

(p)           obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion and performance guarantees provided by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(q)           the contemplated Indebtedness described on Schedule 7.03(q);

(r)            Indebtedness supported by a Letter of Credit or bank guarantee, in a principal amount not in excess of the stated amount of such Letter of Credit or bank guarantee;

(s)           Indebtedness incurred by any Restricted Subsidiaries that are not Loan Parties to third parties other than Holdings or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any time outstanding and any Permitted Refinancing thereof;

(t)            Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees or (ii) otherwise constituting Investments permitted by Section 7.02(q);

(u)           (i) Indebtedness incurred to finance any Investment permitted under Section 7.02 in an aggregate amount not to exceed, together with Indebtedness incurred under the second proviso to Section 7.03(g) above, $50,000,000 at any time outstanding and (ii) any Permitted Refinancing thereof;

(v)           (i) Unsecured Indebtedness (other than Disqualified Equity Interests) incurred by any Loan Party; provided that (i) the Senior Secured Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), is less than or equal to 3.25 to 1.00 and (ii) the Total Leverage Ratio determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), as if the incurrence of such Indebtedness had been made on the last day of such four quarter period, is less than or equal to 0.25 times lower than the Total Leverage Ratio for the applicable Test Period set forth in Section 7.10(a) (i.e. if the required ratio in Section 7.10(a) is 4.25 to 1.0, the condition to the incurrence of Indebtedness under this clause (v)(ii) shall be 4.00 to 1.0) and (ii) any Permitted Refinancing thereof;

(w)          Indebtedness under the Initial Senior Notes (and any Swap Contracts entered into in connection therewith) and any Permitted Refinancing thereof;

(x)            unsecured Indebtedness in the form of seller financing, deferred purchase price, post-closing obligations in connection with Permitted Acquisitions, contingent liabilities in respect of any indemnification obligations, earn-outs or the adjustment of the purchase price of similar arrangements;

(y)           Indebtedness incurred in connection with Sale/Leaseback Transactions permitted under Section 7.14; and

(z)            all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (y) above.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (y) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will at all times be deemed to be outstanding in reliance only on the exception in clause (a) of Section 7.03.

Section 7.04.        Fundamental Changes.

None of Holdings, the Borrower or any of the Restricted Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Transactions), except that:

(a)           any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction in the United States); provided that the Borrower shall be the continuing or surviving Person, (ii) Holdings or (iii) one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person, except in connection with an Investment or Disposition otherwise permitted hereunder;

(b)           (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party, (ii) any Subsidiary (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and the Borrower reasonably determines that such action is not materially disadvantageous to the Lenders or (iii) Holdings or any Subsidiary may change its legal form if (x) the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and the Borrower reasonably determines that such action is not materially disadvantageous to the Lenders (it being understood that a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder) and (y) (1) such change in legal form will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral or (2) the Borrower has taken such steps (with the cooperation of the Borrower and the applicable Subsidiary, to the extent necessary or advisable) as are reasonably necessary or advisable to properly maintain the validity, perfection and priority of the Administrative Agent’s security in interest in the Collateral;

(c)           any Restricted Subsidiary (other than the Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Holdings, the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d)           so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have confirmed that its Guarantee shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a reaffirmation of the U.S. Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (F) the Administrative Agent shall have either (x) determined that such merger or consolidation will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral, or (y) taken such steps (with the cooperation of the Borrower or the Successor Company, as the case may be, to the extent necessary or advisable) as are reasonably necessary or advisable to properly maintain the validity, perfection and priority of the Administrative Agent’s security interest in the Collateral and (G) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement;

(e)           so long as no Default exists or would result therefrom (in the case of a merger involving a Loan Party), any Restricted Subsidiary (other than the Borrower) may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary or the Borrower, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement;

(f)            Holdings and the Restricted Subsidiaries may consummate the Acquisition, related transactions contemplated by the Acquisition Agreement (and documents related thereto) and the Transactions; and

(g)           so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

Section 7.05.        Dispositions.

None of Holdings, the Borrower or any of the Restricted Subsidiaries shall make any Disposition, except:

(a)           (i) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions in the ordinary course of business of property no longer used or useful in the conduct of the business of Holdings or any of its Restricted Subsidiaries and (ii) Dispositions of property no longer used or useful in the conduct of the business of Holdings and its Restricted Subsidiaries outside the ordinary course of business;

(b)           Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets (including allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned) in the ordinary course of business;

(c)           Dispositions of property to Holdings or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(d)           Dispositions made on the Closing Date to consummate the Transactions;

(e)           Dispositions of Cash Equivalents;

(f)            leases, subleases, licenses or sublicenses (including the provision of software or the licensing of other intellectual property rights), in each case in the ordinary course of business and which do not materially interfere with the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(g)           transfers of property subject to Casualty Events;

(h)           Dispositions of property not otherwise permitted under this Section 7.05 in an aggregate amount during the term of this Agreement not to exceed the greater of $125,000,000 and 15% of Total Assets as of the Closing Date; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition; (ii) other than with respect to any Dispositions pursuant to this clause (h) in an aggregate amount during the term of this Agreement not to exceed $50,000,000, the Total Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), as if such Disposition had been made on the last day of such four quarter period shall be no greater than the Total Leverage Ratio as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended) and (iii) with respect to any Disposition pursuant to this clause (h) for a purchase price in excess of $10,000,000, Holdings or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), (f), (k), (l)(i), (p), (q)(i) and (ii), and (dd)); provided, however, that for the purposes of this clause (h)(ii), the following shall be deemed to be cash:  (A) any liabilities (as shown on Holdings’ or the applicable Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which Holdings and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by Holdings or the applicable Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred eighty (180) days following the closing of the applicable Disposition;

(i)            Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and sales of assets received by Holdings or any Restricted Subsidiary from Persons other than Loan Parties upon foreclosure on a Lien;

(j)            any exchange of assets for assets or services (other than current assets) related to a similar business of comparable or greater market value or usefulness to the business of Holdings and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower;

(k)           Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l)            the unwinding of any Swap Contracts;

(m)          Dispositions of any Equity Interests or interests in any joint venture entity not constituting a Subsidiary in accordance with the applicable joint venture agreement or arrangement relating thereto;

(n)           any Disposition of assets in connection with a Sale/Leaseback Transaction permitted by Section 7.14;

(o)           the Disposition of any Unrestricted Subsidiary;

(p)           transactions permitted by Section 7.02, 7.04 and 7.06;

(q)           any Disposition of any asset between or among Holdings and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to this Section 7.05;

(r)            any of the transactions described on Schedule 7.05;

(s)           the sale (without recourse) of receivables (and related assets) pursuant to factoring arrangements entered into in the ordinary course of business; and

(t)            any Disposition of Corporate Co-Borrower Margin Stock.

provided that any Disposition of any property pursuant to Section 7.05(h) shall be for no less than the fair market value of such property at the time of such Disposition.  To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing upon request of any Loan Party in accordance with Section 9.08.

Section 7.06.        Restricted Payments.

None of Holdings, the Borrower or any of the Restricted Subsidiaries shall declare or make any Restricted Payment, except:

(a)           each Restricted Subsidiary may make Restricted Payments to Holdings and its Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to Holdings and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)           Holdings and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c)           Restricted Payments made (i) on the Closing Date to consummate the Transactions and (ii) in order to satisfy indemnity and other similar obligations under the Acquisition Agreement;

(d)           repurchases of Equity Interests in Holdings (or any direct or indirect parent thereof) or any Restricted Subsidiary of Holdings deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(e)           the repurchase, retirement or other acquisition (or dividends to Holdings or any direct or indirect parent of Holdings to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Borrower or Holdings or any direct or indirect parent of Holdings held by any future, present or former employee, director or consultant of the Borrower or Holdings or any direct or indirect parent of Holdings or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (e) do not exceed (i) $5,000,000 in any calendar year or (ii) subsequent to the consummation of an underwritten Qualified IPO of Holdings or any direct or indirect parent thereof, as the case may be, $5,000,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject, subsequent to the consummation of a Qualified IPO of Holdings or any direct or indirect parent thereof, to a maximum of $10,000,000 in the aggregate in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(i)            the Net Proceeds received by Holdings or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Equity Interests) of Holdings or any direct or indirect parent of Holdings (to the extent contributed to Holdings) to members of management, directors or consultants of Holdings, any of its Restricted Subsidiaries or any other direct or indirect parent of Holdings that occurs after the Closing Date; plus

(ii)           the Net Proceeds of key man life insurance policies received by Holdings or any other direct or indirect parent of Holdings (to the extent contributed to Holdings) and its Restricted Subsidiaries after the Closing Date; less

(iii)          the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii) of this Section 7.06(e);

(f)            Holdings may make Restricted Payments in an aggregate amount equal to (i) $25,000,000 minus (ii) the aggregate principal amount of Junior Financings and Senior Notes prepaid, redeemed, purchased or otherwise paid pursuant to Section 7.12(a)(iii),

(g)           if the Total Leverage Ratio determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), as if such Restricted Payment had been made on the last day of such four quarter period, is less than or equal to 3.00:1.00, Holdings may make Restricted Payments in an aggregate amount equal to the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this paragraph, such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that no Default has occurred and is continuing or would result therefrom;

(h)           Holdings or any Restricted Subsidiary may make Restricted Payments to Holdings or any direct or indirect parent of Holdings:

(i)            to pay amounts equal to the fees and expenses (including franchise or similar taxes) required to its maintain the corporate existence of Holdings or any direct or indirect parent of Holdings, the customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any direct or indirect parent of Holdings, if applicable, and the general corporate operating and overhead expenses of Holdings or any direct or indirect parent of Holdings, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of Holdings and its Subsidiaries;

(ii)           to pay, if applicable, amounts equal to amounts required for Holdings or any direct or indirect parent of Holdings, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to Holdings or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of Holdings or any of its Restricted Subsidiaries incurred in accordance with Section 7.03; and

(iii)          to pay fees and expenses incurred by Holdings or any direct or indirect parent of Holdings, other than to Affiliates of Holdings, related to any unsuccessful equity or debt offering of such parent that is directly attributable to the operations of Holdings and its Restricted Subsidiaries;

(i)            payments made or expected to be made by Holdings or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(j)            the payment of any dividend or other distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of Section 7.06;

(k)           the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Equity Interests of Holdings or any of its Restricted Subsidiaries issued or incurred in accordance with Section 7.03;

(l)            Holdings or any of the Restricted Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(m)          [Reserved]; and

(n)           the payment of any dividend or other distribution to any direct or indirect equity holder of Holdings, the Borrower or a Restricted Subsidiary in amounts required for such equity holder to pay U.S. federal, state, foreign or local income taxes (as the case may be) imposed directly on such equity holder to the extent such income taxes are attributable to the income of Holdings, the Borrower or such Restricted Subsidiary, as the case may be, by virtue of Holdings, the Borrower or Restricted Subsidiary being either a pass-through entity for tax purposes or a member of a consolidated or combined tax group of which Holdings, the Borrower or such Restricted Subsidiary is a member; provided that in each case the amount of such payments in respect of any tax year does not exceed the amount that Holdings, the Borrower or Restricted Subsidiary, as the case may be, would have been required to pay in respect of U.S. federal, state, foreign or local taxes (as the case may be) for such year had Holdings, the Borrower or such Restricted Subsidiary paid such taxes as a stand-alone taxpayer (or stand-alone group) (reduced by any such taxes paid directly by Holdings, the Borrower or such Restricted Subsidiary).

Section 7.07.        Change in Nature of Business.

None of Holdings, the Borrower or any of the Restricted Subsidiaries shall, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by Holdings and the Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto (including related, complementary, synergistic or ancillary technologies) or reasonable extensions thereof.

Section 7.08.        Transactions with Affiliates.

None of Holdings, the Borrower or any of the Restricted Subsidiaries shall, directly or indirectly, consummate any transaction of any kind with any Affiliate of Holdings, whether or not in the ordinary course of business, other than (a) transactions between or among Holdings and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction), (b) on terms substantially as favorable to Holdings or such Restricted Subsidiary as would be obtainable by Holdings or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions, (d) transactions for which the board of directors of Holdings has received (and delivered to the Administrative Agent) a written opinion from an Independent Financial Advisor to the effect that the financial terms of such transaction are fair, from a financial standpoint, to Holdings and its Restricted Subsidiaries or not less favorable to Holdings and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate, (e) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees to the Investors in an aggregate amount in any fiscal year not to exceed $3,000,000 plus all out-of-pocket reasonable expenses incurred by the Investors in connection with the performance of management, consulting, monitoring, advisory or other services with respect to the Borrower and any Restricted Subsidiaries, (f) Restricted Payments permitted under Section 7.06, (g) employment and severance arrangements between Holdings and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (h) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Holdings or any Restricted Subsidiary of Holdings or any direct or indirect parent of Holdings, (i) the issuance of Equity Interests (other than Disqualified Equity Interests) of Holdings to the Investors or any other direct or indirect parent of Holdings or to any director, officer, employee or consultant thereof and any contribution to the capital of Holdings, (j) (i) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to Holdings and its Restricted Subsidiaries in the reasonable determination of the board of directors or the senior management of Holdings, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (ii) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business, (k) the existence of, or the performance by Holdings or any Restricted Subsidiaries of its obligations under the terms of the Acquisition Agreement, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any Restricted Subsidiaries of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (k) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Closing Date, (l) [Reserved], (m) transactions between Holdings or any Restricted Subsidiaries and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Holdings or any direct or indirect parent of Holdings; provided, however, that such director abstains from voting as a director of Holdings or such direct or indirect parent of Holdings, as the case may be, on any matter involving such other Person and (n) pledges of Equity Interests of Unrestricted Subsidiaries.

Section 7.09.        Burdensome Agreements.

None of Holdings, the Borrower or any of the Restricted Subsidiaries shall enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of Holdings that is not a Guarantor to make Restricted Payments to Holdings or any Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of Holdings, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of Holdings; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Restricted Subsidiary of Holdings which is not a Loan Party which is permitted by Section 7.03 to the extent applying only to such Restricted Subsidiary, (iv) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(b), (e), (g) or (t) and Liens permitted under Section 7.01(s) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) [Reserved], (xiii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit or (xiv) restrictions contained in the Senior Notes Documentation for the Initial Senior Notes and any Swap Contracts entered into in connection therewith (or in any future Senior Notes Documentation to the extent that such restrictions are not more restrictive than those set forth in the Senior Notes Documentation for the Initial Senior Notes).

Section 7.10.                         Financial Covenants.

(a)                                  Leverage Ratios.

(i)                                     Total Leverage Ratio.  Holdings and the Borrower shall not permit the Total Leverage Ratio as of the last day of any fiscal quarter to be greater than the applicable “Maximum Total Leverage Ratio” set forth below:

Fiscal Quarter Ending	Maximum Total Leverage Ratio

December 31, 2010	4.75 to 1
March 31, 2011	4.75 to 1
June 30, 2011	4.75 to 1
September 30, 2011	4.75 to 1
December 31, 2011	4.75 to 1
March 31, 2012	4.75 to 1
June 30, 2012	4.75 to 1
September 30, 2012	4.50 to 1
December 31, 2012	4.50 to 1
March 31, 2013	4.50 to 1
June 30, 2013	4.50 to 1
September 30, 2013	4.50 to 1
December 31, 2013	4.50 to 1
March 31, 2014 and the end of each fiscal quarter thereafter	4.25 to 1

(ii)                                  [Reserved].

(b)                                 Interest Coverage Ratio.  Holdings and the Borrower shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than the applicable “Minimum Interest Coverage Ratio” set forth below:

Fiscal Quarter Ending	Minimum Interest Coverage Ratio

December 31, 2010	2.25 to 1
March 31, 2011	2.25 to 1
June 30, 2011	2.25 to 1
September 30, 2011	2.25 to 1
December 31, 2011	2.25 to 1
March 31, 2012	2.25 to 1
June 30, 2012	2.25 to 1
September 30, 2012	2.50 to 1
December 31, 2012	2.50 to 1
March 31, 2013	2.50 to 1
June 30, 2013	2.50 to 1
September 30, 2013	2.50 to 1
December 31, 2013	2.50 to 1
March 31, 2014	2.75 to 1
June 30, 2014	2.75 to 1
September 30, 2014	2.75 to 1
December 31, 2014	2.75 to 1
March 31, 2015	2.75 to 1
June 30, 2015	2.75 to 1
September 30, 2015 and the end of each fiscal quarter thereafter	3.00 to 1

(c)                                  Maximum Capital Expenditures.

(i)                                     Holdings and the Borrower shall not and shall not permit the Restricted Subsidiaries to make any Capital Expenditures that would cause the aggregate amount of Capital Expenditures made by Holdings and the Restricted Subsidiaries in any fiscal year commencing with the 2011 fiscal year of Holdings to exceed $40,000,000 (which may include restructuring expenditures).

(ii)                                  Notwithstanding anything to the contrary contained in clause (c)(i) above, (x) to the extent that the aggregate amount of Capital Expenditures made by Holdings and the Restricted Subsidiaries in any fiscal year (for the avoidance of doubt, after giving effect to any CapEx Pull-Forward Amount utilized in the preceding year that reduced the amount of Capital Expenditures that could be made in such year but disregarding any Capital Expenditures made in reliance on any Rollover Amount utilized during such year) pursuant to such clause (i) is less than the amount set forth therein, the amount of such difference (the “Rollover Amount”) may be carried forward and used to make Capital Expenditures in the immediately succeeding fiscal year (with such Rollover Amount deemed utilized first in such succeeding year) and (y) for any fiscal year, the amount of Capital Expenditures that would otherwise be permitted in such fiscal year pursuant to this Section 7.10(c) (including as a result of the application of clause (x) of this clause (ii)) may be increased by an amount not to exceed 50% of the permitted Capital Expenditure limit in the immediately succeeding year (the “CapEx Pull-Forward Amount”).  The actual CapEx Pull-Forward Amount in respect of any such fiscal year shall reduce, on a dollar-for-dollar basis, the amount of Capital Expenditures that are permitted to be made in the immediately succeeding fiscal year.

(iii)                               In addition to the Capital Expenditures permitted pursuant to the preceding paragraphs (i) and (ii), Holdings the Restricted Subsidiaries may make additional Capital Expenditures in an amount not to exceed the portion, if any, of the Cumulative Credit on the date of such Capital Expenditure that the Borrower elects to apply to this Section 7.10(c)(iii).

Section 7.11.                         Accounting Changes.

Holdings shall not make any material change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year; provided, however, that Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.12.                         Prepayments, Etc. of Indebtedness.

(a)                                  None of Holdings, the Borrower or any of the Restricted Subsidiaries shall voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof (it being understood that payments of regularly scheduled interest and principal shall be permitted) any Junior Financing or Senior Notes, except (i) the refinancing thereof with the Net Proceeds of any Indebtedness constituting a Permitted Refinancing; provided that if such Indebtedness was originally incurred under Section 7.03(g), such Permitted Refinancing is permitted pursuant to Section 7.03(g), (ii) the conversion of any Junior Financing or Senior Notes to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (iii) voluntary prepayments, redemptions, purchases, defeasances and other satisfaction in respect of Junior Financings or Senior Notes prior to their scheduled maturity in an aggregate amount not to exceed (x) $50,000,000 minus (y) the aggregate amount of Restricted Payments made pursuant to Section 7.06(f), and (iv) if the Total Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), as if such prepayment, redemption, purchase, defeasance or other satisfaction in respect of Junior Financings or Senior Notes had been made on the last day of such four quarter period, is less than or equal to 3.50 to 1.00, voluntary prepayments, redemptions, purchases, defeasances and other satisfaction in respect of Junior Financings or Senior Notes are permitted prior to their scheduled maturity in an aggregate amount not to exceed the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this paragraph, such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, however, that notwithstanding any of the foregoing (i) no payment shall be made in violation of any subordination terms of any Junior Financing Documentation, and (ii) no voluntary prepayments, redemptions, purchases, defeasances and other satisfaction in respect of Junior Financings or Senior Notes shall be made prior to their scheduled maturity pursuant to Section 7.12(a)(iv) if the Senior Secured Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b), as applicable (or, if no Test Period has passed, as of the last four quarters ended), would be greater than 2.75 to 1.00.

(b)                                 None of Holdings, the Borrower or any of the Restricted Subsidiaries shall, directly or indirectly, amend, modify or change in any manner materially adverse to the interests of the Lenders any material term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.13.                         Permitted Activities.

Notwithstanding anything else herein to the contrary, Holdings shall not engage in any material operating or business activities; provided that the following shall be permitted in any event, to the extent otherwise permitted hereunder:  (i) its ownership of the Equity Interests of the Borrower and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents and any other unsecured Indebtedness, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests, and the maintenance and investment of any proceeds thereof, and the incurrence of any liabilities, costs and expenses reasonably related thereto, whether or not such equity issuance is consummated, (v) financing activities, including the issuance of equity securities, incurrence of unsecured Indebtedness, payment of dividends, making contributions to the capital of the LLC Co-Borrower and guaranteeing the obligations of the Borrower on an unsecured basis, (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (vii) holding any cash or property (but not operating any property), including the opening and maintaining of bank and deposit accounts, (viii) providing indemnification to officers, managers and directors, (ix) any activities related, complementary or incidental to the foregoing and (x) liabilities incidental to the conduct of Holdings’ business as a holding company.  Holdings shall not incur any Liens on Equity Interests of the LLC Co-Borrower other than those for the benefit of the Secured Parties.

Section 7.14.                         Sale/Leaseback Transactions.

None of Holdings, the Borrower or the Restricted Subsidiaries shall enter into any Sale/Leaseback Transaction, other than (a) Sale/Leaseback Transactions in respect of which the Net Cash Proceeds received in connection therewith does not exceed $25,000,000 in the aggregate during any fiscal year of the Borrower, determined on a consolidated basis for the Borrower and its Subsidiaries and (b) the contemplated Sale/Leaseback Transactions described in Schedule 7.14.

ARTICLE VIII.
Events of Default and Remedies

Section 8.01.                         Events of Default.

Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a)                                  Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)                                 Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to the Borrower) or Article VII (provided that the covenants in Section 7.10(a) and (b) are subject to cure pursuant to Section 8.05); or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof by the Administrative Agent or the Required Lenders to the Borrower; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Holdings or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default.  Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an outstanding aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise); provided that this clause (e)(B) shall not apply to secured

Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f)                                    Insolvency Proceedings, Etc.  Any Loan Party or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) consecutive days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) consecutive days, or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Holdings and the Restricted Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has an investment grade rating has been notified of such judgment or order and has not denied coverage or an effective indemnity) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)                                     Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by any Secured Party or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j)                                     Change of Control.  There occurs any Change of Control; or

(k)                                  Collateral Documents.  Any Collateral Document after delivery thereof pursuant to Section 4.01, 6.11 or 6.13 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement or pursuant to Section 3.02 hereof) ceases to create a valid and perfected first-priority Lien, on and security interest of the Collateral that is (x) purported to be covered thereby and (y) comprises Property that, when taken together with all Property as to which such Lien has so ceased to be effective, has a fair market value in excess of $25,000,000, subject to Liens permitted under Section 7.01, (i) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (ii) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(l)                                     ERISA.  (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect.

Section 8.02.                         Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a)                                  declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03.                         Exclusion of Immaterial Subsidiaries.

Solely for the purpose of determining whether a Default or Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary (an “Immaterial Subsidiary”) affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of Holdings, have assets with a fair market value in excess of 5% of the Total Assets of Holdings and the Restricted Subsidiaries (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

Section 8.04.                         Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations and/or under Section 9.11 shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest and fees on the Loans, Commitments, Letters of Credit and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Cash Management Obligations or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Cash Management Obligations or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower as applicable.

Section 8.05.                         Borrower’s Right to Cure.

(a)                                  Notwithstanding anything to the contrary contained in Section 8.01 or 8.02, in the event of any Event of Default or potential Event of Default under the covenants set forth in Sections 7.10(a) and/or (b) and at any time until the expiration of the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, if Holdings receives a Specified Equity Contribution, Holdings may apply the amount of the net cash proceeds thereof to increase Consolidated EBITDA with respect to the last fiscal quarter of the relevant Test Period; provided that such net cash proceeds (i) are actually received by Holdings as cash equity other than Disqualified Equity Interests (including through capital contribution of such net cash proceeds to Holdings) no later than ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder and (ii) are Not Otherwise Applied.  The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.10.  The increased amount applicable to any fiscal quarter shall be applied to such fiscal quarter in each subsequent Test Period that contains such fiscal quarter.

(b)                                 (i) In each period of four (4) consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no Specified Equity Contribution is made, (ii) no more than four (4) Specified Equity Contributions will be made in the aggregate during the term of this Agreement, (iii) the amount of any Specified Equity Contribution shall be no more than the amount required to cause Holdings to be in Pro Forma Compliance with Sections 7.10(a) and/or (b) for any applicable period and (iv) there shall be no pro forma reduction in

Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with Sections 7.10(a) and/or (b) for the fiscal quarter immediately prior to the fiscal quarter in which such Specified Equity Contribution was made.

ARTICLE IX.
Administrative Agent and Other Agents

Section 9.01.                         Appointment and Authority.

(a)                                  Each of the Lenders and the L/C Issuer hereby irrevocably appoints JPMorgan Chase Bank, N.A., to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to it by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)                                 Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article and in the definition of “Related Parties” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)                                  Each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank) and the Agents hereby irrevocably appoints and authorizes the Administrative Agent to act on its behalf as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent (and any sub-agents and appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article and Section 10.05 as though such sub-agents were the “Administrative Agent” under the Loan Documents as if set forth in full herein with respect thereto.

Section 9.02.                         Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03.                         Exculpatory Provisions.

No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan

Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Laws; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04.                         Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05.                         Delegation of Duties.

The Administrative Agent may perform any and all of their respective duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06.                         Resignation of Successor Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower (or, if such successor is not an Initial Lender, with the consent of the Borrower, not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in New York City or an Affiliate of any such bank with an office in New York City.  If no such successor shall have been so appointed by the Required Lenders (and, if applicable, consented to by the Borrower) and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07.                         Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08.                         Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent:

(a)                                  to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit (including as a result of a Letter of Credit being deemed to be no longer outstanding hereunder in accordance with the Cash Collateralization or back-to-back letter of credit provisions set forth in Section 2.03(g)), (ii) that is sold, disposed of or transferred or to be sold, disposed of or transferred as part of or in connection with any sale, disposition or transfer permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, (iv) owned by a Guarantor upon release of such Guarantor from its obligations under its

Guaranty pursuant to clause (c) below or (v) that constitutes assets or Equity Interests of any Restricted Subsidiary that is designated as an Unrestricted Subsidiary pursuant to Section 6.14;

(b)                                 to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(e), (f), (j), (l), (o), (r), (t), (w) and (solely to the extent refinancing Indebtedness secured by a Lien permitted under Section 7.01(r) or (t)) (x);

(c)                                  to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the Senior Notes or any Junior Financing unless and until each guarantor is (or is being simultaneously) released from its guarantee with respect to the Senior Notes or such Junior Financing; and

(d)                                 to release any Lien on any Collateral upon the consummation of any transaction permitted by the Loan Documents.

The Lenders hereby confirm the Administrative Agent’s authority to release its interest in the Collateral, or the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.08.  In each case as specified in this Section 9.08, the Administrative Agent will, at the Borrower’s expense, promptly execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.08.

Section 9.09.                         No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Joint Bookrunners or any Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

Section 9.10.                         Appointment of Supplemental Administrative Agents.

(a)                                  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, cotrustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b)                                 In the event that the Administrative Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Agent, and (ii) the provisions of this Article and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Agent, as the context may require.

(c)                                  Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

Section 9.11.                         Withholding Tax.

To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender (including, for purposes of this Section 9.11, any L/C Issuer), an amount equivalent to any applicable withholding tax.  Without limiting or expanding the obligations of any Loan Party under Section 3.01, each Lender shall, and does hereby, indemnify the Administrative Agent, within thirty (30) calendar days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.11.  The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder.

ARTICLE X.
Miscellaneous

Section 10.01.                  Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a)                                  subject to Section 2.16, extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)                                 subject to Section 2.16, postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and it being understood that any change to the definitions of “Total Leverage Ratio” or “Senior Secured Leverage Ratio” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);

(c)                                  reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan, L/C Borrowing or to whom such fee or other amount is owed (it being understood that any change to the definitions of “Total Leverage Ratio” or “Senior Secured Leverage Ratio” or in the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);

(d)                                 change any provision of this Section 10.01 or decrease the percentage in the definition of “Required Lenders” without the written consent of each Lender, or decrease the percentage in the definitions of “Required Revolving Lenders” or “Required Term B Lenders,” Section 8.04 or the definition of “Pro Rata Share” or Section 2.12(a), 2.12(g) or 2.13 without the written consent of each Lender directly affected thereby;

(e)                                  other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f)                                    other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender; or

(g)                                 without the written consent of each Lender adversely affected thereby, amend the portion of the definition of “Interest Period” that reads as follows:  “one, two, three or six months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, nine or twelve months or less than one month thereafter”;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, shall adversely affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by a Swing Line Lender in addition to the Lenders required above, adversely affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (iv) Section 2.15 shall not be amended, waived or otherwise modified without the consent of the Administrative Agent, each L/C Issuer and the Swing Line Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.  Notwithstanding the foregoing, this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the applicable Swing Line Lender(s), Holdings and the Borrower so long as the obligations of the Revolving Credit Lenders and, if applicable, the other Swing Line Lender are not affected thereby.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the Replacement Term B Loans (as defined below) to permit the refinancing of all outstanding Term B Loans (“Refinanced Term B Loans”) with one or more replacement term loan tranches denominated in Dollars (“Replacement Term B Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term B Loans shall not exceed the aggregate principal amount of such Refinanced Term B Loans, (b) the Applicable Rate for such Replacement Term B Loans shall not be higher than the Applicable Rate for such Refinanced Term B Loans, (c) the Weighted Average

Life to Maturity of Replacement Term B Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term B Loans, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term B Loans) and (d) all other terms applicable to such Replacement Term B Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term B Loans than, those applicable to such Refinanced Term B Loans except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term B Loans in effect immediately prior to such refinancing.

In addition, notwithstanding the foregoing, this Agreement may be amended or waived (i) with the written consent of the Administrative Agent, Holdings, the Borrower and the Required Term B Lenders to waive or amend any mandatory prepayment of the Term Loans required under Section 2.05 and  (ii) with the written consent of the Administrative Agent, Holdings, the Borrower and the Required Revolving Lenders to waive or amend any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 4.03 (it being understood that amendments, modifications, supplements or waivers of any other provision of any Loan Document, including any representation or warranty, any covenant or any Default, shall be deemed to be effective for purposes of determining whether the conditions precedent set forth in Section 4.03 have been satisfied regardless of whether the Required Revolving Lenders shall have consented to such amendment, modification, supplement or waiver).

Notwithstanding anything to the contrary contained in this Section 10.01, (i) the Borrower and the Administrative Agent may, without the input or consent of the Lenders, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of Sections 2.14; (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iii) the Administrative Agent is hereby authorized by the Lenders to approve the forms of Collateral Documents, and to enter into any Loan Documents in such forms as approved by it; and (iv) guarantees, collateral security documents and related documents executed by any Person in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (a) to comply with or reflect customary practices under local Law or advice of local counsel, (b) to cure ambiguities, omissions, mistakes or defects or (c) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 10.02.                  Notices and Other Communications; Facsimile Copies.

(a)                                  General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to Holdings, the Borrower or the Administrative Agent, an L/C Issuer or a Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Holdings, the Borrower and the Administrative Agent, an L/C Issuer or a Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(d)), when delivered; provided that notices and other communications to the Administrative Agent, an L/C Issuer and a Swing

Line Lender pursuant to Article II shall not be effective until actually received by such Person.  In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)                                 Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile or other electronic communication.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c)                                  Reliance by Agents and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence, bad faith or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.  All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(d)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  Each of the Administrative Agent, Holdings or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(e)                                  Agency of the Corporate Co-Borrower.  The LLC Co-Borrower irrevocably appoints the Corporate Co-Borrower as its agent for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including, without limitation, execution and delivery to the Administrative Agent of Committed Loan Notices) and all modifications hereto.  Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or either Borrower or acting singly, shall be valid and effective if given or taken only by the Corporate Co-Borrower, whether or not the LLC Co-Borrower joins therein, and the Agents and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of the Corporate Co-Borrower under this Section 10.02; provided that nothing in this Section 10.02(e) shall limit the effectiveness of, or the right of the Agents and the Lenders to rely upon, any notice (including, without limitation, a Committed Loan Notice), document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any Borrower pursuant to this Agreement.

Section 10.03.                  No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04.                  Attorney Costs and Expenses.

The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Agents for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, which shall be limited to Sidley Austin LLP (and one local counsel in each applicable jurisdiction and regulatory counsel and additional counsel as any Agent, Lender or group of Lenders reasonably determine are necessary in light of actual or potential conflicts of interest or the availability of different claims or defenses) and (b) from and after the Closing Date, to pay or reimburse the Agents and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective all Attorney Costs, which shall be limited to Sidley Austin LLP (and one local counsel in each applicable jurisdiction and regulatory counsel and additional counsel as any Agent, Lender or group of Lenders reasonably determine are necessary in light of actual or potential conflicts of interest or the availability of different claims or defenses).  The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable out-of-pocket expenses incurred by any Agent.  The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05.                  Indemnification by the Borrower.

Whether or not the transactions contemplated hereby are consummated, from and after the Closing Date, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, and directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs which shall be limited to Attorney Costs of one counsel and one special to the Agents and one counsel to the other Lenders (and one local counsel in each applicable jurisdiction and, solely in the event of an actual or potential conflict of interest, one additional counsel in each applicable material jurisdiction to the affected Persons (or each group of affected Persons), taken as a whole)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, or (c) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary or any Environmental Liability related in any way to any Loan Parties or any Subsidiary (other than any such presence, Release or Environmental Liability that has been determined by a final, non-appealable judgment of a court of competent authority to have resulted solely from acts of omissions by Persons other than Borrower or any of its Subsidiaries after the Administrative Agent sells the applicable property or facility pursuant to a foreclosure or has accepted a deed in lieu of foreclosure), or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any Controlled affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, as determined by the final, non-appealable judgment of a court of competent jurisdiction, (y) a material breach of its obligations under the Loan Documents by such Indemnitee or of any Controlled affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee as determined by the final, non-appealable judgment of a court of competent jurisdiction or (z) any proceeding that does not involve an act or omission by the Borrower or any of its Subsidiaries or any Affiliate of any of the foregoing and that is brought by an Indemnitee (or any of such Indemnitee’s Controlled Affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives) against any other Indemnitee (or any of such Indemnitee’s Controlled Affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives) other than claims against any Agent in its capacity as fulfilling its role as an agent or any other similar role hereunder.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement unless resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by the final, non-appealable judgment of a court of competent jurisdiction, nor shall any Indemnitee or the Borrower or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) except with respect to Loan Parties to the extent such damages would otherwise be subject to indemnification pursuant to this Section 10.05.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Party’s directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated.  All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of, or assignment of rights by,  any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.  For the avoidance of doubt, any indemnification relating to Taxes, other than to the extent of any Taxes that represent losses, damages, etc. resulting from any non-Tax claim, shall be covered by Sections 3.01 and 3.04 and shall not be covered by this Section 10.05.

Section 10.06.                  Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

Section 10.07.                  Successors and Assigns.

(a)                                  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender

(except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.  For the avoidance of doubt, (x) any assignment of the Revolving Credit Commitment of an Initial Non-Extending Revolving Credit Lender shall include all rights, obligations and terms applicable thereto (including, without limitation, termination of such Revolving Credit Commitment on the Existing Revolving Loan Termination Date), and (y) any assignment of the Revolving Credit Commitment of an Initial Extending Revolving Credit Lender shall include all rights, obligations and terms applicable thereto (including, without limitation, termination of such Revolving Credit Commitment on the applicable Maturity Date).

(b)                                 (i)  Subject to the conditions set forth in paragraph (b)(ii) below and subject to Section 10.07(d) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)                              the Borrower (not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and provided, further, that no consent of the Borrower shall be required for (i) an assignment of all or a portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) an assignment related to Revolving Credit Commitments or Revolving Credit Exposure to a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender or an Approved Fund of a Revolving Credit Lender or (iii) if a Specified Default has occurred and is continuing, any Assignee;

(B)                                the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (i) all or any portion of a Term Loan to a Lender or an Approved Fund or (ii) all or any portion of a Revolving Credit Commitment to a Revolving Credit Lender or an Approved Fund of a Revolving Credit Lender;

(C)                                each L/C Issuer at the time of such assignment, provided that no consent of the L/C Issuers shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure; and

(D)                               the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure.

Notwithstanding the foregoing or anything to the contrary set forth herein, any assignment of any Loans or Commitments to any Affiliated Lender shall also be subject to the requirements set forth in Section 10.07(k).

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of (x) $5,000,000 (in the case of each Revolving Credit Loan) and shall be in increments of an amount of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consents, (y) $250,000 (in the case of an assignment of a Term Loan by the Initial Lenders during the initial syndication of the Term Loans) and shall be in increments of an amount of $250,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consents and (z) $1,000,000 (in the case of an assignment of any other Term Loan), and shall be in increments of an amount of $1,000,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consents, provided in each case that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee;

(C)                                the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D)                               on or before the date on which it becomes a party to this Agreement, the Assignee shall deliver to the Borrower and the Administrative Agent the forms or certifications, as applicable, described in Section 3.01(e), to the extent required thereby.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

(c)                                  Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d)                                 The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Any Lender may, without the consent of the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, at any time sell participations to any Person (other than a natural person, Holdings or any of its Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that requires the affirmative vote of such Lender.  Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections, including the requirement to provide the forms and certificates pursuant to Section 3.01(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c) and any such Participant shall be deemed to be a Lender for purposes of the definition of Excluded Taxes.  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting as a non-fiduciary agent of the Borrower (solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  The Loan Parties and each Non-Debt Fund Affiliate (by its acquisition of a participation in any Lender’s rights and/or obligations under this Agreement) hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, to the extent that any Non-Debt Fund Affiliate would have the right to direct any Participant with respect to any vote with respect to any plan of reorganization with respect to any Loan Party (or to directly vote on such plan of reorganization) as a result of any participation taken by such Non-Debt Fund Affiliate pursuant to this Section 10.07(e), such Loan Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Participant) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Participant) may be counted to the extent any such plan of reorganization proposes to treat the participation in any Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable in any material respect to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders or Participants that are not Affiliates of the Borrower.  Each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate (solely in respect of Loans and participations therein and not in respect of any other claim or status such Non-Debt Fund Affiliate may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

(f)                                    A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g)                                 Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)                                 Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections, including the requirement to provide the forms and certificates pursuant to Section 3.01(e)), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement, unless the grant to the SPC was made with the prior written consent of the Borrower, not to be unreasonably withheld or delayed (for the avoidance of doubt, the

Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligation to the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)                                     Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with Applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)                                     Notwithstanding anything to the contrary contained herein, any L/C Issuer or Swing Line Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer or Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or Swing Line Lender shall have identified a successor L/C Issuer or Swing Line Lender reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the L/C Issuer or Swing Line Lender, as applicable.  In the event of any such resignation of an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be, except as expressly provided above.  If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, Eurocurrency Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(k)                                  (i)  Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Affiliated Lender in accordance with Section 10.07(b); provided that:

(A)                              no Default or Event of Default has occurred or is continuing or would result therefrom;

(B)                                the assigning Lender and Affiliated Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit K hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

(C)                                for the avoidance of doubt, Lenders shall not be permitted to assign Term Commitments (other than Incremental Term Loan Commitments), Revolving Credit Commitments or Revolving Credit Loans to any Affiliated Lender;

(D)                               any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled for upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(E)                                 (i) no Purchasing Borrower Party may use the proceeds from Revolving Credit Loans or Swing Line Loans to purchase any Term Loans and (ii) Term Loans may only be purchased by a Purchaser Borrowing Party if, after giving effect to any such purchase, the sum of (x) the excess of the aggregate Revolving Credit Commitments at such time less the aggregate Revolving Credit Exposure plus (y) the amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries shall be not less than $130,000,000;

(F)                                 each Affiliated Lender represents and warrants as of the date of any assignment to such Affiliated Lender pursuant to this Section 10.07(k) that neither the Affiliated Lender nor any of its Affiliates has any Material Non-Public Information; and

(G)                                no Term B Loan may be assigned to an Affiliated Lender pursuant to this Section 10.07(k), if after giving effect to such assignment, Affiliated Lenders in the aggregate would own in excess of 20% of all Term B Loans then outstanding.

(ii)                                  Notwithstanding anything to the contrary in this Agreement, no Non-Debt Fund Affiliate shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

(l)                                     Notwithstanding anything in Section 10.01 or the definition of “Required Lenders”, “Required Revolving Lenders” or “Required Term B Lenders” to the contrary, for purposes of determining whether the Required Lenders, the Required Term B Lenders or the Required Revolving Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document:

(x)                                   all Term Loans held by any Non-Debt Fund Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or Required Term B Lenders have taken any actions; and

(y)                                 all Term Loans, Revolving Credit Commitments and Revolving Credit Exposure held by Debt Fund Affiliates may not account for more than 50% of the Term Loans, Revolving Credit Commitments and Revolving Credit Exposure of consenting Lenders included in determining whether the Required Lenders, the Required Term B Lenders or the Required Revolving Lenders have consented to any action pursuant to Section 10.01.

Additionally, the Loan Parties and each Non-Debt Fund Affiliate hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and each Non-

Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of such Loan Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable in any material respect to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower.  Each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate (solely in respect of Loans and participations therein and not in respect of any other claim or status such Non-Debt Fund Affiliate may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

In the event that any Revolving Credit Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Revolving Credit Lender that is not rated by any such ratings service or provider, any L/C Issuer or the Swing Line Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Credit Lender) then such L/C Issuer or Swing Line Lender shall have the right, but not the obligation, at its own expense, upon notice to such Lender, the Borrower and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in Section 10.07(b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.07(b) above, including, for the avoidance of doubt, the prior written consent of the Borrower to the extent otherwise required by Section 10.07(b)) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) such L/C Issuer, Swing Line Lender or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

Section 10.08.                  Confidentiality.

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) only to the extent to be used in connection with the Transactions and matters related to the administration of the Loan Documents, to any other party to this Agreement; (e) only to the extent to be used in connection with the Transactions and matters related to the administration of the Loan Documents, subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, any Joint Bookrunner, any Lender, the L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or any Investor or their respective related parties (so long as such source is not known to the

Administrative Agent, such Joint Bookrunner, such Lender, the L/C Issuer or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Agent or Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (j) to the extent that such Information is independently developed by the Agents or the Lenders so long as such disclosure does not reveal any confidential Information, (k) for purposes of establishing a “due diligence” defense, or (l) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder.  In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions.  For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their Subsidiaries or its business, other than any such information that is publicly available to any Agent, any L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  The Agents and the Lenders agree to use confidential Information only in connection with the Transactions and matters related to the administration of the Loan Documents.

Section 10.09.                  Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Administrative Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but not fiduciary accounts) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Administrative Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Administrative Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have at Law.

Section 10.10.                  Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11.                  Counterparts.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier or electronic mail of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.12.                  Integration; Termination.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13.                  Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14.                  Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15.                  GOVERNING LAW.

(a)                                  THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN ANY LOAN DOCUMENT EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY, BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY,

EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 10.02.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16.                  WAIVER OF RIGHT TO TRIAL BY JURY.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17.                  [Reserved].

Section 10.18.                  Binding Effect.

This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent shall have been notified by each Lender, each Agent, the Swing Line Lender and L/C Issuer that each such Lender, Agent, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.19.                  USA Patriot Act.

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information regarding the Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.  This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent.

Section 10.20.                  No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents, the Joint Bookrunners and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Joint Bookrunners and the Lenders is and has been acting solely as a principal and except as expressly agreed in writing by the relevant parties, is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Joint Bookrunners or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto except as expressly agreed in writing by the relevant parties, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents, the Joint Bookrunners or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Joint Bookrunners and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents, the Joint Bookrunners or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Joint Bookrunners and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

Section 10.21.                  Joint and Several Liability.

Each of the LLC Co-Borrower and the Corporate Co-Borrower is jointly and severally liable under this Agreement for all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared or disbursed by or among the LLC Co-Borrower and the Corporate Co-Borrower themselves, or the manner in which an Agent and/or any Lender accounts for such Loans on its books and records.  For any period of time that the LLC Co-Borrower and the Corporate Co-Borrower shall have such joint and several liability, the provisions of Section 11.02 (including all waivers thereunder) shall be deemed to apply, mutatis mutandis, to each Borrower.

Section 10.22.                  Parallel Debt.

(a)                                  Without prejudice to the provisions of this Agreement and the Collateral Documents and for the purpose of preserving the initial and continuing validity of the security rights granted and to be granted by the Loan Parties to the Administrative Agent for the benefit of the Secured Parties, an amount equal to and in the same currency as the Obligations from time to time due by such Loan Party in accordance with the terms and conditions of the Loan Documents, including for the avoidance of doubt, the limitations set out in any joinder agreement delivered in accordance with Section 6.11, shall be owing as a separate and independent obligation of such Loan Party to the Administrative Agent (such payment undertaking and the obligations and liabilities which are the result thereof the “Parallel Debt”).

(b)                                 Each Loan Party and the Administrative Agent acknowledge that (i) for this purpose the Parallel Debt constitutes undertakings, obligations and liabilities of each Loan Party to the Administrative Agent under the Loan Documents which are separate and independent from, and without prejudice to, the corresponding Obligations under the Loan Documents which such Loan Party has to the Secured Parties and (ii) that the Parallel Debt represents the Administrative Agent’s own claims to receive payment of the Parallel Debt; provided that the total amount which may become due under the Parallel Debt shall never exceed the total amount which may become due under the Loan Documents; provided, further, that the Administrative Agent shall exercise its rights with respect to the Parallel Debt solely in accordance with this Agreement and the Collateral Documents (including the Junior Lien Intercreditor Agreement).

(c)                                  Every payment of monies made by a Loan Party to the Administrative Agent shall (conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, liquidation or similar laws of general application) be in satisfaction pro tanto of the covenant by such Loan Party contained in Section 10.22(a); provided that if any such payment as is mentioned above is subsequently avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, liquidation or similar laws of general application, the Administrative Agent shall be entitled to receive the amount of such payment from such Loan Party and such Loan Party shall remain liable to perform the relevant obligation and the relevant liability shall be deemed not to have been discharged.

(d)                                 Subject to the provision in paragraph (c) of this Section 10.22, but notwithstanding any of the other provisions of this Section 10.22:

(i)                                     the total amount due and payable as Parallel Debt under this Section 10.22 shall be decreased to the extent that a Loan Party shall have paid any amounts to the Administrative Agent or to the Administrative Agent on behalf of the Secured Parties or any of them to reduce the outstanding principal amount of the Obligations or the Administrative Agent on behalf of the Secured Parties otherwise receives any amount in payment of the Obligations; and

(ii)                                  to the extent that a Loan Party shall have paid any amounts to the Administrative Agent under the Parallel Debt or the Administrative Agent shall have otherwise received monies in payment of the Parallel Debt, the total amount due and payable under the Loan Documents shall be decreased as if said amounts were received directly in payment of the Obligations.

(e)                                  In the event of a resignation of the Administrative Agent pursuant to Section 9.06 of this Agreement, the retiring Administrative Agent shall assign the Parallel Debt owed to it to the successor Administrative  Agent.

ARTICLE XI.
Guarantee

Section 11.01.                  The Guarantee.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes, if any, held by each Lender of, the Borrower (other than such Guarantor), and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or Holdings or any Restricted Subsidiary under any Secured Hedge Agreement or any Cash Management Obligations, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”).  The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever (except to the extent otherwise required by any Loan Document), and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02.                  Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a)                                  at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)                                 any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c)                                  the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.09, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d)                                 any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected;

(e)                                  the release of any other Guarantor pursuant to Section 11.09 or otherwise;

(f)                                    any change in the corporate, partnership or other existence, structure or ownership of the Borrower or any Guarantor, or any other guarantor of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding (including under any Debtor Relief Law) affecting the Borrower, any Guarantor or any other guarantor of the Obligations, or any of their respective assets or any resulting release or discharge of any obligation of the Borrower, any Guarantor or any other guarantor of the Guaranteed Obligations;

(g)                                 any one or more of the Secured Parties becomes the subject of a Bankruptcy Event;

(h)                                 any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code; or

(i)                                     the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Secured Parties for repayment of all or any part of the Guaranteed Obligations.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever (except to the extent otherwise required by any Loan Document), and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.  This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03.                  Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04.                  Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Loan Party permitted pursuant to Section 7.03(b)(ii) or 7.03(d) shall be subordinated to such Loan Party’s Obligations in the manner set forth the subordination provisions of the U.S. Security Agreement.

Section 11.05.                  Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06.                  Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under Section 3213 of the New York Civil Practice Law and Rules.

Section 11.07.                  Continuing Guarantee.

The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08.                  General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09.                  Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, Equity Interests of any Subsidiary Guarantor (a “Transferred Guarantor”) are sold or otherwise transferred, following which transfer such Subsidiary Guarantor ceases to be a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and the other Loan Documents and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent shall take such actions as are necessary to effect the releases described in this Section 11.09.

When all Commitments hereunder have terminated, and all Loans or other Obligation hereunder which are accrued and payable have been paid or satisfied (other than Cash Management Obligations, obligations under Secured Hedge Agreements or in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made), and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place), this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 11.10.                  Right of Contribution.

(a)                                  To the extent that any Guarantor shall make a payment under this Guarantee (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of all Guaranteed Obligations and termination or expiry of all Commitments and financing arrangements, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)                                 As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the excess of the fair value of the property of such Guarantor over the total liabilities of such Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)                                  This Section 11.10 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 11.10 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d)                                 The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor or Guarantors to which such contribution and indemnification is owing.

(e)                                  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04.  The rights of the indemnifying Guarantors against other Guarantors under this Section 11.10 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash and the termination or expiry of all Commitments.

(f)                                    In determining the solvency of any Guarantor, it is the intention of the parties hereto that any rights of subrogation or contribution which such Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account. This Section 11.10 does not limit the Guarantors’ subrogation rights.

Section 11.11.                  Limitation of Obligations.

Notwithstanding any other provision of this Guaranty, each Guarantor’s obligation to pay the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

Section 11.12.                  California - Specific Waivers

(a)                                  Each Guarantor hereby waives any and all benefits and defenses under California Civil Code Section 2810 and agrees that by doing so each Guarantor shall be liable even if the Borrower had no liability at the time of execution of the Loan Documents, or thereafter ceases to be liable.  Each Guarantor hereby waives any and all benefits and defenses under California Civil Code Section 2809 and agrees that by doing so such Guarantor’s liability may be larger in amount and more burdensome than that of the Borrower.  Each Guarantor hereby waives the benefit of all principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and agrees that such Guarantor’s obligations shall not be affected by any circumstances, whether or not referred to in this Guaranty, which might otherwise constitute a legal or equitable discharge of a surety or a guarantor.  Each Guarantor hereby waives the benefits of any right of discharge under any and all statutes or other laws relating to guarantors or sureties and any other rights of sureties and guarantors thereunder.  Each Guarantor also waives, to the fullest extent permitted by law, all rights to require the Administrative Agent or any of the Secured Parties to (a) proceed against the Borrower or any other guarantor of the Borrower’s payment or performance with respect to the Guaranteed Obligations, (b) proceed against or exhaust any collateral held by the Administrative Agent or any of the Secured Parties to secure the repayment of the Guaranteed Obligations, or (c) pursue any other remedy it may now or hereafter have against the Borrower, including any and all benefits under California Civil Code Sections 2845, 2849 and 2850.

(b)                                 Each Guarantor understands that the exercise by the Administrative Agent or any of the Secured Parties of certain rights and remedies contained in the Mortgages (such as a nonjudicial foreclosure sale) may affect or eliminate such Guarantor’s right of subrogation against the Borrower and that such Guarantor may therefore incur a partially or totally nonreimbursable liability under this Guaranty.  Nevertheless, each Guarantor hereby authorizes and empowers the Administrative Agent and each of the Secured Parties to exercise, in its sole and absolute discretion, any right or remedy, or any combination thereof, which may then be available, since it is the intent and purpose of such Guarantor that the obligations under this Guaranty shall be absolute, independent and unconditional under any and all circumstances.  Each Guarantor expressly waives any defense (which defense, if such Guarantor had not given this waiver, Guarantor might otherwise have) to a judgment against such Guarantor by reason of a nonjudicial foreclosure.  Without limiting the generality of the foregoing, each Guarantor hereby expressly waives any and all benefits under (i) California Code of Civil Procedure Section 580a (which Section, if such Guarantor had not given this waiver, would otherwise limit such Guarantor’s liability after a nonjudicial foreclosure sale to the difference between the obligations of Guarantor under this Guaranty and the fair market value of the property or interests sold at such nonjudicial foreclosure sale), (ii) California Code of Civil Procedure Sections 580b and 580d (which Sections, if such Guarantor had not given this waiver, would otherwise limit the Administrative Agent’s or the Secured Parties’ Obligations right to recover a deficiency judgment with respect to purchase money obligations and after a nonjudicial foreclosure sale, respectively), and (iii) California Code of Civil Procedure Section 726 (which Section, if such Guarantor had not given this waiver, among other things, would otherwise require the Administrative Agent or any of the Secured Parties to exhaust all of its security before a personal judgment could be obtained for a deficiency).  Notwithstanding any foreclosure of the lien of any Mortgages, whether by the exercise of the power of sale contained in the Mortgages, by an action for judicial foreclosure or by the Administrative Agent’s or any Secured Party’s acceptance of a deed in lieu of foreclosure, each Guarantor shall remain bound under this Guaranty.  In accordance with Section 2856 of the California Civil Code, each Guarantor waives all rights and defenses that such Guarantor may have because the Borrower’s obligations are secured by real property.  This means, among other things:

(i)                                     the Administrative Agent or any of the Secured Parties may collect from each Guarantor without first foreclosing on any real or personal property collateral pledged by the Borrower or others; and

(ii)                                  if the Administrative Agent or any of the Secured Parties forecloses on any real property collateral pledged by the Borrower or others: (x) The amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (y) the Administrative Agent or any of the Secured Parties may collect from each Guarantor even if the Administrative Agent or any of the Secured Parties, by foreclosing on the real property collateral, has destroyed any right such Guarantor may have to collect from the Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses that each Guarantor may have because the Borrower’s obligations are secured by real property.  These rights and defenses include, but are not limited to, any rights or defenses based upon California Code of Civil Procedure Sections 580a, 580b, 580d, or 726.

(c)                                  In accordance with Section 2856 of the California Civil Code, each Guarantor also waives any right or defense based upon an election of remedies by the Administrative Agent or any of the Secured Parties, even though such election (e.g., nonjudicial foreclosure with respect to any collateral held by the Administrative Agent or any of the Secured Parties to secure repayment of the Guaranteed Obligations) destroys or otherwise impairs the subrogation rights of such Guarantor or the right of such Guarantor (after payment of the obligations guaranteed by such Guarantor under this Guaranty) to proceed against the Borrower for reimbursement, or both, by operation of Section 580d of the Code of Civil Procedure or otherwise.

(d)                                 In accordance with Section 2856 of the California Civil Code, each Guarantor waives any and all other rights and defenses available to such Guarantor by reason of Sections 2787 through 2855, inclusive, of the California Civil Code, including any and all rights or defenses each Guarantor may have by reason of protection afforded to the Borrower with respect to any of the obligations of such Guarantor under this Guaranty pursuant to the antideficiency or other laws of the State of California limiting or discharging the Borrower’s Obligations, including Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure.  Likewise, each Guarantor waives any and all rights and defenses available to such Guarantor under California Civil Code Sections 2899 and 3433.

(e)                                  Each Guarantor shall have no right of, and hereby waives any claim for, subrogation, reimbursement, indemnification, and contribution against the Borrower and against any other person or any collateral or security for the Guaranteed Obligations (including without limitation any such rights pursuant to Sections 2847 and 2848 of the California Civil Code), until the Guaranteed Obligations has been indefeasibly paid and satisfied in full, all obligations owed to the Secured Parties under the Loan Documents have been fully performed, and the Administrative Agent and the Secured Parties have released, transferred or disposed of all of their right, title and interest in such collateral or security, and there has expired the maximum possible period thereafter during which any payment made by the Borrower or others to Secured Parties with respect to the Guaranteed Obligations could be deemed a preference under the Bankruptcy Code.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

RES-CARE, INC., as a Borrower

By	/s/ David W. Miles
	Name:	David W. Miles
	Title:	Executive Vice President & Chief Financial Officer

Signature Page to Amended and Restated Credit Agreement
Res-Care, Inc. and Onex Rescare Acquisition, LLC

ONEX RESCARE ACQUISITION, LLC, as a
Borrower

By	/s/ Robert M. LeBlanc
Name: Robert M. Leblanc
Title: Director

ONEX RESCARE HOLDINGS CORP., as
Holdings

By	/s/ Robert M. LeBlanc
Name: Robert M. Leblanc
Title: Director

Signature Page to Amended and Restated Credit Agreement
Res-Care, Inc. and Onex Rescare Acquisition, LLC

ACCENT HEALTH CARE, INC.
ALL WAYS CARING SERVICES, INC.
ALTERNATIVE CHOICES, INC.
ALTERNATIVE YOUTH SERVICES, INC.
ARBOR E&T, LLC
ARBOR PEO, INC.
B.W.J. OPPORTUNITY CENTERS, INC.
BAKER MANAGEMENT, INC.
BALD EAGLE ENTERPRISES, INC.
BOLIVAR DEVELOPMENTAL TRAINING CENTER, INC.
BRALEY & THOMPSON, INC.
CAPITAL TX INVESTMENTS, IN C.
CAREERS IN PROGRESS, INC.
CATX PROPERTIES, INC.
CNC/ACCESS, INC.
COMMUNITY ADVANTAGE, IN C.
COMMUNITY ALTERNATIVES HOME CARE, INC.
COMMUNITY ALTERNATIVES ILLINOIS, INC.
COMMUNITY ALTERNATIVES INDIANA, INC.
COMMUNITY ALTERNATIVES KENTUCKY, INC.
COMMUNITY ALTERNATIVES MISSOURI, INC.
COMMUNITY ALTERNATIVES MOBILE NURSING, INC.
COMMUNITY ALTERNATIVES NEBRASKA, INC.
COMMUNITY ALTERNATIVES NEW MEXICO, INC.
COMMUNITY ALTERNATIVES OF WASHINGTON, D.C., INC.
COMMUNITY ALTERNATIVES PHARMACY, INC.
COMMUNITY ALTERNATIVES TEXAS PARTNER, INC.
COMMUNITY ALTERNATIVES VIRGINIA, INC.
EDUCARE COMMUNITY LIVING - NORMAL LIFE, INC.
EDUCARE COMMUNITY LIVING - TEXAS LIVING CENTERS, INC.
EDUCARE COMMUNITY LIVING CORPORATION - GULF COAST
EDUCARE COMMUNITY LIVING CORPORATION - MISSOURI
EDUCARE COMMUNITY LIVING CORPORATION - NEVADA
EDUCARE COMMUNITY LIVING CORPORATION - NEW MEXICO
EDUCARE COMMUNITY LIVING CORPORATION - NORTH CAROLINA
EDUCARE COMMUNITY LIVING CORPORATION - TEXAS
EDUCARE COMMUNITY LIVING CORPORATION - AMERICA

Signature Page to Amended and Restated Credit Agreement
Res-Care, Inc. and Onex Rescare Acquisition, LLC

EMPLOY-ABILITY UNLIMITED, INC.
FRANKLIN CAREER COLLEGE INCORPORATED
GENERAL HEALTH CORPORATION
HABILITATION OPPORTUNITIES OF OHIO, INC. HYDESBURG ESTATES, INC.
INDIVIDUALIZED SUPPORTED LIVING, INC.
J. & J. CARE CENTERS, INC.
JOB READY, INC.
NORMAL LIFE, INC.
NORMAL LIFE FAMILY SERVICES, INC.
NORMAL LIFE OF CALIFORNIA, INC.
NORMAL LIFE OF CENTRAL INDIANA, INC.
NORMAL LIFE OF GEORGIA, INC.
NORMAL LIFE OF LAFAYETTE, INC.
NORMAL LIFE OF LAKE CHARLES, INC.
NORMAL LIFE OF LOUISIANA, INC.
NORMAL LIFE OF SOUTHERN INDIANA, INC.
P.S.I. HOLDINGS, INC.
PEOPLESERVE, INC.
RAISE GEAUGA, INC.
RES-CARE ALABAMA, INC.
RES-CARE ARKANSAS, INC.
RES-CARE CALIFORNIA, INC. D/B/A RCCA SERVICES
RES-CARE EUROPE, INC.
RES-CARE FLORIDA, INC.
RES-CARE IDAHO, INC.
RES-CARE ILLINOIS, INC.
RES-CARE IOWA, INC.
RES-CARE KANSAS, INC.
RES-CARE MICHIGAN, INC.
RES-CARE NEW JERSEY, INC.
RES-CARE OHIO, INC.
RES-CARE OKLAHOMA, INC.
RES-CARE PREMIER, INC.
RES-CARE TRAINING TECHNOLOGIES, INC.
RES-CARE WASHINGTON, INC.
RES-CARE WISCONSIN, INC.
RESCARE FINANCE, INC.
RESCARE INTERNATIONAL, INC.
RESCARE PENNSYLVANIA HEALTH
MANAGEMENT SERVICES, INC.
RESCARE PENNSYLVANIA HOME HEALTH
ASSOCIATES, INC.
ROCKCREEK, INC.
RSCR CALIFORNIA, INC.
RSCR INLAND, INC.
RSCR WEST VIRGINIA, INC.
SKYVIEW ESTATES, INC.
SOUTHERN HOME CARE SERVICES, INC.
TANGRAM REHABILITATION NETWORK, INC.

Signature Page to Amended and Restated Credit Agreement
Res-Care, Inc. and Onex Rescare Acquisition, LLC

TEXAS HOME MANAGEMENT, INC.
THE ACADEMY FOR INDIVIDUAL EXCELLENCE, INC.
THE CITADEL GROUP, INC.
THM HOMES, INC.
UPWARD BOUND, INC.
VOCA CORP.
VOCA CORPORATION OF AMERICA
VOCA CORPORATION OF WEST VIRGINIA, INC.
VOCA CORPORATION OF FLORIDA
VOCA CORPORATION OF INDIANA
VOCA CORPORATION OF MARYLAND
VOCA CORPORATION OF NEW JERSEY
VOCA CORPORATION OF NORTH CAROLINA
VOCA CORPORATION OF OHIO
VOCA RESIDENTAL SERVICES, INC.
YOUTHTRACK, INC.
as Guarantors

By:	/s/ David W. Miles
Name:	David W. Miles
Title:	Treasurer

Signature Page to Amended and Restated Credit Agreement
Res-Care, Inc. and Onex Rescare Acquisition, LLC

EDUCARE COMMUNITY LIVING LIMITED PARTNERSHIP, as a Guarantor
By:	Community Alternatives Texas Partner, Inc.
Its:	General Partner

	By:	/s/ David W. Miles
Name: David W. Miles
Title: Treasurer

NORMAL LIFE OF INDIANA, as a Guarantor
By:	Normal Life of Central Indiana, Inc.
one of its General Partners

	By:	/s/ David W. Miles
Name: David W. Miles
Title: Treasurer

and

By:	Normal Life of Southern Indiana, Inc.
the other General Partner

	By:	/s/ David W. Miles
Name: David W. Miles
Title: Treasurer

CREATIVE NETWORKS, L.L.C.
PHARMACY ALTERNATIVES, LLC
RESCARE DTS INTERNATIONAL, LLC
REST ASSURED, LLC
VOCA OF INDIANA, LLC,
as Guarantors

By:	/s/ David W. Miles
Name: David W. Miles
Title: Treasurer

Signature Page to Amended and Restated Credit Agreement
Res-Care, Inc. and Onex Rescare Acquisition, LLC

JPMORGAN CHASE BANK, N.A.,
as L/C Issuer, as Swing Line Lender, as
Administrative Agent and individually as a
Lender

By	/s/ James Duffy Baker, Jr.
Name: James Duffy Baker, Jr.
Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement

Res-Care, Inc. and Onex Rescare Acquisition, LLC

J.P. MORGAN SECURITIES LLC,
as a Joint Lead Arranger and as a Joint
Bookrunner

By	/s/ Meredith H. Hopson
Meredith H. Hopson
Vice President

Signature Page to Amended and Restated Credit Agreement
Res-Care, Inc. and Onex Rescare Acquisition, LLC

BANK OF AMERICA, N.A.,
as Syndication Agent and individually as a
Lender

By	/s/ David Strickert
Name: David Strickert
Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement
Res-Care, Inc. and Onex Rescare Acquisition, LLC

MERRILL LYNCH, PIERCE, FENNER &
SMITH INCORPORATED,
as a Joint Lead Arranger and as a Joint
Bookrunner

By	/s/ Yasemin Esmer
Name: Yasemin Esmer
Title: Director

Signature Page to Amended and Restated Credit Agreement
Res-Care, Inc. and Onex Rescare Acquisition, LLC

GENERAL ELECTRIC CAPITAL
CORPORATION, as a Co-Documentation
Agent and individually as a Lender

By	/s/ Andrew D. Moore
Name: Andrew D. Moore
Title: Duly Authorized Signatory

Signature Page to Amended and Restated Credit Agreement
Res-Care, Inc. and Onex Rescare Acquisition, LLC

GE CAPITAL FINANCIAL INC., as a Lender

By	/s/ Jeffrey Thomas
Name: Jeffrey Thomas
Title: Duly Authorized Signatory

Signature Page to Amended and Restated Credit Agreement
Res-Care, Inc. and Onex Rescare Acquisition, LLC

U.S. BANK NATIONAL ASSOCIATION,
as a Co-Documentation Agent and individually
as a Lender

By	/s/ Elizabeth Card-Phillips
Name: Elizabeth Card-Phillips
Title: Asst. Vice President

Signature Page to Amended and Restated Credit Agreement
Res-Care, Inc. and Onex Rescare Acquisition, LLC

BRANCH BANKING AND TRUST
COMPANY, as a Lender

By	/s/ Johnny L. Perry
Name: Johnny L. Perry
Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement
Res-Care, Inc. and Onex Rescare Acquisition, LLC

FIFTH THIRD BANK, as a Lender

By	/s/ Barbara S. Tully
Barbara S. Tully
Vice President

Signature Page to Amended and Restated Credit Agreement
Res-Care, Inc. and Onex Rescare Acquisition, LLC

EXPORT DEVELOPMENT CANADA, as a
Lender

By	/s/ Sylvia Lavictoire
Name: Sylvia Lavictoire
Title: Financing Manager

By	/s/ Margaret Michalski
Name: Margaret Michalski
Title: Senior Associate

Signature Page to Amended and Restated Credit Agreement
Res-Care, Inc. and Onex Rescare Acquisition, LLC

RAYMOND JAMES BANK, FSB, as a Lender

By:	/s/ Alexander L. Rody
Name: Alexander L. Rody
Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement
Res-Care, Inc. and Onex Rescare Acquisition, LLC

PNC BANK, NATIONAL ASSOCIATION, as
a Lender

By	/s/ Deroy Scott
Name: Deroy Scott
Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement
Res-Care, Inc. and Onex Rescare Acquisition, LLC

ROYAL BANK OF CANADA, as a Lender

By	/s/ Mustafa Topiwalla
Name: Mustafa Topiwalla
Title: Authorized Signatory

Signature Page to Amended and Restated Credit Agreement
Res-Care, Inc. and Onex Rescare Acquisition, LLC

OLD NATIONAL BANK, as a Lender

By	/s/ Darrin McCauley
Name: Darrin McCauley
Title: SVP

Signature Page to Amended and Restated Credit Agreement
Res-Care, Inc. and Onex Rescare Acquisition, LLC

SCHEDULE 1.01A

COMMITMENTS

REVOLVING CREDIT LENDERS	REVOLVING CREDIT COMMITMENT

EXTENDING REVOLVING CREDIT LENDERS

JPMORGAN CHASE BANK, N.A.	$52,000,000

BANK OF AMERICA, N.A.	$48,000,000

GENERAL ELECTRIC CAPITAL CORPORATION	$35,000,000

U.S. BANK NATIONAL ASSOCIATION	$35,000,000

FIFTH THIRD BANK	$25,000,000

EXPORT DEVELOPMENT CANADA	$15,000,000

PNC BANK, NATIONAL ASSOCIATION	$10,000,000

ROYAL BANK OF CANADA	$10,000,000

OLD NATIONAL BANK	$10,000,000

NON-EXTENDING REVOLVING CREDIT LENDERS

BRANCH BANKING & TRUST COMPANY	$35,000,000

AGGREGATE REVOLVING CREDIT COMMITMENT	$275,000,000

TERM B LENDERS	TERM B COMMITMENT

JPMORGAN CHASE BANK, N.A.	$130,000,000

GE CAPITAL FINANCIAL INC.	$20,000,000

RAYMOND JAMES BANK, FSB	$20,000,000

AGGREGATE TERM B COMMITMENT	$170,000,000

Schedule 1.01B   Existing Letters of Credit

JPM LC Ref	Account	Applicant	Beneficiary	Issue Date	Expiry Date	Curr	Outstanding Amount (USD)
CTCS-634476	555-037088	RESCARE,INC	THE TRAVELERS INDEMNITY COMPANY	06/14/04	07/01/11	USD	$8,000,000.00
CTCS-634477	555-037088	RES-CARE, INC.	LIBERTY MUTUAL INSURANCE COMPANY	06/17/04	07/01/11	USD	$266,383.00
CTCS-634482	555-037088	RESCARE INC	ACE AMERICAN INSURANCE COMPANY	07/29/04	07/31/11	USD	$22,944,607.00
CTCS-645388	555-037088	RESCARE INC	ACE AMERICAN INSURANCE COMPANY	08/01/05	07/31/11	USD	$27,880,234.00
CTCS-801374	555-037088	FRANKLIN CAREER COLLEGE	SECRETARY, U.S. DEPARTMENT OF	12/30/09	10/31/11	USD	$1,275,648.00
CTCS-808907	555-037088	RES-CARE,INC	THE HANOVER INSURANCE COMPANY	04/09/10	04/05/11	USD	$7,221,500.00
TOTALS							$67,588,372.00

Schedule 5.03      Governmental Authorization; Other Consent

None.

Schedule 5.03 - 1

Schedule 5.06      Litigation

None.

Schedule 5.06 - 1

Schedule 5.08      Ownership of Property:

A.            Material Real Property:

Mortgaged Properties

Address		County	State
1.	7785 W. Peoria Avenue, Peoria	Maricopa	Arizona
2.	879 Meinecke Avenue, San Luis Obispo	San Luis Obispo	California
3.	1317 17th Street, #8, Alamosa	Alamosa	Colorado
4.	Highway 128 and County Road 156, Reynolds	Taylor	Georgia
5.	1040 Robey Avenue, Downers Grove	DuPage	Illinois
6.	1313 East 7th Street, Auburn	Dekalb	Indiana
7.	1800 W. Kern Road, Marion	Grant	Indiana
8.	131 N. Washington, Marion	Grant	Indiana
9.	903 Sheridan Avenue, Sheridan	Hamilton	Indiana
10.	225 Kickapoo Road, Winfield	Cowley	Kansas
11.	1323 Hillside Drive, Winfield	Cowley	Kansas
12.	2109 Susan, Winfield	Cowley	Kansas
13.	3310 Osage Court, Winfield	Cowley	Kansas
14.	1345 Hillside Drive, Winfield	Cowley	Kansas
15.	East 14th Street, Winfield	Cowley	Kansas
16.	108 5th Street, St. Paul	Neosho	Kansas
17.	117 N. Spickard, Macksville	Stafford	Kansas
18.	108 Aspen Road, Goodland	Sherman	Kansas
19.	3700 Belgium, San Antonio	Bexar	Texas

•                              Leased real properties: None.

Schedule 5.08 - 1

B.            All owned or leased real property on which there are existing Liens.

Operation Name	Address	City	State	Zip Code
AYA Copper Canyon/Desert Point	7785 W. Peoria Ave	Peoria	AZ	85345
Casa de Vida	879 Meinecke Ave.	San Luis Obispo	CA	93405
YT San Luis Valley Residential	1317 17th St. #8	Alamosa	CO	81101
GCY Admin/Office	County Rd. 156 - Admin. / Activities Building	Reynolds	GA	31076
GCY School	Off Highway 128 (R3-R19)	Reynolds	GA	31076
CGY Cottage 1	County Rd. 156 - Cottage 1	Reynolds	GA	31076
CGY Cottage 2	County Rd. 156 - Cottage 2	Reynolds	GA	31076
CGY Cottage 3	County Rd. 156 - Cottage 3	Reynolds	GA	31076
CGY Cottage 4	County Rd. 156 - Cottage 4	Reynolds	GA	31076
CGY Cottage 5	County Rd. 156 - Cottage 5	Reynolds	GA	31076
RCP Downers Grove	1040 Robey Ave.	Downers Grove	IL	60516
Oak Meadows	1313 E. 7th St.	Auburn	IN	46706
Park Villa	221 N. Washington St.	Marion	IN	46952
Northgate	1800 W. Kem Rd	Marion	IN	46952
Sheridan	903 Sheridan Ave.	Sheridan	IN	46069
SW Kickapoo	2225 Kickapoo Rd	Winfield	KS	67156
SW Hillside I	1323 Hillside Dr.	Winfield	KS	67156
SW Susan	2109 Susan Ct.	Winfield	KS	67156
SW Osage	3310 Osage Ct.	Winfield	KS	67156
SW Hillside II	1345 Hillside Dr.	Winfield	KS	67156
SW East 14th	E. 14th St.	Winfield	KS	67156
Pathways Core Office	117 N. Spickard	Macksville	KS	67557
Connections Core Office	108 5th St.	St. Paul	KS	66771
Golden West Core Office	108 Aspen Rd.	Goodland	KS	67735
Willows	3700 Belgium Ln	San Antonio	TX	78220

Schedule 5.08 - 2

Schedule 5.09      Environmental Matters

None.

Schedule 5.09 - 1

Schedule 5.12      Subsidiaries and Other Equity Investments

Subsidiary		Incorporation State	(All Common Stock) Authorized Shares	Issued Shares

1.	Res-Care, Inc.	Kentucky	40,000,000 common	21,347,241
			1,000,000 preferred	common
2.	Accent Health Care, Inc.	Ohio	100	100
3.	All Ways Caring Services, Inc.	Illinois	5,000	1,000
4.	Academy for Individual Excellence, Inc. (The)	Delaware	3,000	1,000
5.	Alternative Choices, Inc.	California	1,000,000	10,000
6.	Alternative Youth Services, Inc.	Delaware	3,000	1,000
7.	Arbor E&T, LLC	Kentucky	1 Unit	1 Unit
8.	Arbor PEO, Inc.	Delaware	3,000	1,000
9.	Baker Management, Inc.	Missouri	3,000	750.6
10.	Bald Eagle Enterprises, Inc.	Missouri	5,500	500
11.	Bolivar Development Training Center, Inc. (non-profit)	Missouri
12.	Braley & Thompson, Inc.	West Virginia	500	3
13.	B.W.J. Opportunity Centers, Inc.	Texas	10,000	10,000
14.	Capital TX Investments, Inc.	Delaware	3,000	1,000
15.	Careers in Progress, Inc.	Louisiana	1,000	100
16.	CATX Properties, Inc.	Delaware	3,000	1,000
17.	Citadel Group, Inc. (The)	Texas	100,000	11,515
18.	CNC/Access, Inc.	Rhode Island	5,000	100
19.	Community Advantage, Inc.	Delaware	3,000	1,000
20.	Community Alternatives Home Care, Inc.	Kentucky	100	100
21.	Community Alternatives Illinois, Inc.	Delaware	3,000	1,000
22.	Community Alternatives Indiana, Inc.	Delaware	3,000	1,000
23.	Community Alternatives Kentucky, Inc.	Delaware	3,000	1,000
24.	Community Alternatives Missouri, Inc.	Missouri	30,000	500
25.	Community Alternatives Mobile Nursing, Inc.	Kentucky	1,000	100
26.	Community Alternatives Nebraska, Inc.	Delaware	3,000	1,000
27.	Community Alternatives New Mexico, Inc.	Delaware	3,000	1,000
28.	Community Alternatives Pharmacy, Inc.	Delaware	3,000	1,000
29.	Community Alternatives Texas Partner, Inc.	Delaware	3,000	1,000
30.	Community Alternatives Virginia, Inc.	Delaware	3,000	1,000
31.	Community Alternatives of Washington, D.C., Inc.	District of Columbia	1,000	100
32.	Creative Networks, L.L.C.	Arizona	Res-Care, Inc. - 100 Units	100 Units
33.	EduCare Community Living - Normal Life, Inc.	Texas	1,000	100
34.	EduCare Community Living - Texas Living Centers, Inc.	Texas	1,000,000	1,000
35.	EduCare Community Living	Delaware	10,300,000	6,511,106

Schedule 5.12 - 1

Subsidiary		Incorporation State	(All Common Stock) Authorized Shares	Issued Shares
	Corporation-America
36.	EduCare Community Living Corporation-Gulf Coast	Texas	1,000,000	100,000
37.	EduCare Community Living Corporation-Missouri	Missouri	1,000	100
38.	EduCare Community Living Corporation-Nevada	Nevada	10,000	10,000
39.	EduCare Community Living Corporation-New Mexico	New Mexico	100,000	1,000
40.	EduCare Community Living Corporation-North Carolina	North Carolina	1,000,000	1,000
41.	EduCare Community Living Corporation-Texas	Texas	100,000	10,000
42.	EduCare Community Living Limited Partnership	Kentucky	Community Alternatives Texas Partners, Inc. — general partner interest
			EduCare Community Living - Normal Life, Inc. — limited partner interest
			Texas Home Management, Inc. — limited partner interest
43.	Employ-Ability Unlimited, Inc. (nonprofit)	Ohio
44.	Franklin Career College Incorporated	California	5,000,000	60
45.	General Health Corporation	Arizona	3,000,000	4,000
46.	Habilitation Opportunities of Ohio, Inc.	Ohio	750	100
47.	Hydesburg Estates, Inc.	Missouri	30,000	500
48.	Individualized Supported Living, Inc.	Missouri	30,000	1,100
49.	J. & J. Care Centers, Inc.	California	100,000	20,000
50.	Job Ready, Inc.	Alaska	100,000	1,600
51.	Maatwerk Nederland B.V.	Netherlands
52.	Maatwerk Reintegrations GmbH	Germany
53.	Maatwerk Support B.V.	Netherlands
54.	Middle East Training, LLC	Jordan
55.	Normal Life Family Services, Inc.	Louisiana	1,000	100
56.	Normal Life of California, Inc.	California	100	100
57.	Normal Life of Central Indiana, Inc.	Indiana	1,000	200
58.	Normal Life of Georgia, Inc.	Georgia	100	100
59.	Normal Life of Indiana	Indiana	Normal Life of Central Indiana, Inc. - 82.52%
			Normal Life of Southern Indiana, Inc. - 17.48%
60.	Normal Life of Lafayette, Inc.	Louisiana	1,000	1,000
61.	Normal Life of Lake Charles, Inc.	Louisiana	1,000	100
62.	Normal Life of Louisiana, Inc.	Louisiana	10,000	10,000
63.	Normal Life of Southern Indiana, Inc.	Indiana	1,000	1,000
64.	Normal Life, Inc.	Kentucky	1,750,000	906,833
65.	PeopleServe, Inc.	Delaware	3,000	1,000
66.	PeopleServe Limited	United Kingdom
67.	P.S.I. Holdings, Inc.	Ohio	1,000	100
68.	Pharmacy Alternatives, LLC	Kentucky	675 units	675 units

Schedule 5.12 - 2

Subsidiary		Incorporation State	(All Common Stock) Authorized Shares	Issued Shares
69.	RAISE Geauga, Inc.	Ohio	750	100
70.	Res-Care, Inc.	Kentucky
71.	Res-Care Alabama, Inc.	Delaware	3,000	1,000
72.	Res-Care Arkansas, Inc.	Delaware	3,000	1,000
73.	ResCare Bahrain W.L.L.	Bahrain	ResCare International, Inc. — 198
			ResCare DTS International, LLC - 2
74.	Res-Care California, Inc. d/b/a RCCA Services	Delaware	3,000	1,000
75.	ResCare DTS International, LLC	Delaware	1 unit	1 unit
76.	Res-Care Europe, Inc.	Delaware	3,000	1,000
77.	ResCare Finance, Inc.	Delaware	3,000	1,000
78.	Res-Care Florida, Inc.	Florida	1,000	100
79.	ResCare Gulf FZ-LLC	Dubai	50	50
80.	Res-Care Idaho, Inc.	Delaware	3,000	1,000
81.	Res-Care Illinois, Inc.	Delaware	3,000	1,000
82.	ResCare International, Inc.	Delaware	3,000	1,000
83.	Res-Care Iowa, Inc.	Delaware	3,000	1,000
84.	Res-Care Kansas, Inc.	Delaware	3,000	1,000
85.	ResCare Maatwerk B.V.	Netherlands
86.	Res-Care Michigan, Inc.	Delaware	3,000	1,000
87.	ResCare Netherlands B.V.	Netherlands
88.	Res-Care New Jersey, Inc.	Delaware	3,000	1,000
89.	Res-Care Ohio, Inc.	Delaware	3,000	1,000
90.	Res-Care Oklahoma, Inc.	Delaware	3,000	1,000
91.	ResCare Pennsylvania Health Management Services, Inc.	Delaware	3,000	1,000
92.	ResCare Pennsylvania Home Health Associates, Inc.	Delaware	3,000	1,000
93.	Res-Care Premier, Inc.	Delaware	3,000	1,000
94.	Res-Care Premier Canada, Inc.	Province of Ontario	Unlimited	1
95.	Res-Care Training Technologies, Inc.	Delaware	3,000	1,000
96.	ResCare UK Limited	United Kingdom
97.	Res-Care Washington, Inc.	Delaware	3,000	1,000
98.	Res-Care Wisconsin, Inc.	Delaware	3,000	1,000
99.	Rest Assured, LLC	Kentucky	1,500 units (only 1,000 (66.67%) owned by Res-Care Training Technologies, Inc.)
100.	Rockcreek, Inc.	California	1,000	200
101.	RSCR California, Inc.	Delaware	3,000	1,000
102.	RSCR Inland, Inc.	California	100,000	3
103.	RSCR West Virginia, Inc.	Delaware	3,000	1,000
104.	Skyview Estates, Inc.	Missouri	30,000	500
105.	Southern Home Care Services, Inc.	Georgia	1,000	1,543
106.	Tangram Rehabilitation Network, Inc.	Texas	500,000	226,946
107.	Texas Home Management, Inc.	Delaware	3,000	1,000
108.	THM Homes, Inc.	Delaware	3,000	1,000
109.	Upward Bound, Inc.	Missouri	30,000	500
110.	VOCA Corp.	Ohio	500	100
111.	VOCA Corporation of America	Ohio	1,000	100
112.	VOCA Corporation of Florida	Florida	1,000	100
113.	VOCA Corporation of Indiana	Indiana	1,000	100
114.	VOCA Corporation of Maryland	Maryland	100,000	100

Schedule 5.12 - 3

Subsidiary		Incorporation State	(All Common Stock) Authorized Shares	Issued Shares
115.	VOCA Corporation of New Jersey	New Jersey	10,000	100
116.	VOCA Corporation of North Carolina	North Carolina	100,000	100
117.	VOCA Corporation of Ohio	Ohio	750	100
118.	VOCA Corporation of West Virginia, Inc.	West Virginia	100	100
119.	VOCA of Indiana, LLC	Indiana	P.S.I. Holdings, Inc. - 1 Unit	100 Units
			VOCA Corporation of Indiana - 99 Units
120.	VOCA Residential Services, Inc.	Ohio	750	100
121.	Youthtrack, Inc.	Delaware	3,000	1,000

Schedule 5.12 - 4

Schedule 7.01(b)  Existing Liens

None.

Schedule 7.01(b) - 1

Schedule 7.02(e)  Existing Investments

1.               All Subsidiaries listed in Schedule 5.12

2.               40% membership interest in Alutiiq Professional Services, LLC, an Alaskan limited liability company.

3.               Initial investment of $1,536,306 in Outlook America of Ohio, Inc., carried as a note receivable on the books of the Borrower, scheduled to mature March 2017.  The balance of the note at October 31, 2010 is $681,306.

Schedule 7.02(e) - 1

Schedule 7.02(w) Specified Investments

The Borrower, through an existing Subsidiary or one yet to be established, is contemplating an investment of not more than $10 million in a pharmacy joint venture (“JV”), in which the Borrower would ultimately have ownership of greater than 50%. The Borrower may also establish a working capital line of credit that may or may not be secured by a security interest in the assets of the JV. It is contemplated that the Operating Agreement of the JV may contain certain restrictions by such entity, including distributions, without approval of both members. It is contemplated that the JV would issue equity interests to another party that is not the Borrower or a Subsidiary.

The Borrower, through an existing Subsidiary or one yet to be established, is contemplating an investment of not more than $10 million in a foreign remote telecare initiative, either as a wholly-owned or joint venture (“JV”) investment.  The Borrower may also establish a working capital line of credit that may or may not be secured by a security interest in the assets of the JV.  It is contemplated that the Operating Agreement of the JV may contain certain restrictions by such entity, including distributions, without approval of both members.  It is contemplated that the JV would issue equity interests to another party that is not the Borrower or a Subsidiary.

Schedule 7.02(w) - 1

Schedule 7.03(b)  Existing Indebtedness

7 3/4 % Senior Notes due 2013 issued under the Indenture dated October 3, 2005 by and among Res-Care, Inc., the Subsidiary Guarantor parties thereto and Wells Fargo Bank, National Association, as Trustee, in the initial aggregate principal amount of $150,000,000.00, of which approximately 80% have been tendered as of December 20, 2010 and the remainder of which will either be tendered prior to 5:00 p.m. New York City Time on December 21, 2010 (with all tendered Senior Notes being repurchased and cancelled on the Closing Date), or in respect of which a notice of redemption will be issued by Res-Care, Inc. on December 22, 2010 providing for a redemption date for all non-tendered Senior Notes of January 21, 2011.

Schedule 7.03(b) - 1

Schedule 7.03(q)  Specified Indebtedness

1.                                       ResCare Netherlands B.V., a wholly-owned Dutch subsidiary owned 100% by Res-Care Europe, Inc., currently maintains an unsecured overdraft line of credit with JP Morgan Chase Bank, N.A. (its UK subsidiary) in the amount equivalent to USD $5 million. It is contemplated this line of credit may be increased to the equivalent of USD $7 million for purposes of funding working capital and other administrative purposes on behalf of its Dutch and German subsidiaries:

ResCare PeopleServe Support B.V.
ResCare PeopleServe B.V.
ResCare PeopleServe GmbH

Or other foreign subsidiaries that may be established at some time in the future.

As of November 30, 2010 there was €2,928,154 outstanding, equivalent to USD $3,801,037.

2.                                       The Borrower, through a Subsidiary yet to be established, is contemplating an investment of not more than $10 million in a pharmacy joint venture (“JV”), in which the Borrower would ultimately have ownership of greater than 50%. The Borrower may also establish a working capital line of credit that may or may not be secured by a security interest in the assets of the JV. It is contemplated that the Operating Agreement of the JV may contain certain restrictions by such entity, including distributions, without approval of both members.

3.                                       The Borrower, through an existing Subsidiary or one yet to be established, is contemplating an investment of not more than $10 million in a foreign remote telecare initiative, either as a wholly-owned or joint venture (“JV”) investment.  The Borrower may also establish a working capital line of credit that may or may not be secured by a security interest in the assets of the JV.  It is contemplated that the Operating Agreement of the JV may contain certain restrictions by such entity, including distributions, without approval of both members.  It is contemplated that the JV would issue equity interests to another party that is not the Borrower or a Subsidiary.

Schedule 7.03(q) - 1

Schedule 7.05      Specified Dispositions

1.                                       Disposition of the following operations:

A.                                   The possible disposition of the Acquired Brain Injury operations of several Subsidiaries, currently serving approximately 140 clients in five states plus Canada. Revenues are approximately $14 million annually, with approximate annualized contribution (EBIT) of $2 million.

B.                                     The possible disposition of the Borrower’s international Employment Training Service operations located in the UK, The Netherlands, Germany and France. Revenues are approximately $21 million annually, with approximate annualized contribution (EBIT) of -$5 million.

C.                                     The possible disposition of the Borrower’s mental retardation/developmental disability operations in Illinois, serving approximately 100 clients. Revenues are approximately $6.4 million annually, with approximate annualized contribution (EBIT) of $1.8 million.

2.                                       Dispositions of the following properties:

Focus Building 2801 East Highway 160 Winfield, KS Cowley County	Oak Meadows 1313 East Seventh Street Auburn, IN 46706 Dekalb County

Danville 1215 Holiday Drive Danville, IL 61832 Vermillion County	Three Acres of Vacant Land on School Property 7785 West Peoria Avenue Peoria, AZ 85345 Maricopa County

Roosevelt 1501 Shoemaker Drive Murphysboro, IL 62966 Jackson County	Higgins 567 State Route 141 N Morganfield, KY 42437 Union County

Schedule 7.05 - 1

Schedule 7.09      Certain Contractual Obligations

None.

Schedule 7.09 - 1

Schedule 7.14      Sale/Leaseback Transactions

Properties	City	State	ResCare Purchase/ Cost	NBV as of 10/31/2010	Appraisal/ Estimated Sales Price
1606 42nd St NW	Canton	OH	$342,347	$217,320	$215,000
512 Kaylynn St NE	Massillon	OH	$357,073	$223,338	$215,000
16020 Jennings Rd	Fenton	MI	$270,928	$239,512	$270,000
14425 Highway 21 S.	Bogalusa	LA	$295,854	$223,405	$295,000
408 Reed St	S. Whitley	IN	$235,638	$204,867	$240,000
5990 E 500 North	Churubusco	IN	$220,456	$180,484	$230,000
3814 Walden Run	Ft Wayne	IN	$221,014	$181,231	$225,000
272 W. Main St.	Salem	WV	$304,787	$202,447	$270,000
826 Lakeview Dr.	Parkersburg	WV	$266,863	$122,110	$260,000
38511 Sharp Lane	Ponchatula	LA	$254,139	$227,789	$250,000
5183 Genesee	Lapeer	MI	$294,437	$272,212	$280,000
42450 Pelican Drive	Ponchatoula	LA	$294,437	$272,212	$280,000
TOTAL			$3,357,973	$2,566,927	$3,030,000

EXHIBIT A

[FORM OF]

COMMITTED LOAN NOTICE

To:          JPMorgan Chase Bank, N.A., as Administrative Agent

[Date]

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of December 22, 2010 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Onex ResCare Acquisition, LLC, a Delaware limited liability company, Res-Care, Inc., a Kentucky corporation, Onex Rescare Holdings Corp., a Delaware corporation, the other Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Borrower hereby requests (select one):

☐	A Borrowing of new Loans

☐	A conversion of Loans made on:

☐	A continuation of Eurocurrency Rate Loans made on:

to be made on the terms set forth below:

(A)	Class of Borrowing:(1)

(B)	Date of Borrowing, conversion or continuation (which is a Business Day):

(C)	Principal amount:(2)

(D)	Type of Loan:(3)

(E)	Interest Period and the last day thereof:(4)

(1)                      Term B or Revolving Credit.

(2)                      Eurocurrency borrowing minimum of $2,500,000, as applicable, and borrowings also allowed in whole multiples of $500,000, in excess thereof, as applicable.  Base Rate borrowing minimum of $500,000 and borrowings also allowed in whole multiples of $100,000 in excess thereof.

(3)                      Specify Eurocurrency or Base Rate.

(4)                      Applicable for Eurocurrency Borrowings/Loans only.

(F)	Location and number of Borrower’s account to which proceeds of Borrowings are to be disbursed:

[The undersigned Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Committed Loan Notice and on the date of the related Borrowing, the conditions to lending specified in Section 4.03 of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.](5)

[BORROWER[S]]

By:
Name:
Title:

(5)                      Insert bracketed language if the Borrower is making a Request for Credit Extension after the Closing Date.

EXHIBIT B

[FORM OF]

SWING LINE LOAN NOTICE

To:                              JPMorgan Chase Bank, N.A., as Administrative Agent

JPMorgan Chase Bank, N.A., as Swing Line Lender

[Date]

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of December 22, 2010 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Onex ResCare Acquisition, LLC, a Delaware limited liability company, Res-Care, Inc., a Kentucky corporation, Onex Rescare Holdings Corp., a Delaware corporation, the other Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The undersigned Borrower hereby gives you notice pursuant to Section 2.04(b) of the Credit Agreement that it requests a Swing Line Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Swing Line Borrowing is requested to be made:

(A)	Principal Amount to be Borrowed:(1)

(B)	Date of Borrowing (which is a Business Day):

(C)	Location and number of Borrower’s account to which proceeds of Borrowings are to be disbursed:

(1)                      Borrowing minimum of $100,000.

B-1

The undersigned Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Swing Line Loan Notice and on the date of the related Swing Line Borrowing, the conditions to lending specified in Section 4.03 of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.

[BORROWER[S]]

By:
Name:
Title:

B-2

EXHIBIT C-1

LENDER:  [•]

PRINCIPAL AMOUNT:  $[•]

[FORM OF] TERM B NOTE

[Date]

FOR VALUE RECEIVED, the undersigned, ONEX RESCARE ACQUISITION, LLC, a Delaware limited liability company, and RES-CARE, INC., a Kentucky corporation (together with its successors and assigns, “Borrowers”), hereby jointly and severally promise to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Amended and Restated Credit Agreement dated as of December 22, 2010 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrowers, the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent) (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Term B Loans made by the Lender to Borrowers pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term B Loans made by the Lender to Borrowers pursuant to the Credit Agreement.

Borrowers promise to pay interest on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in, and in accordance with, the Credit Agreement.

Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever (except as otherwise expressly contemplated by the Loan Documents).  The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of Borrowers under this note.

This note is one of the Term B Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.  This note may be executed by one or more of the parties to this note on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

C-1-1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS TERM B NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES.  BEGINNING NO LATER THAN TEN (10) DAYS AFTER THE ISSUE DATE OF THIS TERM B NOTE, THE HOLDER OF THIS TERM B NOTE MAY REQUEST, AND WILL PROMPTLY BE MADE AVAILABLE UPON REQUEST, THE FOLLOWING INFORMATION WITH RESPECT TO THE TERM B NOTE: ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY.  ANY REQUEST SHALL BE MADE TO THE BORROWERS, [               ], [ATTENTION: GENERAL COUNSEL AND CHIEF FINANCIAL OFFICER].

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

C-1-2

ONEX RESCARE ACQUISITION, LLC

By:
Name:
Title:

RES-CARE, INC.

By:
Name:
Title:

C-1-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-1-4

EXHIBIT C-2

LENDER:  [•]

PRINCIPAL AMOUNT:  $[•]

[FORM OF] REVOLVING CREDIT NOTE

[Date]

FOR VALUE RECEIVED, the undersigned, ONEX RESCARE ACQUISITION, LLC, a Delaware limited liability company, and RES-CARE, INC., a Kentucky corporation (together with its successors and assigns, “Borrowers”), hereby jointly and severally promise to pay to the Lender set forth above (the “Lender”) or its registered assigns, in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Amended and Restated Credit Agreement dated as of December 22, 2010 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrowers, the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent) (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to Borrowers pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Revolving Credit Loan at the rate or rates per annum and payable on such dates, as provided in the Credit Agreement.

Borrowers promise to pay interest on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in, and in accordance with, the Credit Agreement.

Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever (except as otherwise expressly contemplated by the Loan Documents).  The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of Borrowers under this note.

This note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.  This note may be executed by one or more of the parties to this note on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

C-2-1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

C-2-2

ONEX RESCARE ACQUISITION, LLC

By:
Name:
Title:

RES-CARE, INC.

By:
Name:
Title:

C-2-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-2-4

EXHIBIT C-3

LENDER:  [•]

PRINCIPAL AMOUNT:  $[•]

[FORM OF] SWING LINE NOTE

[Date]

FOR VALUE RECEIVED, the undersigned, ONEX RESCARE ACQUISITION, LLC, a Delaware limited liability company, and RES-CARE, INC., a Kentucky corporation (together with its successors and assigns, “Borrowers”), hereby jointly and severally promise to pay to the Lender set forth above (the “Lender”) or its registered assigns, in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Amended and Restated Credit Agreement dated as of December 22, 2010 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrowers, the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent) (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Swing Line Loans made by the Lender to Borrowers pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Swing Line Loan at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.

Borrowers promise to pay interest on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in, and in accordance with, the Credit Agreement.

Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever (except as otherwise expressly contemplated by the Loan Documents).  The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of Borrowers under this note.

This note is one of the Swing Line Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.  This note may be executed by one or more of the parties to this note on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

C-3-1

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

C-3-2

ONEX RESCARE ACQUISITION, LLC

By:
Name:
Title:

RES-CARE, INC.

By:
Name:
Title:

C-3-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-3-4

EXHIBIT D

[FORM OF]

COMPLIANCE CERTIFICATE

Reference is made to the Amended and Restated Credit Agreement dated as of December 22, 2010 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ONEX RESCARE ACQUISITION, LLC, a Delaware limited liability company, and RES-CARE, INC., a Kentucky corporation (collectively, the “Borrowers”), Onex Rescare Holdings Corp., a Delaware corporation (“Holdings”), the other the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent (capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein).  Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of Holdings, certifies as follows:

1.             [Attached hereto as Exhibit A is the consolidated balance sheet of Holdings and its Subsidiaries as of [                    ], 20[  ] and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion has been prepared in accordance with generally accepted auditing standards and not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.  [Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]](1)

2.             [Attached hereto as Exhibit A is the consolidated balance sheet of Holdings and its Subsidiaries as of [                    ], 20[  ] and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail. These present fairly in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes. [Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]](2)

3.             [Attached as Exhibit B hereto is a detailed consolidated budget for 20[  ] (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of 20[  ],

(1)       To be included if accompanying annual financial statements only.

(2)       To be included if accompanying quarterly financial statements only.

the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections are prepared in good faith and are based on the reasonable assumptions at the time of preparation of such Projections.  Actual results may vary from such Projections and such variations may be material.](3)

4.             To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred.  [If unable to provide the foregoing certification, describe in reasonable detail the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto on Annex A attached hereto.] [Attached as Exhibit C hereto is the certificate of an independent registered public accounting firm of nationally recognized standing certifying that to their knowledge after making the necessary examination, there is no Event of Default under Section 7.10 of the Credit Agreement.](4)

5.             [The following represent true and accurate calculations, in all material respects as of [              ], 20[   ], to be used to determine compliance with the covenants set forth in Section 7.10 of the Credit Agreement:

Total Leverage Ratio:

Consolidated Total Debt=	[ ]
Consolidated EBITDA=	[ ]
Actual Ratio=	[ ] to 1.0
Required Ratio=	[ ] to 1.0

Interest Coverage Ratio:

Consolidated EBITDA=	[ ]
Consolidated Interest Expense=	[ ]
Actual Ratio=	[ ] to 1.0
Required Ratio=	[ ] to 1.0

[Capital Expenditures:

Actual Capital Expenditures:	$	[ ]
Base Cap on Capital Expenditures:	$	[ ],000,000
Restructuring Capital Expenditures	$	[ ]
Base Cap on Restructuring Capital Expenditures		$10,000,000
CapEx Pull-Forward Amount use in previous year:	$	([ ]	)
CapEx Pull-Forward Amount from subsequent year:	$	[ ]
Rollover Amount from previous year:	$	[ ]
Cumulative Credit utilized for Capital Expenditures:	$	[ ]
Rollover Amount available for next year:	$	[ ]]	(5)

(3)       To be included only in annual compliance certificate.

(4)       To be included only in annual compliance certificate.

(5)       Only required to be provided in compliance certificate provided with audited financial statements, commencing with audited financials for year ending December [31], 2011.

Supporting detail showing the calculation of Total Leverage Ratio and Consolidated Interest Expense is attached hereto as Schedule 1.](6)

6.             [Attached hereto as Schedule 2 are detailed calculations setting forth Excess Cash Flow.](7)

7.             [Attached hereto is the information required by Section 6.02(e) of the Credit Agreement.]](8)

(6)       Insert if Section 7.10 is applicable for the reporting period.

(7)       To be included only in annual compliance certificate.

(8)       Items 4 and 6 may be disclosed in a separate certificate no later than 5 business days after delivery of the financial statements pursuant to Section 6.02(a) of the Credit Agreement.

SCHEDULE 1

(A)	Total Leverage Ratio: Consolidated Total Debt to Consolidated EBITDA

(1)	Consolidated Total Debt as of [ ], 20[ ]:

At any date of determination, the aggregate principal amount of Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date (consisting of Indebtedness for borrowed money, Attributable Indebtedness, and debt obligations evidenced by promissory notes or similar instruments but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition, (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire principal amount thereof and (z) excluding Indebtedness in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder) in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) that is held by Holdings and its Restricted Subsidiaries free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (k), (p), (q)(i) and (ii), (y) (solely to the extent such Liens under such clause (y) are Liens on Collateral that are junior to the Liens securing the Obligations and subject to a Junior Lien Intercreditor Agreement) and (dd), which cash and Cash Equivalents, from and after the fiscal quarter ending March 31, 2011, in an amount not to exceed $50,000,000

(2)	Consolidated EBITDA:

(a)	Consolidated Net Income:

(i)            for any period, the net income (loss) attributable to Holdings and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:

(A)          extraordinary items (including gains or losses and all fees and expenses relating thereto) for such period (which, solely for purposes of calculating Consolidated EBITDA shall be the after-tax effect of such extraordinary items);

(B) the cumulative effect of a change in accounting principles during such period to

Schedule 1-1

the extent included in Consolidated Net Income;

(C)           any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful;

(D)          accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP;

(E)           the net income (loss) for such period of any Person that is not a Subsidiary of Holdings, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to Holdings or a Restricted Subsidiary thereof in respect of such period;

(F)           any impairment charge, goodwill write-off or asset write-off, including impairment charges or asset write-offs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

Schedule 1-2

(G)           any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Corporate Co-Borrower or any of its direct or indirect parents in connection with the Transactions;

(H)                any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(I)            to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption;

(J) (i) the non-cash portion of “straight-line” rent expense and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense;

(K) non-cash charges for deferred tax asset valuation allowances; and

Schedule 1-3

(L)                                    the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Restricted Subsidiaries (other than the Acquired Business) (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.09 of the Credit Agreement).

For the avoidance of doubt, revenue will be accounted for on a GAAP basis and the recognition of any deferred revenue will be included in Consolidated Net Income in the same period as recognized for GAAP.

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments (including the effects of such adjustments pushed down to Holdings and its Restricted Subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, post-employment benefits, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.

(b) plus, without duplication and, except with respect to clause (vii) below, to the extent deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following:

(i)                                     total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments, (d) the interest component of capitalized lease obligations, (e) net payments, if any, pursuant to interest rate Swap Contracts with respect to Indebtedness, (f) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (g) any changes in interest rates in any of the Acquired Business’ banking agreements existing on the Closing Date resulting from a change of control and (h) any expensing of bridge, commitment and other financing

Schedule 1-4

fees) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds (whether amortized or immediately expensed);

(ii)                                  provision for taxes based on income, profits or capital of Holdings and its Restricted Subsidiaries, including, without limitation, federal, state, franchise, excise and similar taxes (such as Delaware franchise tax) and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations;

(iii) depreciation and amortization (including amortization of intangible assets and deferred financing fees or costs);

(iv)                              severance, relocation costs and expenses, business optimization costs and expenses, Transaction Expenses, integration costs, transition costs, facility start-up costs, consolidation and closing costs for facilities, costs incurred in connection with any strategic initiatives, costs incurred in connection with acquisitions after the Closing Date and other restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Closing Date and to closure/consolidation of facilities, retention charges and excess pension charges); provided that the aggregate amount of all items added back pursuant to this clause (iv) (other than Transaction Expenses incurred, accrued or paid no later than the end of the first full fiscal quarter ending after the Closing Date) in any period of four consecutive fiscal quarters shall not to exceed 10.0% of Consolidated EBITDA (prior to giving effect to this clause (iv)) for such period of four consecutive fiscal quarters;

(v)                                 the amount of management, monitoring, consulting and advisory fees (or any accruals relating to such fees and related expenses) during such period to the extent permitted under Section 7.08 of the Credit Agreement in an aggregate amount of all items deducted pursuant to this clause (v) not to exceed $3,000,000 in any period of four consecutive fiscal quarters plus any related expenses paid or accrued to the Investors;

Schedule 1-5

(vi)                              any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or its Restricted Subsidiaries or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests) solely to the extent such cash proceeds are excluded from the calculation of Cumulative Credit;

(vii)                           commencing on the first anniversary of the Closing Date, the amount of net “run-rate” cost savings, operating improvements and operating expense reductions projected by the Borrower in good faith to be realized as a result of specified actions taken or committed to be taken during such period (calculated as though such cost savings, operating improvements and operating expense reductions had been realized on the first day of such period and as if such cost savings, operating improvements and operating expense reductions were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions;(1)

(viii) any net loss from disposed, abandoned or discontinued operations and product lines;

(ix)                                   non-cash expenses, charges and losses (including impairment charges or asset write-offs, losses from investments recorded using the equity method, stock-based awards compensation expense), in each case other than any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period; provided that if any non-cash charges referred to in this clause (ix) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect

(1)                      (A) A duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02(a) of the Credit Agreement, certifying that (x) such cost savings and operating expense reductions are reasonably expected and factually supportable in the good faith judgment of the Borrower and (y) such actions are to be taken within 12 months after the consummation of the acquisition, Disposition, restructuring or the implementation of an initiative, which is expected to result in such cost savings and expense reductions, (B) no cost savings or operating expense reductions shall be added pursuant to clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (C) the aggregate amount of cost savings and operating expense reductions (other than in respect of Dispositions) added back pursuant to clause (vii) in any period of four consecutive fiscal quarters shall not exceed (1) with respect to any individual acquisition, 10.0% of the Consolidated EBITDA attributable to such acquired entity or assets for such period of four consecutive fiscal quarters and (2) with respect to  all initiatives under this clause (vii), 10.0% of Consolidated EBITDA (prior to giving effect to the add back of any items described in clause (vii)) in the aggregate for any period of four consecutive fiscal quarters and (D) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to clause (vii) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings and operating expense reductions.

Schedule 1-6

thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid;

(x)                                      any losses, and all fees, expenses and charges, attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person in each case other than in the ordinary course of business, as determined in good faith by the Borrower;

(xi)                                cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous periods and not added back;

(xii) nonrecurring items considered unusual and non-operating in nature; and

(xiii)                          to the extent the Selk Matter results in a charge that would reduce Consolidated EBITDA, the amount of such charge incurred during the applicable period but in any event not in excess of the lesser of (x) $54,000,000 and (y) the actual amount of the final judgment rendered in the Selk Matter plus any related costs, fees and expenses;

(c) minus, without duplication and to the extent included in arriving at such Consolidated Net Income the sum of the following:

(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period),

(ii) any net gain from disposed, abandoned or discontinued operations, and

(iii)                             any net after-tax effect of gains attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person in each case other than in the ordinary course of business, as determined in good faith by the Borrower provided that, :

(A) to the extent included in Consolidated Net Income, there shall

Schedule 1-7

be excluded in determining Consolidated EBITDA (x) currency translation gains and losses due solely to fluctuations in currency values and the related tax effects (including the net loss or gain (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness) and (y) gains or losses on Swap Contracts,

(B)                               to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Accounting Codification No. 815 — Derivatives and Hedging and International Accounting Standard No. 39 and their respective related pronouncements and interpretations,

(C)                               to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments, and

(D)                              there shall be excluded in determining Consolidated EBITDA for any period any after-tax effect of non-recurring items (including gains or losses and all fees and expenses relating thereto) relating to curtailments or modifications to pension and post-retirement employee benefit plans for such period.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under the Credit Agreement for any period that includes (x) any of the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, Consolidated EBITDA for such fiscal quarters shall be $28,491,000, $29,117,000 and $29,512,000, respectively or (y) any other period occurring prior to the Closing Date, Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Transactions,

Consolidated EBITDA

Consolidated Total Debt to Consolidated EBITDA	[ ]:1.00

Covenant Requirement	No more than [ ]:1.00

(B) Interest Coverage Ratio: Consolidated EBITDA to Consolidated Interest Expense

(1) Consolidated EBITDA

(2) Consolidated Interest Expense:

the sum, without duplication, of:

(i) the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of Holdings

Schedule 1-8

and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under interest rate Swap Contracts,

(ii) any dividends or distributions in respect of Disqualified Equity Interests, and

(iii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period but excluding,

(a)                                 amortization of deferred financing costs and any other amounts of non-cash interest, (b) the accretion or accrual of discounted liabilities during such period, (c) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to Financial Accounting Standards Accounting Codification No. 815 — Derivatives and Hedging International Accounting Standard No. 39, (d)  all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP, (e)  annual agency fees paid to the Administrative Agent and (f) costs associated with obtaining interest rate Swap Contracts.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be actual Consolidated Interest Expense of the Corporate Co-Borrower.

Consolidated EBITDA to Consolidated Interest Expense	[ ]:1.00

Covenant Requirement	No less than [ ]:1.00

Schedule 1-9

[SCHEDULE 2

Excess Cash Flow Calculation:(1)

(a) the sum, without duplication of:

(i) Consolidated Net Income for this period,

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income,

(iii)                               decreases in Consolidated Working Capital of Holdings and its Restricted Subsidiaries for this period (other than any such decreases arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries completed during this period), and

(iv)                              an amount equal to the aggregate net non-cash loss on Dispositions by Holdings and its Restricted Subsidiaries during this period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income.

(b) minus the sum, without duplication, of:

(i)                                     an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (A) through (I) of the calculation of Consolidated Net Income above,

(ii)                                  without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures accrued or made in cash or accrued during such period, to the extent that such Capital Expenditures or acquisitions of intellectual property to the extent the cost thereof is treated as a capitalized expense made in cash during such period,

(1)                      Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for Holdings and its Restricted Subsidiaries on a consolidated basis.

Schedule 2-1

(iii)                               the aggregate amount of all principal payments of Indebtedness of Holdings or its Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07 but excluding (W) all prepayments, redemptions or repurchases in respect of any Junior Financing, (X) all voluntary and mandatory prepayments of Term Loans, (Y) all prepayments of Revolving Credit Loans and Swing Line Loans made during such period and (Z) all payments in respect of any other revolving credit facility made during such period, except (aa) in the case of clause (Z) to the extent there is an equivalent permanent reduction in commitments thereunder and (bb) in the case of clause (Y) prepayments of Revolving Credit Loans in an aggregate amount not to exceed $20,000,000 during the term of this Agreement),

(iv)                              an amount equal to the aggregate net non-cash gain on Dispositions by Holdings and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)                                 increases in Consolidated Working Capital of Holdings and its Restricted Subsidiaries for this period (other than any such increases arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries during this period),

(vi) scheduled cash payments by Holdings and its Restricted Subsidiaries during this period in respect of long-term liabilities of Holdings and its Restricted Subsidiaries other than Indebtedness,

(vii)                           without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount actually paid by Holdings and its Restricted Subsidiaries in cash during such period on account of Permitted Acquisitions,

(viii) the amount of Restricted Payments paid during such period pursuant to Sections 7.06(e), 7.06(h), 7.06(k) and 7.06(n) of the Credit Agreement,

(ix)                                the aggregate amount of expenditures actually made by Holdings and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and its Restricted Subsidiaries during such period that are required to

Schedule 2-2

be made in connection with any prepayment or satisfaction and discharge of Indebtedness,

(xi)                                without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Holdings and its Restricted Subsidiaries pursuant to binding contacts (the “Contract Consideration”) entered into prior to or during this period relating to Investments (including Permitted Acquisitions) or Capital Expenditures or acquisitions of intellectual property (to the extent not expensed) to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments required to be made that have been added to Excess Cash Flow, in each case during the period of four consecutive fiscal quarters of Holdings following the end of this period,

(xii)                             the amount of cash taxes (including penalties and interest) paid or tax reserves set aside (without duplication and to the extent any such tax reserves are for taxes payable within twelve months) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for this period,

(xiii) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income,

(xiv) the amount of cash payments made in respect of pensions and other post-employment benefits in such period to the extent not deducted in arriving at such Consolidated Net Income,

(xv)                            the amount of cash and Cash Equivalents subject to cash collateral or other deposit arrangements made with respect to Letters of Credit or Swap Contracts permitted under Article VII of the Credit Agreement during such period,

(xvi) cash payments made in respect of any pension or other post employment benefit liabilities during such period, and

(xvii) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset.

Excess Cash Flow	]

Schedule 2-3

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer of [                          ], has executed this certificate for and on behalf of [                          ] and has caused this certificate to be delivered this          day of                           , 20[  ].

[BORROWER]

By:
Name:
Title:

Schedule 2-4

EXHIBIT E

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below).  Capitalized terms used in this Assignment and Assumption and not otherwise defined herein shall have the meanings specified in the Amended and Restated Credit Agreement, dated as of December 22, 2010 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Onex ResCare Acquisition, LLC, a Delaware limited liability company, Res-Care, Inc., a Kentucky corporation, the Guarantors party thereto from time to time, the lenders and other parties thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement, any other Loan Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Letters of Credit or Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                       Assignor (the “Assignor”):

2.                                       Assignee (the “Assignee”):

Assignee is an Affiliate of: [Name of Lender]

Assignee is an Approved Fund of: [Name of Lender]

3.                                       Borrower: [                          ]

4.                                       Administrative Agent: JPMorgan Chase Bank, N.A.

5.                                       Assigned Interest:

Facility	Aggregate Amount of Commitment/Loans of all Lenders	Amount of Commitment/Loans Assigned(1)	Percentage Assigned of Aggregate Commitment/ Loans of all Lenders(2)
Revolving Credit Commitments	$	$		%
Term B Loan	$	$		%

Effective Date of Assignment (the “Effective Date”):(3)

(1)                      Subject to the amount requirements set forth in Section 10.07(b)(ii)(A) of the Credit Agreement.

(2)                      Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(3)                      To be inserted by the Administrative Agent and which shall be the effective date of recordation of the transfer in the register therefor.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as
Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as
Assignee

By:
Name:
Title:

[Consented to and](4) Accepted:

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

By
Name:
Title:

[Consented to:

JPMORGAN CHASE BANK, N.A.
as L/C Issuer

By:
Name:
Title: (5)

(4)                      No consent of the Administrative Agent shall be required for (i) an assignment to an Agent or an Affiliate of an Agent, (ii) an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (iii) an assignment of all or any portion of a Revolving Credit Commitment to a Revolving Credit Lender or an Approved Fund of a Revolving Credit Lender.

(5)                      No consent of any L/C Issuer shall be required for (i) an assignment to an Agent or an Affiliate of an Agent or (ii) an assignment of a Term Loan.

[Consented to:

[BORROWER]

By:
Name:
Title:](6)(7)

(6)                      The Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof.

(7)                     No consent of the Borrower shall be required for (i) an assignment of all or a portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) an assignment related to Revolving Credit Commitments or Revolving Credit Exposure to a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender or an Approved Fund of a Revolving Credit Lender or (iii) if a Specified Default has occurred and is continuing, any other Assignee.

Annex 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings or any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by Holdings, or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender thereunder, (iii) from and after the Effective Date, it shall be bound by the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender under the Credit Agreement, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 4.01(g) or 6.01 of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption is an Administrative Questionnaire as required by the Credit Agreement and (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, including its obligations pursuant to Section 3.01 of the Credit Agreement.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.

3.1           In accordance with Section 10.07 of the Credit Agreement, upon execution, delivery, acceptance and recording of this Assignment and Assumption, from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender under the Credit Agreement with a Commitment as set forth herein and (b) the Assignor shall, to the extent of the Assigned Interest assigned pursuant to this Assignment and Assumption, be released from its obligations under the Credit Agreement (and, in the case that this Assignment and Assumption covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party to the Credit Agreement but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 thereof with respect to facts and circumstances occurring prior to the effective date of this assignment).

3.2           This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Assignment and Assumption may be executed by one or more of the parties to this Assignment and Assumption on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Assignment and Assumption and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with the law of the state of New York.

EXHIBIT F

[FORM OF]

U.S. SECURITY AGREEMENT

(To be provided separately)

F-1

EXECUTION COPY

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT (this “Security Agreement”) is entered into as of December 22, 2010 by and among ONEX RESCARE HOLDINGS CORP., a Delaware corporation (“Holdings”), ONEX RESCARE ACQUISITION, LLC, a Delaware limited liability company (the “LLC Co-Borrower”), RES-CARE, INC., a Kentucky corporation (the “Corporate Co-Borrower”, and together with the LLC Co-Borrower, collectively, the “Borrower”) and the other Subsidiaries of the Borrower listed on the signature pages hereto (together with the Borrower, the “Initial Grantors,” and together with any additional Domestic Subsidiaries, whether now existing or hereafter formed or acquired which become parties to this Security Agreement by executing a supplement hereto (a “Security Agreement Supplement”) in substantially the form of Annex I, the “Grantors”), and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) for the lenders party to the Credit Agreement referred to below (collectively, the “Lenders”) and the other Holders of Secured Obligations referred to below.

PRELIMINARY STATEMENT

WHEREAS, Holdings, the LLC Co-Borrower, the Corporate Co-Borrower, the Administrative Agent and the Lenders are entering into an Amended and Restated Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), which Credit Agreement amends and restates in its entirety the Previous Credit Agreement and the Previous Guaranty Agreement (each as defined in the Credit Agreement);

WHEREAS, the Credit Agreement, among other things, re-evidences (i) the Corporate CoBorrower’s outstanding obligations under the Previous Credit Agreement and (ii) the Initial Grantors’ obligations under the Previous Guaranty Agreement, and provides, subject to the terms thereof, for future extensions from time to time of credit and other financial accommodations by the Lenders to the Borrower;

WHEREAS, in order to induce the Lenders to enter into and extend credit to the Corporate Co-Borrower under the Previous Credit Agreement, the Initial Grantors entered into the Second Amended and Restated Security Agreement, dated as of January 28, 2010, with the Administrative Agent, which agreement in turn amended and restated a certain Security Agreement, dated as of December 31, 2003, with the Administrative Agent (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Security Agreement”); and

WHEREAS, each Initial Grantor party to the Existing Security Agreement wishes to reaffirm its obligations under the terms of the Existing Security Agreement and wishes to amend and restate the terms of the Existing Security Agreement;

ACCORDINGLY, the Grantors and the Administrative Agent, on behalf of the Holders of Secured Obligations, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1.          Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

1.2.          Terms Defined in New York UCC. Terms defined in the New York UCC which are not otherwise defined in this Security Agreement are used herein as defined in the New York UCC unless the context requires otherwise.

1.3.          Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” shall have the meaning set forth in Article 9 of the New York UCC.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Chattel Paper” shall have the meaning set forth in Article 9 of the New York UCC.

“Collateral” means all Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Pledged Deposits, Supporting Obligations and Other Collateral, wherever located, in which any Grantor now has or hereafter acquires any right or interest, and the proceeds (including Stock Rights), insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto, but in no event shall “Collateral” include any Excluded Assets.

“Commercial Tort Claims” means those certain then existing commercial tort claims (as defined in Article 9 of the New York UCC) of any Grantor, including each commercial tort claim specifically described in Exhibit “F”.

“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Default” means an event described in Section 5.1 hereof.

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to the Administrative Agent, among any Grantor, a banking institution holding such Grantor’s funds, and the Administrative Agent with respect to collection and Control of all deposits and balances held in a Deposit Account maintained by any Grantor with such banking institution.

“Deposit Accounts” shall have the meaning set forth in Article 9 of the New York

UCC. “Documents” shall have the meaning set forth in Article 9 of the New York

UCC. “Equipment” shall have the meaning set forth in Article 9 of the New York UCC.

“Excluded Assets” shall mean:

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(i)            any rights of a Grantor with respect to any contract, lease, license or other agreement if (but only to the extent that) the grant of a security interest therein would (x) constitute a violation (including a breach or default) of, a restriction in respect of, or result in the abandonment, invalidation or unenforceability of, such rights in favor of a third party or in conflict with any law, regulation, permit, order or decree of any Governmental Authority, unless and until all required consents shall have been obtained or (y) expressly give any other party (other than another Grantor or its Affiliates) in respect of any such contract, lease, license or other agreement, the right to terminate its obligations thereunder; provided, however, that the limitation set forth in this clause (i) shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Security Agreement in any such Collateral to the extent that an otherwise applicable prohibition or restriction on such grant is rendered ineffective by any applicable Law, including the UCC; provided, further, that, at such time as the condition causing the conditions in subclauses (x) and (y) of this clause (i) shall be remedied, whether by contract, change of law or otherwise, the contract, lease, instrument, license or other documents shall immediately cease to be an excluded pursuant to this clause (i), and any security interest that would otherwise be granted herein shall attach immediately to such contract, lease, instrument, license or other agreement, or to the extent severable, to any portion thereof that does not result in any of the conditions in subclauses (x) or (y) above;

(ii)           any assets of a Grantor to the extent and for so long as the pledge of or security interest in such assets is prohibited by law and such prohibition is not overridden by the UCC or other applicable law;

(iii)          any trademark applications filed in the United States Patent and Trademark Office on the basis of such Grantor’s “intent-to-use” such trademark, unless and until acceptable evidence of use of such trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such trademark application prior to such filing would adversely affect the enforceability, validity, or other rights in such trademark application;

(iv)          assets owned by any Grantor on the date hereof or hereafter acquired that are subject to a Lien of the type described in Section 7.01(r), (t) and (x) of the Credit Agreement (to the extent relating to Liens originally incurred pursuant to Section 7.01(r) or (t)) that is permitted to be incurred pursuant to the Credit Agreement, if and to the extent that the contract or other agreement pursuant to which such Lien is granted or to which such assets are subject (or the documentation relating thereto) prohibits the creation of any other Lien on such asset;

(v)           any particular assets if, in the reasonable judgment of the Borrower evidenced in writing and with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), creating a pledge thereof or security interest therein to the Administrative Agent for the benefit of the Secured Parties would result in any material adverse tax consequences to Holdings or its Restricted Subsidiaries;

(vi)          any particular assets if, in the reasonable judgment of the Administrative Agent, determined in consultation with the Borrower and evidenced in writing, the burden, cost or consequences (including any adverse tax consequences) to Holdings or its Restricted Subsidiaries of creating or perfecting such pledges or security interests in such assets in favor of the Administrative Agent for the benefit of the Secured Parties is excessive in relation to the benefits to be obtained therefrom by the Secured Parties;

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(vii)         Equity Interests that are voting stock of (x) any Excluded Subsidiary described in clause (c) of the definition of “Excluded Subsidiary” in the Credit Agreement other than a first-tier Foreign Subsidiary of a Grantor or (y) any U.S.-Owned DRE, in each case of clause (x) or (y) representing in excess of 65% of the total voting power of all outstanding voting stock of such first-tier Foreign Subsidiary of a Grantor or such U.S.-Owned DRE but 100% of the Equity Interests not constituting voting stock of any such first-tier Foreign Subsidiary of a Grantor or such U.S.-Owned DRE shall not be treated as Excluded Assets, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as voting stock for this purpose;

(viii)        (i) Deposit Accounts the balance of which consists exclusively of withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the relevant Grantor to be paid to the Internal Revenue Service or state or local government agencies and (ii) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts, payroll accounts and trust accounts;

(ix)           any Corporate-Co Borrower Margin Stock;

(x)            any assets in respect of which a security interest is not required to be created or perfected under the Collateral and Guarantee Requirement; and

(xi)           any assets owned by any Excluded Subsidiary.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Fixtures” shall have the meaning set forth in Article 9 of the New York UCC.

“General Intangibles” shall have the meaning set forth in Article 9 of the New York UCC.

“Goods” shall have the meaning set forth in Article 9 of the New York UCC.

“Holders of Secured Obligations” shall mean the Secured Parties.

“Instruments” shall have the meaning set forth in Article 9 of the New York UCC.

“Inventory” shall have the meaning set forth in Article 9 of the New York UCC.

“Investment Property” shall have the meaning set forth in Article 9 of the New York UCC. “Letter of Credit Rights” shall have the meaning set forth in Article 9 of the New York UCC.

“Mortgaged Properties” shall mean real properties with respect to which the Grantors have executed and delivered the Mortgages, or are required to execute and deliver the Mortgages pursuant to the Collateral and Guarantee Requirement.

“New York UCC” means the New York Uniform Commercial Code as in effect from time to time.

“Other Collateral” means any property of the Grantors, not included within the defined terms Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Fixtures,

4

General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Pledged Deposits and Supporting Obligations, including, without limitation, all cash on hand, letters of credit, Stock Rights or any other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, it being intended that the Collateral include all real and personal property of the Grantors.

“Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, which a Grantor may from time to time designate as pledged to the Administrative Agent or to any Holder of Secured Obligations as security for any Secured Obligations, and all rights to receive interest on said deposits.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

“Secured Obligations” means the Obligations.

“Securities Account” has the meaning set forth in Article 8 of the UCC. “Security” has the meaning set forth in Article 8 of the New York UCC.

“Stock Rights” means any securities, dividends or other distributions and any other right or property which any Grantor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which any Grantor now has or hereafter acquires any right, issued by an issuer of such securities.

“Supporting Obligation” shall have the meaning set forth in Article 9 of the New York UCC.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

REAFFIRMATION AND GRANT OF SECURITY INTEREST

Each Initial Grantor party to the Existing Security Agreement reaffirms the security interest granted under the terms and conditions of the Existing Security Agreement and agrees that such security interest (including, without limitation, any filings made in connection therewith) remains in full force and effect and is hereby ratified, reaffirmed and confirmed in order to secure the prompt and complete payment and performance of the Secured Obligations, with the same force, effect and priority in effect both immediately prior to and after entering into this Security Agreement. Each Initial Grantor party to the Existing Security Agreement acknowledges and agrees with the Administrative Agent that the Existing Security Agreement is amended, restated, and superseded in its entirety pursuant to the terms hereof.

5

Each of the Grantors hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the benefit of the Holders of Secured Obligations and (to the extent specifically provided herein) their Affiliates, a security interest in all of such Grantor’s right, title and interest, whether now owned or hereafter acquired, in and to the Collateral to secure the prompt and complete payment and performance of the Secured Obligations. For the avoidance of doubt, the grant of a security interest herein shall not be deemed to be an assignment of intellectual property rights owned by the Grantors.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Initial Grantors represents and warrants to the Administrative Agent and the Holders of Secured Obligations, and each Grantor that becomes a party to this Security Agreement pursuant to the execution of a Security Agreement Supplement in substantially the form of Annex I represents and warrants (after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Security Agreement Supplement), that:

3.1.          Title, Authorization, Validity and Enforceability. Such Grantor has good and valid rights in or the power to transfer the Collateral owned by it and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1.6 hereof, and has full corporate, limited liability company or partnership, as applicable, power and authority to grant to the Administrative Agent the security interest in such Collateral pursuant hereto. The execution and delivery by such Grantor of this Security Agreement has been duly authorized by proper corporate, limited liability company or partnership, as applicable, other proceedings, and this Security Agreement constitutes a legal, valid and binding obligation of such Grantor and creates a security interest which is enforceable against such Grantor in all Collateral it now owns or hereafter acquires, except for the restrictions described in Section 4.10 hereof and except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) requirements of reasonableness, good faith and fair dealing. When financing statements have been filed in the appropriate offices against such Grantor in the locations listed on Exhibit “A”, the Administrative Agent will have a fully perfected first priority security interest in the Collateral owned by such Grantor in which a security interest may be perfected by the filing of a financing statement under the UCC, subject only to Liens permitted under Section 4.1.6 hereof.

3.2.          Conflicting Laws and Contracts. Neither the execution and delivery by such Grantor of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Grantor, or (ii) such Grantor’s charter, articles, certificate of incorporation, by-laws, partnership agreement or operating agreement (or similar constitutive documents), or (iii) except for the restrictions described in Section 4.10 hereof, the provisions of any indenture, instrument or agreement to which such Grantor is a party or is subject, or by which it, or its Property may be bound or affected, or conflict with or constitute a default thereunder, or result in or require the creation or imposition of any Lien in, of or on the Property of such Grantor pursuant to the terms of any such indenture, instrument or agreement (other than any Lien of the Administrative Agent on behalf of the Holders of Secured Obligations).

3.3.          Principal Location. Such Grantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business) are disclosed in Exhibit “D”.

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3.4.          [INTENTIONALLY OMITTED].

3.5.          No Other Names.  Except as set forth on Exhibit “D” hereto, during the past five (5)  years, such Grantor has not (i) conducted business under any name except the name in which it has executed this Security Agreement, which is the exact name as it appears in such Grantor’s organizational documents, as amended, as filed with such Grantor’s jurisdiction of organization as of the Closing Date or (ii) changed its jurisdiction of organization or formation or merged with or into or consolidated with any other Person.

3.6.          No Default. No Default or Event of Default exists.

3.7.          Accounts and Chattel Paper. The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper owned by such Grantor are and will in all material respects be correctly stated in all records of such Grantor relating thereto and in all invoices and reports with respect thereto furnished to the Administrative Agent by such Grantor from time to time.

3.8.          Filing Requirements. None of the Equipment owned by such Grantor is covered by any certificate of title, except for motor vehicles. None of the Collateral owned by such Grantor is of a type for which security interests or liens may be perfected by filing under any federal statute except for (i) the motor vehicles and (ii) patents, trademarks and copyrights held by such Grantor and described in Exhibit “B”. The legal description, county and street address of the Mortgaged Properties on which any Fixtures owned by such Grantor are located is set forth in Exhibit “C” (as such Exhibit may be supplemented by such Grantor upon the delivery of a Mortgage with respect to any Mortgaged Property owned by such Grantor), together with the name and address of the record owner of each such Mortgaged Property.

3.9.          No Financing Statements. No financing statement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Grantor as debtor has been filed or is of record in any jurisdiction except financing statements (i) naming the Administrative Agent on behalf of the Holders of Secured Obligations as the secured party and (ii) in respect of Liens permitted by Section 7.01 of the Credit Agreement; provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 7.01 of the Credit Agreement.

3.10.        Federal Employer Identification Number; State Organization Number; Jurisdiction of Organization. Such Grantor’s federal employer identification number is, and if such Grantor is a registered organization, such Grantor’s State of organization, type of organization and State of organization identification number and is set forth on Exhibit “D” attached hereto.

3.11.        Pledged Securities and Other Investment Property. Exhibit “E” sets forth a complete and accurate list of the Instruments, Securities and other Investment Property delivered to the Administrative Agent. Each Grantor is the direct and beneficial owner of each Instrument, Security and other type of Investment Property listed on Exhibit “E” as being owned by it, free and clear of any Liens, except for the security interest granted to the Administrative Agent for the benefit of the Holders of Secured Obligations hereunder. Each Grantor further represents and warrants that (i) all such Instruments, Securities or other types of Investment Property which are shares of stock in a corporation or ownership interests in a partnership or limited liability company have been (to the extent such concepts are relevant with respect to such Instrument, Security or other type of Investment Property) duly and validly issued, are fully paid and non-assessable and constitute the percentage of the issued and outstanding shares of stock (or other equity interests) of the respective issuers thereof indicated on Exhibit “E” hereto, (ii) with respect to any certificates delivered to the Administrative Agent representing an ownership interest in a partnership or limited liability company, either such certificates are Securities as defined in Article 8 of the UCC of the

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applicable jurisdiction as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has so informed the Administrative Agent so that the Administrative Agent may take steps to perfect its security interest therein as a General Intangible and (iii) to the extent required by the Collateral and Guarantee Requirement, all such Instruments, Securities and Investment Property held by a securities intermediary are covered by a control agreement among such Grantor, the securities intermediary and the Administrative Agent pursuant to which the Administrative Agent has Control.

3.12.        Deposit Accounts and Securities Accounts. All of such Grantor’s Deposit Accounts and Securities Accounts with a daily average available balance in an amount equal to or greater than $1,000,000 are listed on Exhibit “G”.

ARTICLE IV

COVENANTS

From the date of this Security Agreement and thereafter until this Security Agreement is terminated, each of the Initial Grantors agrees, and from and after the effective date of any Security Agreement Supplement applicable to any Grantor (and after giving effect to supplements to each of the Exhibits hereto with respect to such subsequent Grantor as attached to such Security Agreement Supplement) and thereafter until this Security Agreement is terminated each such subsequent Grantor agrees:

4.1.                              General.

4.1.1        Inspection. Each Grantor will permit the Administrative Agent or any Holder of Secured Obligations, by its representatives and agents (i) to inspect the Collateral, (ii) to examine and make copies of the records of such Grantor relating to the Collateral and (iii) to discuss the Collateral and the related records of such Grantor with, and to be advised as to the same by, such Grantor’s officers and employees (and, in the case of any Receivable, with any person or entity which is or may be obligated thereon), all at such reasonable times (but, to the extent no Default or Event of Default has occurred and is continuing, during regular business hours and upon written notice) as the Administrative Agent or such Holder of Secured Obligations may determine, and all at such Grantor’s expense.

4.1.2        Taxes. Such Grantor will pay when due all taxes, assessments and governmental charges and levies upon the Collateral owned by such Grantor that have become due and payable and have become or would reasonably be expected to become a lien upon its property and all Taxes imposed upon such Collateral (whether or not shown on a Tax return), except, in each case, to the extent the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.1.3        Records and Reports. Each Grantor shall keep and maintain complete, accurate and proper books and records with respect to the Collateral owned by such Grantor, and furnish to the Administrative Agent, with sufficient copies for each of the Holders of Secured Obligations, such reports relating to the Collateral as the Administrative Agent shall from time to time reasonably request.

4.1.4        Financing Statements and Other Actions; Defense of Title. Each Grantor hereby authorizes the Administrative Agent to file, and if requested will execute and deliver to the Administrative Agent, all financing statements describing the Collateral owned by such Grantor and other documents and take such other actions as may from time to time reasonably be

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requested by the Administrative Agent in order to maintain a first priority perfected security interest in and, if applicable, Control of, the Collateral owned by such Grantor (whether granted hereunder or under any other Collateral Document), subject to Liens permitted under Section 7.01 of the Credit Agreement, provided that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 7.01 of the Credit Agreement. Such financing statements may describe the Collateral in the same manner as described herein or in the relevant Collateral Document, as the case may be, or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure that the perfection of the security interest in the Collateral granted to the Administrative Agent herein and in any other Collateral Document, as the case may be, including, without limitation, describing all such property as “all assets” or “all personal property”, in each case, “whether now owned or hereafter acquired and wheresoever located, including all accessions thereto and proceeds thereof.” Each Grantor will take any and all actions necessary to defend title to the Collateral owned by such Grantor against all persons, subject to Liens permitted under Section 7.01 of the Credit Agreement, and to defend the security interest of the Administrative Agent in such Collateral and the priority thereof against any Lien not expressly permitted hereunder.

4.1.5        Disposition of Collateral. No Grantor will sell, lease or otherwise dispose of the Collateral owned by such Grantor except (i) prior to the occurrence and during the continuance of a Default or Event of Default, dispositions specifically permitted pursuant to Section 7.05 of the Credit Agreement, (ii) until such time following the occurrence and during the continuance of a Default as such Grantor receives a notice from the Administrative Agent instructing such Grantor to cease such transactions, sales or leases of Inventory in the ordinary course of business, and (iii) until such time during the continuance of a Default as such Grantor receives a notice from the Administrative Agent pursuant to Article VII, proceeds of Inventory and Accounts collected in the ordinary course of business.

4.1.6        Liens. No Grantor will create, incur, or suffer to exist any Lien on the Collateral owned by such Grantor except Liens permitted pursuant to Section 7.01 of the Credit Agreement, provided, that nothing herein shall be deemed to constitute an agreement to subordinate any of the Liens of the Administrative Agent under the Loan Documents to any Liens otherwise permitted under Section 7.01 of the Credit Agreement.

4.1.7        Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. Each Grantor will, except as permitted by the Credit Agreement:

(i)	preserve its existence and corporate structure as in effect on the Closing Date;

(ii)	not change its jurisdiction of organization;

(iii)	not maintain its place of business (if it only has one) or its chief executive office (if it has more than one place of business) at a location other than a location specified on Exhibit “D”; and

(iv)	not change its name,

unless, in each such case, such Grantor shall have given the Administrative Agent not less than 15 days’ prior written notice of such event or occurrence and the Administrative Agent shall have either (x) determined that such event or occurrence will not adversely affect the validity,

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perfection or priority of the Administrative Agent’s security interest in the Collateral, or (y) taken such steps (with the cooperation of such Grantor to the extent necessary or advisable) as are necessary or advisable to properly maintain the validity, perfection and priority of the Administrative Agent’s security interest in the Collateral owned by such Grantor.

4.1.8        Other Financing Statements. No Grantor will suffer to exist or authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral owned by such Grantor, except any financing statement authorized under Section 4.1.4 hereof or filed with respect to any Lien otherwise permitted under Section 7.01 of the Credit Agreement.

4.2.          Receivables.

4.2.1        Certain Agreements on Receivables. After the occurrence and during the continuance of a Default, no Grantor will make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof.

4.2.2        Collection of Receivables. Except as otherwise provided in this Security Agreement, each Grantor will collect and enforce, at such Grantor’s sole expense, consistent with its past practices and in its reasonable business judgment, all amounts due or hereafter due to such Grantor under the Receivables owned by such Grantor, with due consideration for any dispute, setoff, claim, counterclaim or defense to payment.

4.2.3        Delivery of Invoices. Each Grantor will deliver to the Administrative Agent immediately upon its request after the occurrence and during the continuance of a Default duplicate invoices with respect to each Account owned by such Grantor bearing such language of assignment as the Administrative Agent shall specify.

4.3.          Maintenance of Goods. Each Grantor will do all things reasonably necessary to maintain, preserve, protect and keep the Inventory and the Equipment owned by such Grantor in good repair, working order and saleable condition (ordinary wear and tear excepted) and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.4.          Instruments, Securities, Chattel Paper, Documents and Pledged Deposits. Each Grantor will (i) deliver to the Administrative Agent immediately upon execution of this Security Agreement the originals of all Chattel Paper, Securities and Instruments constituting Collateral (if any then exist), (ii) hold in trust for the Administrative Agent upon receipt and immediately thereafter deliver to the Administrative Agent any Chattel Paper, Securities and Instruments constituting Collateral, (iii) upon the designation of any Pledged Deposits (as set forth in the definition thereof) after the occurrence and during the continuance of a Default, deliver to the Administrative Agent such Pledged Deposits which are evidenced by certificates included in the Collateral endorsed in blank, marked with such legends and assigned as the Administrative Agent shall specify, and (iv) upon the Administrative Agent’s request, after the occurrence and during the continuance of a Default, deliver to the Administrative Agent (and thereafter hold in trust for the Administrative Agent upon receipt and immediately deliver to the Administrative Agent) any Document evidencing or constituting Collateral.

4.5.          Uncertificated Securities and Certain Other Investment Property. Each Grantor will permit the Administrative Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of

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Investment Property not represented by certificates which are Collateral owned by such Grantor to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Administrative Agent granted pursuant to this Security Agreement. Subject to and in accordance with the Collateral and Guarantee Requirement, each Grantor will cause any Securities Account with a daily average available balance in an amount equal to or greater than $1,000,000 to be subject to a control agreement with the relevant securities intermediary and the Administrative Agent. Each Grantor will use all commercially reasonable efforts, with respect to Investment Property constituting Collateral (other than a Securities Account) owned by such Grantor held with a financial intermediary, to cause such financial intermediary to enter into a control agreement with the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

4.6.          Stock and Other Ownership Interests.

4.6.1        Changes in Capital Structure of Issuers. No Grantor will (i) permit or suffer any Subsidiary constituting Collateral owned by such Grantor to dissolve, liquidate, retire any of its capital stock or other Instruments or Securities evidencing ownership, reduce its capital or merge or consolidate with any other entity, or (ii) vote any of the Instruments, Securities or other Investment Property in favor of any of the foregoing in each case except to the extent permitted by the Credit Agreement.

4.6.2        Issuance of Additional Securities. No Grantor will permit or suffer the issuer of privately held corporate securities or other ownership interests in a Subsidiary constituting Collateral to issue any such securities or other ownership interests, any right to receive the same or any right to receive earnings, except to such Grantor or except as permitted under Section 7.02 of the Credit Agreement.

4.6.3        Registration of Pledged Securities and other Investment Property. Each Grantor will permit any registerable Collateral owned by such Grantor to be registered in the name of the Administrative Agent or its nominee at any time at the option of the Administrative Agent following the occurrence and during the continuance of an Event of Default and without any further consent of such Grantor.

4.6.4        Exercise of Rights in Pledged Securities and other Investment Property. Each Grantor will permit the Administrative Agent or its nominee at any time after the occurrence and during the continuance of a Default, without notice, to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Collateral owned by such Grantor or any part thereof, and to receive all dividends and interest in respect of such Collateral.

4.7.          Pledged Deposits. After the occurrence and during the continuation of a Default, no Grantor will withdraw all or any portion of any Pledged Deposit or fail to rollover said Pledged Deposit without the prior written consent of the Administrative Agent.

4.8.          Deposit Accounts. Each Grantor will (i) cause each bank or other financial institution in which it maintains (a) a Deposit Account (with a daily average available balance in an amount equal to or greater than $1,000,000) to enter into a control agreement with the Administrative Agent, in form and substance satisfactory to the Administrative Agent in order to give the Administrative Agent Control of the Deposit Account or (b) other deposits (general or special, time or demand, provisional or final) to be notified of the security interest granted to the Administrative Agent hereunder and cause each such bank or other financial institution to acknowledge such notification in writing and (ii) after the occurrence and during the continuation of a Default, upon the Administrative Agent’s request, deliver to each such bank

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or other financial institution a letter, in form and substance acceptable to the Administrative Agent, transferring ownership of the Deposit Account to the Administrative Agent or transferring exclusive dominion and control over each such other deposit to the Administrative Agent until such time as no Default exists or is continuing. In the case of deposits maintained with Lenders, the terms of such letter shall be subject to the provisions of the Credit Agreement regarding setoffs.

4.9.          Letter-of-Credit Rights. Each Grantor will, upon the Administrative Agent’s request, cause each issuer of a letter of credit, to consent to the assignment of proceeds of the letter of credit in order to give the Administrative Agent Control of the Letter of Credit Rights to such letter of credit.

4.10.        Federal, State or Municipal Claims. The Administrative Agent acknowledges that the Grantors have notified the Administrative Agent that certain of the Collateral owned by such Grantor which constitutes a claim against, license or permit from, or contract with, the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim, license, permit or contract is restricted by federal, state or municipal law.

4.11.        Intellectual Property. If, after the date hereof, any Grantor obtains rights to, or applies for or seeks registration of, any new patentable invention, trademark or copyright in addition to the patents, trademarks and copyrights described in Exhibit “B”, which are all of such Grantor’s patents, trademarks and copyrights as of the Closing Date, then such Grantor shall give the Administrative Agent prompt notice thereof, but in any event not less frequently than quarterly, and the security interest granted to the Administrative Agent hereunder shall automatically apply thereto. Each Grantor agrees promptly upon request by the Administrative Agent to execute and deliver to the Administrative Agent any supplement to this Security Agreement or any other document reasonably requested by the Administrative Agent to evidence such security interest in a form appropriate for recording in the applicable federal office. Each Grantor also hereby authorizes the Administrative Agent to modify this Security Agreement unilaterally (i) by amending Exhibit “B” to include any future patents, trademarks and/or copyrights of which the Administrative Agent receives notification from such Grantor pursuant hereto and (ii) by recording, in addition to and not in substitution for this Security Agreement, a duplicate original of this Security Agreement containing in Exhibit “B” a description of such future patents, trademarks and/or copyrights.

4.12.        Commercial Tort Claims. If, after the date hereof, any Grantor identifies the existence of a Commercial Tort Claim belonging to such Grantor that has arisen in the course of such Grantor’s business in addition to the Commercial Tort Claims described in Exhibit “F”, which are all of such Grantor’s Commercial Tort Claims as of the Closing Date, then such Grantor shall give the Administrative Agent prompt notice thereof, but in any event not less frequently than quarterly. Each Grantor agrees promptly upon request by the Administrative Agent to execute and deliver to the Administrative Agent any supplement to this Security Agreement or any other document reasonably requested by the Administrative Agent to evidence the grant of a security interest therein in favor of the Administrative Agent.

ARTICLE V

DEFAULT

5.1.          The occurrence of any one or more of the following events shall constitute a Default:

5.1.1        Any representation or warranty made by or on behalf of any Grantor under or in connection with this Security Agreement shall be false in any material respect as of the date on which made.

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5.1.2        The breach by any Grantor of any of the terms or provisions of Article IV or Article VII.

5.1.3        The breach by any Grantor (other than a breach which constitutes a Default under Section 5.1.1 or 5.1.2 hereof) of any of the terms or provisions of this Security Agreement which is not remedied within 30 days after the giving of written notice to such Grantor by the Administrative Agent.

5.1.4        The occurrence of any “Event of Default” under, and as defined in, the Credit Agreement.

5.1.5        Any limited partnership interests or ownership interests in a limited liability company which are included within the Collateral shall at any time constitute a Security or the issuer of any such interests shall take any action to have such interests treated as a Security unless within forty-five (45) days thereafter (i) all certificates or other documents constituting such Security have been delivered to the Administrative Agent and such Security is properly defined as such under Article 8 of the UCC of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise, or (ii) the Administrative Agent has entered into a control agreement with the issuer of such Security or with a securities intermediary relating to such Security and such Security is defined as such under Article 8 of the UCC of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise.

5.2.          Acceleration and Remedies.

5.2.1        Upon the acceleration of the Secured Obligations under the Credit Agreement pursuant to Section 8.02 thereof, the Obligations under the Credit Agreement and, to the extent provided for under the Secured Hedge Agreements evidencing the same, the Secured Hedge Agreements, shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Administrative Agent may, with the concurrence or at the direction of the Required Lenders, exercise any or all of the following rights and remedies:

(i)            Those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document, provided that this Section 5.2.1 shall not be understood to limit any rights or remedies available to the Administrative Agent and the Holders of Secured Obligations prior to a Default.

(ii)           Those rights and remedies available to a secured party under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

(iii)          Without notice except as specifically provided in Section 8.1 hereof or elsewhere herein, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable.

(iv)          Give notice of exclusive control or any other instruction under any Deposit Account Control Agreement or any other Control Agreement with a securities intermediary and take any action therein with respect to such Collateral.

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(v)           Concurrently with written notice to the applicable Grantor, transfer and register in its name or in the name of its nominee the whole or any part of any Collateral consisting of Instruments, Securities and other Investment Property of the Grantors, whether or not physically delivered to the Administrative Agent pursuant to this Security Agreement, to exchange certificates or instruments representing or evidencing such Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the such Collateral as though the Administrative Agent was the outright owner thereof.

5.2.2        The Administrative Agent, on behalf of the Holders of Secured Obligations, may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

5.2.3        The Administrative Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Administrative Agent and the other Holders of Secured Obligations, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

5.2.4        Until the Administrative Agent is able to effect a sale, lease, or other disposition of Collateral, the Administrative Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by the Administrative Agent. The Administrative Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Administrative Agent’s remedies (for the benefit of the Administrative Agent and other Holders of Secured Obligations), with respect to such appointment without prior notice or hearing as to such appointment.

5.2.5        Notwithstanding the foregoing, neither the Administrative Agent nor any other Holder of Secured Obligations shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.

5.2.6        Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Instruments, Securities or other Investment Property constituting Collateral and may be compelled to resort to one or more private sales thereof in accordance with Section 5.2.1 above. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Administrative Agent shall be under no obligation to delay a sale of any of such Collateral for the period of time necessary to permit any Grantor or the issuer of such Collateral to register such securities for public sale under the Securities Act of 1933, as amended, or under applicable state securities laws, even if the applicable Grantor and the issuer would agree to do so.

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5.3.          Grantors’ Obligations Upon Default. Upon the request of the Administrative Agent after the occurrence and during the continuance of a Default, each Grantor will:

5.3.1        Assembly of Collateral. Assemble and make available to the Administrative Agent the Collateral and all records relating thereto at any place or places specified by the Administrative Agent.

5.3.2        Secured Party Access. Permit the Administrative Agent, by the Administrative Agent’s representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

5.3.3        Prepare and file, or cause an issuer of Instruments, Securities or Investment Property constituting Collateral to prepare and file, with the Securities and Exchange Commission or any other applicable government agency, registration statements, a prospectus and such other documentation in connection with such Collateral as the Administrative Agent may request, all in form and substance satisfactory to the Administrative Agent, and furnish to the Administrative Agent, or cause an issuer such Collateral to furnish to the Administrative Agent, any information regarding such Collateral in such detail as the Administrative Agent may specify.

5.3.4        Take, or cause an issuer of Instruments, Securities or Investment Property constituting Collateral to take, any and all actions necessary to register or qualify such Collateral to enable the Administrative Agent to consummate a public sale or other disposition of such Collateral.

5.4.          License. The Administrative Agent is hereby granted a license or other right to use, following the occurrence and during the continuance of a Default, without charge, each Grantor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of a Default, such Grantor’s rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit. In addition, each Grantor hereby irrevocably agrees that the Administrative Agent may, following the occurrence and during the continuance of a Default, sell any of such Grantor’s Inventory directly to any person, including without limitation persons who have previously purchased such Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Administrative Agent’s rights under this Security Agreement, may sell Inventory which bears any trademark owned by or licensed to such Grantor and any Inventory that is covered by any copyright owned by or licensed to such Grantor and the Administrative Agent may finish any work in process and affix any trademark owned by or licensed to such Grantor and sell such Inventory as provided herein.

ARTICLE VI

WAIVERS, AMENDMENTS AND REMEDIES

6.1.          No delay or omission of the Administrative Agent or any Holder of Secured Obligations to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the

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Administrative Agent and each Grantor, and then only to the extent in such writing specifically set forth, provided that the addition of any Domestic Subsidiary as a Grantor hereunder by execution of a Security Agreement Supplement in the form of Annex I (with such modifications as shall be acceptable to the Administrative Agent) shall not require receipt of any consent from or execution of any documentation by any other Grantor party hereto. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Holders of Secured Obligations until the Secured Obligations have been paid in full.

6.2.               California — Specific Waivers.

6.2.1        Each Grantor hereby waives any and all benefits and defenses under California Civil Code Section 2810 and agrees that by doing so each Grantor shall be liable even if the Borrower had no liability at the time of execution of the Loan Documents, or thereafter ceases to be liable. Each Grantor hereby waives any and all benefits and defenses under California Civil Code Section 2809 and agrees that by doing so such Grantor’s liability may be larger in amount and more burdensome than that of the Borrower. Each Grantor hereby waives the benefit of all principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Security Agreement and agrees that such Grantor’s obligations shall not be affected by any circumstances, whether or not referred to in this Security Agreement, which might otherwise constitute a legal or equitable discharge of a surety or a guarantor. Each Grantor hereby waives the benefits of any right of discharge under any and all statutes or other laws relating to guarantors or sureties and any other rights of sureties and guarantors thereunder. Each Grantor also waives, to the fullest extent permitted by law, all rights to require the Administrative Agent or any of the Holders of Secured Obligations to (a) proceed against the Borrower or any other guarantor of the Borrower’s payment or performance with respect to the Secured Obligations, (b) proceed against or exhaust any collateral held by the Administrative Agent or any of the Holders of Secured Obligations to secure the repayment of the Secured Obligations, or (c) pursue any other remedy it may now or hereafter have against the Borrower, including any and all benefits under California Civil Code Sections 2845, 2849 and 2850.

6.2.2        Each Grantor understands that the exercise by the Administrative Agent or any of the Holders of Secured Obligations of certain rights and remedies contained in the Mortgages (such as a nonjudicial foreclosure sale) may affect or eliminate such Grantor’s right of subrogation against the Borrower and that such Grantor may therefore incur a partially or totally nonreimbursable liability under this Security Agreement. Nevertheless, each Grantor hereby authorizes and empowers the Administrative Agent and each of the Holders of Secured Obligations to exercise, in its sole and absolute discretion, any right or remedy, or any combination thereof, which may then be available, since it is the intent and purpose of such Grantor that the obligations under this Security Agreement shall be absolute, independent and unconditional under any and all circumstances. Each Grantor expressly waives any defense (which defense, if such Grantor had not given this waiver, Grantor might otherwise have) to a judgment against such Grantor by reason of a nonjudicial foreclosure. Without limiting the generality of the foregoing, each Grantor hereby expressly waives any and all benefits under (i) California Code of Civil Procedure Section 580a (which Section, if such Grantor had not given this waiver, would otherwise limit such Grantor’s liability after a nonjudicial foreclosure sale to the difference between the obligations of Grantor under this Security Agreement and the fair market value of the property or interests sold at such nonjudicial foreclosure sale), (ii) California Code of Civil Procedure Sections 580b and 580d (which Sections, if such Grantor had not given this waiver, would otherwise limit the Administrative Agent’s or the Holders’ of Secured Obligations right to recover a deficiency judgment with respect to purchase money obligations and after a nonjudicial foreclosure sale, respectively), and (iii) California Code of Civil Procedure

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Section 726 (which Section, if such Grantor had not given this waiver, among other things, would otherwise require the Administrative Agent or any of the Holders of Secured Obligations to exhaust all of its security before a personal judgment could be obtained for a deficiency). Notwithstanding any foreclosure of the lien of any Mortgages, whether by the exercise of the power of sale contained in the Mortgages, by an action for judicial foreclosure or by the Administrative Agent’s or any Holder’s of Secured Obligations acceptance of a deed in lieu of foreclosure, each Grantor shall remain bound under this Security Agreement. In accordance with Section 2856 of the California Civil Code, each Grantor waives all rights and defenses that such Grantor may have because the Borrower’s obligations are secured by real property. This means, among other things:

(i)            the Administrative Agent or any of the Holders of Secured Obligations may collect from each Grantor without first foreclosing on any real or personal property collateral pledged by the Borrower or others; and

(ii)           if the Administrative Agent or any of the Holders of Secured Obligations forecloses on any real property collateral pledged by the Borrower or others: (a) The amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (b) the Administrative Agent or any of the Holders of Secured Obligations may collect from each Grantor even if the Administrative Agent or any of the Holders of Secured Obligations, by foreclosing on the real property collateral, has destroyed any right such Grantor may have to collect from the Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses that each Grantor may have because the Borrower’s obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon California Code of Civil Procedure Sections 580a, 580b, 580d, or 726.

6.2.3        In accordance with Section 2856 of the California Civil Code, each Grantor also waives any right or defense based upon an election of remedies by the Administrative Agent or any of the Holders of Secured Obligations, even though such election (e.g., nonjudicial foreclosure with respect to any collateral held by the Administrative Agent or any of the Holders of Secured Obligations to secure repayment of the Secured Obligations) destroys or otherwise impairs the subrogation rights of such Grantor or the right of such Grantor to proceed against the Borrower for reimbursement, or both, by operation of Section 580d of the Code of Civil Procedure or otherwise.

6.2.4        In accordance with Section 2856 of the California Civil Code, each Grantor waives any and all other rights and defenses available to such Grantor by reason of Sections 2787 through 2855, inclusive, of the California Civil Code, including any and all rights or defenses each Grantor may have by reason of protection afforded to the Borrower with respect to any of the obligations of such Grantor under this Security Agreement pursuant to the antideficiency or other laws of the State of California limiting or discharging the Borrower’s Secured Obligations, including Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure. Likewise, each Grantor waives any and all rights and defenses available to such Grantor under California Civil Code Sections 2899 and 3433.

6.2.1        Each Grantor shall have no right of, and hereby waives any claim for, subrogation, reimbursement, indemnification, and contribution against the Borrower and against any other person or any collateral or security for the Secured Obligations (including without

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limitation any such rights pursuant to Sections 2847 and 2848 of the California Civil Code), until the Secured Obligations have been indefeasibly paid and satisfied in full, all obligations owed to the Holders of Secured Obligations under the Loan Documents have been fully performed, and the Administrative Agent and the Holders of Secured Obligations have released, transferred or disposed of all of their right, title and interest in such collateral or security, and there has expired the maximum possible period thereafter during which any payment made by the Borrower or others to Holders of Secured Obligations with respect to the Secured Obligations could be deemed a preference under the Bankruptcy Code.

ARTICLE VII

PROCEEDS; COLLECTION OF RECEIVABLES

7.1.          Lockboxes. Upon request of the Administrative Agent after the occurrence and during the continuance of a Default, each Grantor shall execute and deliver to the Administrative Agent irrevocable lockbox agreements in the form provided by or otherwise acceptable to the Administrative Agent, which agreements shall be accompanied by an acknowledgment by the bank where the lockbox is located of the Lien of the Administrative Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to a special collateral account at the Administrative Agent.

7.2.          Collection of Receivables. The Administrative Agent may at any time after the occurrence and during the continuance of a Default, by giving each Grantor written notice, elect to require that the Receivables be paid directly to the Administrative Agent for the benefit of the Holders of Secured Obligations. In such event, each Grantor shall, and shall permit the Administrative Agent to, promptly notify the account debtors or obligors under the Receivables owned by such Grantor of the Administrative Agent’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under such Receivables directly to the Administrative Agent. Upon receipt of any such notice from the Administrative Agent, each Grantor shall thereafter hold in trust for the Administrative Agent, on behalf of the Holders of Secured Obligations, all amounts and proceeds received by it with respect to the Receivables and Other Collateral and immediately and at all times thereafter deliver to the Administrative Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Administrative Agent shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4 hereof.

7.3.          Special Collateral Account. After the occurrence and during the continuance of a Default, the Administrative Agent may require all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with the Administrative Agent and held there as security for the Secured Obligations. No Grantor shall have any control whatsoever over said cash collateral account. After a Default has occurred and is continuing, the Administrative Agent shall deposit the collected balances in said cash collateral account into the applicable Grantor’s general operating account with the Administrative Agent. If any Default has occurred and is continuing, the Administrative Agent may (and shall, at the direction of the Required Lenders), from time to time, apply the collected balances in said cash collateral account to the payment of the Secured Obligations whether or not the Secured Obligations shall then be due.

7.4.          Application of Proceeds. The proceeds of the Collateral shall be applied by the Administrative Agent to payment of the Secured Obligations in the manner set forth in Section 9.04 of the Credit Agreement unless a court of competent jurisdiction shall otherwise direct.

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ARTICLE VIII

GENERAL PROVISIONS

8.1.          Notice of Disposition of Collateral; Condition of Collateral. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Corporate Co-Borrower, addressed as set forth in Article IX, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale.

8.2.          Compromises and Collection of Collateral. Each Grantor and the Administrative Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Administrative Agent may at any time and from time to time, if a Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Administrative Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Administrative Agent shall be commercially reasonable so long as the Administrative Agent acts in good faith based on information known to it at the time it takes any such action. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Administrative Agent or any other Holder of Secured Obligations arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Administrative Agent or such other Holder of Secured Obligations as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Administrative Agent or any other Holder of Secured Obligations, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

8.3.          Limitation on Administrative Agent’s and other Secured Parties’ Duty with Respect to the Collateral. The Administrative Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Administrative Agent and each other Holder of Secured Obligations shall use reasonable care with respect to the Collateral in its possession or under its control. Neither the Administrative Agent nor any other Holder of Secured Obligations shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Administrative Agent or such other Holder of Secured Obligations, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is commercially reasonable for the Administrative Agent (i) to fail to incur expenses deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or

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third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as such Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 8.3 is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would be commercially reasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 8.3. Without limitation upon the foregoing, nothing contained in this Section 8.3 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 8.3.

8.4.          Secured Party Performance of Grantor’s Obligations. Without having any obligation to do so, after the occurrence and during the continuance of a Default, the Administrative Agent may perform or pay any obligation which any Grantor has agreed to perform or pay in this Security Agreement and such Grantor shall reimburse the Administrative Agent for any reasonable amounts paid by the Administrative Agent pursuant to this Section 8.4. Each Grantor’s obligation to reimburse the Administrative Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

8.5.          Authorization for Secured Party to Take Certain Action. Each Grantor irrevocably authorizes the Administrative Agent at any time and from time to time in the sole discretion of the Administrative Agent and appoints the Administrative Agent as its attorney in fact (i) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (ii) to indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Administrative Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral owned by such Grantor and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the Administrative Agent Control over such Securities or other Investment Property, (v) subject to the terms of Section 4.1.5 hereof, to enforce payment of the Instruments, Accounts and Receivables in the name of the Administrative Agent or such Grantor, (vi) to apply the proceeds of any Collateral received by the Administrative Agent to the Secured Obligations in

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accordance with the Credit Agreement and as otherwise provided in Article VII and (vii) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder or under any other Loan Document), and each Grantor agrees to reimburse the Administrative Agent on demand for any reasonable payment made or any reasonable expense incurred by the Administrative Agent in connection therewith, provided that this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.

8.6.          Specific Performance of Certain Covenants. Each Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.5, 4.1.6, 4.4, 5.3, or 8.8 or in Article VII hereof will cause irreparable injury to the Administrative Agent and the Holders of Secured Obligations, that the Administrative Agent and Holders of Secured Obligations have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Administrative Agent or the Holders of Secured Obligations to seek and obtain specific performance of other obligations of the Grantors contained in this Security Agreement, that the covenants of the Grantors contained in the Sections referred to in this Section 8.6 shall be specifically enforceable against the Grantors.

8.7.          Use and Possession of Certain Premises. Upon the occurrence and during the continuance of a Default, the Administrative Agent shall be entitled to occupy and use any premises owned or leased by the Grantors where any of the Collateral or any records relating to the Collateral are located until the Secured Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay any Grantor for such use and occupancy.

8.8.          Dispositions Not Authorized. No Grantor is authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1.5 hereof and notwithstanding any course of dealing between any Grantor and the Administrative Agent or other conduct of the Administrative Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1.5 hereof) shall be binding upon the Administrative Agent or the Holders of Secured Obligations unless such authorization is in writing signed by the Administrative Agent with the consent or at the direction of the Required Lenders.

8.9.          Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

8.10.        Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Grantors, the Administrative Agent and the Holders of Secured Obligations and their respective successors and assigns (including all persons who become bound as a debtor to this Security Agreement), except that the Grantors shall not have the right to assign their rights or delegate their obligations under this Security Agreement or any interest herein, without the prior written consent of the Administrative Agent.

8.11.        Survival of Representations. All representations and warranties of the Grantors contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

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8.12.        Taxes and Expenses. Any taxes (including income taxes) payable or ruled payable by Federal or State authority in respect of this Security Agreement shall be paid by the Grantors, together with interest and penalties, if any. In accordance with, mutatis mutandis, Section 11.03 of the Credit Agreement, the Grantors shall reimburse the Administrative Agent for any and all reasonable out-of-pocket costs and expenses (including all Attorney Costs, which shall be limited to Sidley Austin LLP (and one local counsel in each applicable jurisdiction and regulatory counsel and additional counsel as any Agent, Lender or group of Lenders reasonably determine are necessary in light of actual or potential conflicts of interest or the availability of different claims or defenses)) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by the Grantors in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantors.

8.13.        Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

8.14.        Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Secured Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been indefeasibly paid and performed in full and no commitments of the Administrative Agent or the Holders of Secured Obligations which would give rise to any Secured Obligations are outstanding (unless, in connection with Letters of Credit, the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place).

8.15.        Entire Agreement. This Security Agreement embodies the entire agreement and understanding between the Grantors and the Administrative Agent relating to the Collateral and supersedes all prior agreements and understandings between the Grantors and the Administrative Agent relating to the Collateral.

8.16.        GOVERNING LAW.

8.16.1      THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.16.2      ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS SECURITY AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS SECURITY AGREEMENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY, BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS SECURITY AGREEMENT, EACH GRANTOR AND THE ADMINISTRATIVE AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GRANTOR AND THE ADMINISTRATIVE AGENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF

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FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS SECURITY AGREEMENT OR OTHER DOCUMENT RELATED HERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 11.01 OF THE CREDIT AGREEMENT. NOTHING IN THIS SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

8.17.        WAIVER OF RIGHT TO TRIAL BY JURY.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS SECURITY AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS SECURITY AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS SECURITY AGREEMENT, OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS SECURITY AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.18.        Indemnity. Each Grantor hereby agrees, jointly with the other Grantors and severally, to indemnify the Administrative Agent and the Holders of Secured Obligations, and their respective successors, assigns, agents and employees, in accordance with, mutatis mutandis, Section 11.04 of the Credit Agreement (including, without limitation, in connection with the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Administrative Agent or the Holders of Secured Obligations or any Grantor, and any claim for patent, trademark or copyright infringement)).

8.19.        Subordination of Intercompany Indebtedness. Each Grantor agrees that any and all claims of such Grantor against any other Grantor (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Secured Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Secured Obligations; provided that, and not in contravention of the foregoing, so long as no Default or Event of Default has occurred and is continuing, such Grantor may make loans to and receive payments in the ordinary course of business with respect to such Intercompany Indebtedness and the other Loan Documents. Notwithstanding any right of any Grantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Grantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Secured Obligations and the Administrative Agent in those assets. No Grantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until this Security Agreement has terminated in accordance with Section 8.14. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation,

23

bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Grantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Secured Obligations, due or to become due, until such Secured Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Grantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the termination of the Security Agreement in accordance with Section 8.14, such Grantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Secured Obligations and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Holders of Secured Obligations, in precisely the form received (except for the endorsement or assignment of the Grantor where necessary), for application to any of the Secured Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Grantor as the property of the Holders of Secured Obligations. If any such Grantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Grantor agrees that except as otherwise permitted by the Credit Agreement until the termination of this Security Agreement in accordance with Section 8.14, no Grantor will assign or transfer to any Person (other than the Administrative Agent or the Borrower or another Grantor) any claim any such Grantor has or may have against any Obligor.

8.20.        Severability. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.

8.21.        Counterparts. This Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Security Agreement.

ARTICLE IX

NOTICES

9.1.          Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Section 11.01 of the Credit Agreement; and any such notice delivered to the Corporate Co-Borrower shall be deemed to have been delivered to all of the Grantors.

9.2.          Change in Address for Notices. Each of the Grantors, the Administrative Agent and the Lenders may change the address for service of notice upon it by a notice in writing to the other parties.

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ARTICLE X

THE ADMINISTRATIVE AGENT

JPMorgan Chase Bank, N.A. has been appointed Administrative Agent for the Holders of Secured Obligations hereunder pursuant to Article X of the Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Administrative Agent hereunder is subject to the terms of the delegation of authority made by the Holders of Secured Obligations to the Administrative Agent pursuant to the Credit Agreement, and that the Administrative Agent has agreed to act (and any successor Administrative Agent shall act) as such hereunder only on the express conditions contained in such Article X. Any successor Administrative Agent appointed pursuant to Article X of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Administrative Agent hereunder.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, each of the Grantors and the Administrative Agent have executed this Amended and Restated Security Agreement as of the date first above written.

RES-CARE, INC., as a Grantor

By:
Name:
Title:

ONEX RESCARE ACQUISITION, LLC, as a Grantor

By:
Name:
Title:

ONEX RESCARE HOLDINGS CORP., as a Grantor

By:
Name:
Title:

Additional Grantors:

ACCENT HEALTH CARE, INC.

ALL WAYS CARING SERVICES, INC.

ALTERNATIVE CHOICES, INC.

ALTERNATIVE YOUTH SERVICES, INC.

ARBOR E&T, LLC

ARBOR PEO, INC.

B.W.J. OPPORTUNITY CENTERS, INC.

BAKER MANAGEMENT, INC.

BALD EAGLE ENTERPRISES, INC.

BOLIVAR DEVELOPMENTAL TRAINING CENTER, INC.

BRALEY & THOMPSON, INC.

CAPITAL TX INVESTMENTS, INC.

CAREERS IN PROGRESS, INC.

CATX PROPERTIES, INC.

CNC/ACCESS, INC.

COMMUNITY ADVANTAGE, INC.

COMMUNITY ALTERNATIVES HOME CARE, INC.

COMMUNITY ALTERNATIVES ILLINOIS, INC.

COMMUNITY ALTERNATIVES INDIANA, INC.

COMMUNITY ALTERNATIVES KENTUCKY, INC.

COMMUNITY ALTERNATIVES MISSOURI, INC.

COMMUNITY ALTERNATIVES MOBILE NURSING, INC.

COMMUNITY ALTERNATIVES NEBRASKA, INC.

COMMUNITY ALTERNATIVES NEW MEXICO, INC.

Signature Page to Amended and Restated Pledge and Security Agreement

COMMUNITY ALTERNATIVES OF WASHINGTON, D.C., INC.

COMMUNITY ALTERNATIVES PHARMACY, INC.

COMMUNITY ALTERNATIVES TEXAS PARTNER, INC.

COMMUNITY ALTERNATIVES VIRGINIA, INC.

EDUCARE COMMUNITY LIVING - NORMAL LIFE, INC.

EDUCARE COMMUNITY LIVING - TEXAS LIVING CENTERS, INC.

EDUCARE COMMUNITY LIVING CORPORATION - GULF COAST

EDUCARE COMMUNITY LIVING CORPORATION - MISSOURI

EDUCARE COMMUNITY LIVING CORPORATION - NEVADA

EDUCARE COMMUNITY LIVING CORPORATION - NEW MEXICO

EDUCARE COMMUNITY LIVING CORPORATION - NORTH CAROLINA

EDUCARE COMMUNITY LIVING CORPORATION - TEXAS

EDUCARE COMMUNITY LIVING CORPORATION - AMERICA

EMPLOY-ABILITY UNLIMITED, INC.

FRANKLIN CAREER COLLEGE INCORPORATED

GENERAL HEALTH CORPORATION

HABILITATION OPPORTUNITIES OF OHIO, INC.

HYDESBURG ESTATES, INC.

INDIVIDUALIZED SUPPORTED LIVING, INC.

J. & J. CARE CENTERS, INC.

JOB READY, INC.

NORMAL LIFE, INC.

NORMAL LIFE FAMILY SERVICES, INC.

NORMAL LIFE OF CALIFORNIA, INC.

NORMAL LIFE OF CENTRAL INDIANA, INC.

NORMAL LIFE OF GEORGIA, INC.

NORMAL LIFE OF LAFAYETTE, INC.

NORMAL LIFE OF LAKE CHARLES, INC.

NORMAL LIFE OF LOUISIANA, INC.

NORMAL LIFE OF SOUTHERN INDIANA, INC.

P.S.I. HOLDINGS, INC.

PEOPLESERVE, INC.

RAISE GEAUGA, INC.

RES-CARE ALABAMA, INC.

RES-CARE ARKANSAS, INC.

RES-CARE CALIFORNIA, INC. D/B/A RCCA SERVICES

RES-CARE EUROPE, INC.

RES-CARE FLORIDA, INC.

RES-CARE IDAHO, INC.

RES-CARE ILLINOIS, INC.

RES-CARE IOWA, INC.

RES-CARE KANSAS, INC.

RES-CARE MICHIGAN, INC.

RES-CARE NEW JERSEY, INC.

RES-CARE OHIO, INC.

RES-CARE OKLAHOMA, INC.

RES-CARE PREMIER, INC.

RES-CARE TRAINING TECHNOLOGIES, INC.

RES-CARE WASHINGTON, INC.

Signature Page to Amended and Restated Pledge and Security Agreement

RES-CARE WISCONSIN, INC.

RESCARE FINANCE, INC.

RESCARE INTERNATIONAL, INC.

RESCARE PENNSYLVANIA HEALTH MANAGEMENT SERVICES, INC.

RESCARE PENNSYLVANIA HOME HEALTH ASSOCIATES, INC.

ROCKCREEK, INC.

RSCR CALIFORNIA, INC.

RSCR INLAND, INC.

RSCR WEST VIRGINIA, INC.

SKYVIEW ESTATES, INC.

SOUTHERN HOME CARE SERVICES, INC.

TANGRAM REHABILITATION NETWORK, INC.

TEXAS HOME MANAGEMENT, INC.

THE ACADEMY FOR INDIVIDUAL EXCELLENCE, INC.

THE CITADEL GROUP, INC.

THM HOMES, INC.

UPWARD BOUND, INC.

VOCA CORP.

VOCA CORPORATION OF AMERICA

VOCA CORPORATION OF WEST VIRGINIA, INC.

VOCA CORPORATION OF FLORIDA

VOCA CORPORATION OF INDIANA

VOCA CORPORATION OF MARYLAND

VOCA CORPORATION OF NEW JERSEY

VOCA CORPORATION OF NORTH CAROLINA

VOCA CORPORATION OF OHIO

VOCA RESIDENTAL SERVICES, INC.

YOUTHTRACK, INC.

By:
Name:
Title:

Signature Page to Amended and Restated Pledge and Security Agreement

EDUCARE COMMUNITY LIVING LIMITED PARTNERSHIP
By:	Community Alternatives Texas Partner, Inc.
Its:	General Partner

By:
Name:
Title:

NORMAL LIFE OF INDIANA
By:	Normal Life of Central Indiana, Inc.
one of its General Partners

By:
Name:
Title:

and

By:	Normal Life of Southern Indiana, Inc.
the other General Partner

By:
Name:
Title:

CREATIVE NETWORKS, L.L.C.
PHARMACY ALTERNATIVES, LLC
RESCARE DTS INTERNATIONAL, LLC
REST ASSURED, LLC
VOCA OF INDIANA, LLC

By:
Name:
Title:

Signature Page to Amended and Restated Pledge and Security Agreement

Acknowledge and Agreed to:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page to Amended and Restated Pledge and Security Agreement

ANNEX I

to

PLEDGE AND SECURITY AGREEMENT

Reference is hereby made to the Amended and Restated Pledge and Security Agreement (the “Agreement”), dated as of December 22, 2010, made by and among ONEX RESCARE HOLDINGS CORP., a Delaware corporation (“Holdings”), ONEX RESCARE ACQUISITION, LLC, a Delaware limited liability company (the “LLC Co-Borrower”), RES-CARE, INC., a Kentucky corporation (the “Corporate Co-Borrower”, and together with the LLC Co-Borrower, collectively, the “Borrower”) and the other Subsidiaries of the Borrower listed on the signature pages thereto (together with the Borrower, the “Grantors”) (each an “Initial Grantor”, and together with any additional Domestic Subsidiaries, including the undersigned, which become parties thereto by executing a Security Agreement Supplement in substantially the form hereof, the “Grantors”), in favor of the Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Agreement. By its execution below, the undersigned, [NAME OF NEW GRANTOR], a [                                  ] [corporation/limited liability company] agrees to become, and does hereby become, a Grantor under the Agreement and agrees to be bound by such Agreement as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in the Agreement are true and correct in all respects as of the date hereof. [NAME OF NEW GRANTOR] represents and warrants that the supplements to the Exhibits to the Agreement attached hereto are true and correct in all respects and such supplements set forth all information required to be scheduled under the Agreement. [NAME OF NEW GRANTOR] shall take all steps necessary to perfect, in favor of the Administrative Agent, a first-priority security interest in and lien against [NAME OF NEW GRANTOR]’s Collateral (subject to Liens permitted under Section 4.1.6 of the Agreement), including, without limitation, delivering all certificated Securities to the Administrative Agent, and taking all steps necessary to properly perfect the Administrative Agent’s interest in any uncertificated equity or membership interests.

IN WITNESS WHEREOF, [NAME OF NEW GRANTOR], a [                                     ] [corporation/limited liability company] has executed and delivered this Annex I counterpart to the Agreement as of this                        day of                         ,         .

[NAME OF NEW GRANTOR]

By:
Title:

1

EXHIBIT G-1

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement dated as of December 22, 2010 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among ONEX RESCARE ACQUISITION, LLC, a Delaware limited liability company, and RES-CARE, INC., a Kentucky corporation (collectively, the “Borrower”), Onex Rescare Holdings Corp., a Delaware corporation, as Holdings, the Guarantors party hereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK, N.A., as L/C Issuer and Swing Line Lender, and J.P. MORGAN SECURITIES LLC and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and Joint Bookrunners.  Capitalized terms used but not defined shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no interest payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished the Borrower and the Administrative Agent with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

G-1-1

[Lender]

By:
Name:
Title:

[Address]

Dated: , 201[ ]

G-1-2

EXHIBIT G-2

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement dated as of December 22, 2010 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among ONEX RESCARE ACQUISITION, LLC, a Delaware limited liability company, and RES-CARE, INC., a Kentucky corporation (collectively, the “Borrower”), Onex Rescare Holdings Corp., a Delaware corporation, as Holdings, the Guarantors party hereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK, N.A., as L/C Issuer and Swing Line Lender, and J.P. MORGAN SECURITIES LLC and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and Joint Bookrunners.  Capitalized terms used but not defined shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement, neither the undersigned nor any of its partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a “10-percent shareholder” of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no interest payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned or its partners/members.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-8BEN, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

G-2-1

[Lender]

By:
Name:
Title:

[Address]

Dated: , 201[ ]

G-2-2

EXHIBIT G-3

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement dated as of December 22, 2010 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among ONEX RESCARE ACQUISITION, LLC, a Delaware limited liability company, and RES-CARE, INC., a Kentucky corporation (collectively, the “Borrower”), Onex Rescare Holdings Corp., a Delaware corporation, as Holdings, the Guarantors party hereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK, N.A., as L/C Issuer and Swing Line Lender, and J.P. MORGAN SECURITIES LLC and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and Joint Bookrunners. Capitalized terms used but not defined shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) and Section 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no interest payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished the Borrower and the Administrative Agent with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

G-3-1

[Lender]

By:
Name:
Title:

[Address]

Dated: , 20[ ]

G-3-2

EXHIBIT G-4

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated Credit Agreement dated as of December 22, 2010 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among ONEX RESCARE ACQUISITION, LLC, a Delaware limited liability company, and RES-CARE, INC., a Kentucky corporation (collectively, the “Borrower”), Onex Rescare Holdings Corp., a Delaware corporation, as Holdings, the Guarantors party hereto from time to time, JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), JPMORGAN CHASE BANK, N.A., as L/C Issuer and Swing Line Lender, and J.P. MORGAN SECURITIES LLC and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arrangers and Joint Bookrunners. Capitalized terms used but not defined shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) and Section 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a “10-percent shareholder” of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no interest payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned or its partners/members.

The undersigned has furnished the Borrower and the Administrative Agent with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-8BEN, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Signature Page Follows]

G-4-1

[Lender]

By:
Name:
Title:

[Address]

Dated: , 201[ ]

G-4-2

EXHIBIT H

[FORM OF] DISCOUNTED PREPAYMENT OPTION NOTICE

Dated:                      , 20[  ]

To:                              JPMORGAN CHASE BANK, N.A., as Administrative Agent

Ladies and Gentlemen:

This Discounted Prepayment Option Notice is delivered to you pursuant to Section 2.05(c)(ii) of that certain Amended and Restated Credit Agreement, dated as of December 22, 2010 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among ONEX RESCARE ACQUISITION, LLC, a Delaware limited liability company, and RES-CARE, INC., a Kentucky corporation (collectively, the “Borrowers”), Onex Rescare Holdings Corp., a Delaware corporation, as Holdings, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) and the other agents, bookrunners and arrangers party thereto.

Purchasing Borrower Party hereby notifies you that, effective as of [                      , 20    ], pursuant to Section 2.05(c)(ii) of the Agreement, Purchasing Borrower Party hereby notifies each Lender that it is seeking:

1.                                       to prepay Term B Loans at a discount in an aggregate principal amount of [$                                                ](1) (the “Proposed Discounted Prepayment Amount”);

2.                                       a percentage discount to the par value of the principal amount of Term B Loans greater than or equal to               % of par value but less than or equal to [              ]% of par value (the “Discount Range”).

3.                                       a Lender Participation Notice on or before [                      , 20    ](2), as determined pursuant to Section 2.05(c)(ii) of the Agreement (the “Acceptance Date”), and

Purchasing Borrower Party expressly agrees that this Discounted Prepayment Option Notice is subject to the provisions of Section 2.05(c) of the Agreement.

Purchasing Borrower Party hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Lenders as follows:

1.                                       No Default or Event of Default has occurred and is continuing, or would result from Purchasing Borrower Party making the Discounted Voluntary Prepayment (after giving

(1)                      Insert amount that is minimum of $10.0 million.

(2)                     Insert date (a Business Day) that is at least five Business Days after date of the Discounted Prepayment Option Notice.

effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment).

2.                                       Each of the conditions to the Discounted Voluntary Prepayment contained in Section 2.05(c) of the Agreement has been satisfied.

3.                                       As of the date hereof, the Purchasing Borrower Party has no Material Non-Public Information.

Purchasing Borrower Party respectfully requests that Administrative Agent promptly notify each Term B Lender party to the Agreement of this Discounted Prepayment Option Notice.

IN WITNESS WHEREOF, the undersigned has executed this Discounted Prepayment Option Notice as of the date first above written.

[BORROWER[S]]

By:
Name:
Title: [Chief Financial Officer]

EXHIBIT I

[FORM OF] LENDER PARTICIPATION NOTICE

Dated:                       , 20[ ]

To:          JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Amended and Restated Credit Agreement, dated as of December 22, 2010 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among ONEX RESCARE ACQUISITION, LLC, a Delaware limited liability company, and RES-CARE, INC., a Kentucky corporation (collectively, “Borrowers”), Onex Rescare Holdings Corp., a Delaware corporation, as Holdings, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) and the other agents, bookrunners and arrangers party thereto, and (b) that certain Discounted Prepayment Option Notice, dated                       , 20    , from Borrowers (the “Discounted Prepayment Option Notice “).  Capitalized terms used herein and not defined herein or in the Agreement shall have the meaning ascribed to such terms in the Discounted Prepayment Option Notice.

The undersigned Term B Lender hereby gives you notice, pursuant to Section 2.05(c)(iii) of the Agreement, that it is willing to accept a Discounted Voluntary Prepayment on Term B Loans held by such Term B Lender:

1.                                       in a maximum aggregate principal amount of $                                                     of Term B Loans (the “Offered Loans”), and

2.                                       at a percentage discount to par value of the principal amount of Offered Loans equal to [              ]% (1) of par value (the “Acceptable Discount”).

The undersigned Lender expressly agrees that this offer is subject to the provisions of Section 2.05(c) of the Agreement.  Furthermore, conditioned upon the Applicable Discount determined pursuant to Section 2.05(c)(iii) of the Agreement being a percentage of par value less than or equal to the Acceptable Discount, the undersigned Lender hereby expressly consents and agrees to a prepayment of its Term B Loans pursuant to Section 2.05(c) of the Agreement in an aggregate principal amount equal to the Offered Loans, as such principal amount may be reduced if the aggregate proceeds required to prepay Qualifying Loans (disregarding any interest payable in connection with such Qualifying Loans) would exceed the Proposed Discounted Prepayment Amount for the relevant Discounted Voluntary Prepayment, and acknowledges and agrees that such prepayment of its Term B Loans will be allocated at par value, but the actual payment made to such Lender will be reduced in accordance with the Applicable Discount.

(1)                      Insert amount within Discount Range that is a multiple of 25 basis points.

I-1

IN WITNESS WHEREOF, the undersigned has executed this Lender Participation Notice as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

By:
Name:
Title:(2)

(2)                      If a second signature is required.

I-2

EXHIBIT J

[FORM OF] DISCOUNTED VOLUNTARY PREPAYMENT NOTICE

Date:                        , 20

To:                              JPMORGAN CHASE BANK, N.A., as Administrative Agent

Ladies and Gentlemen:

This Discounted Voluntary Prepayment Notice is delivered to you pursuant to Section 2.05(c)(v) of that certain Credit Agreement, dated as of December 22, 2010 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among ONEX RESCARE ACQUISITION, LLC, a Delaware limited liability company, RES-CARE, INC., a Kentucky corporation (collectively, “Borrowers”), Onex Rescare Holdings Corp., a Delaware corporation, as Holdings, the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) and the other agents, bookrunners and arrangers party thereto.

A Purchasing Borrower Party hereby irrevocably notifies you that, pursuant to Section 2.05(c)(v) of the Agreement, the Purchasing Borrower Party will make a Discounted Voluntary Prepayment to each Term B Lender with Qualifying Loans, which shall be made:

1.                                       on or before [                      , 201  ](1), as determined pursuant to Section 2.05(c)(ii) of the Agreement,

2.                                       in the aggregate principal amount of $                                                       of Term B Loans, and

3.                                       at a percentage discount to the par value of the principal amount of the Term B Loans equal to [              ]% of par value (the “Applicable Discount”).

The Purchasing Borrower Party expressly agrees that this Discounted Voluntary Prepayment Notice is irrevocable and is subject to the provisions of Section 2.05(c) of the Agreement.

Borrower hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Lenders as follows:

1.                                       No Default or Event of Default has occurred and is continuing or would result from the Purchasing Borrower Party making the Discounted Voluntary Prepayment (after giving

(1)                        Insert date (a Business Day) that is no later than three Business Days after date of this Notice and no later than five Business Days after the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans).

effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment).

2.                                       Each of the conditions to the Discounted Voluntary Prepayment contained in Section 2.05(c) of the Agreement has been satisfied.

3.                                       The Purchasing Borrower Party does not have any material non-public information (“MNPI”) with respect to the Borrower, any of its Subsidiaries or any of their Affiliates that (a) has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI with respect to the Borrower, any of its Subsidiaries or Affiliates) prior to such time and (b) could reasonably be expected to have a material effect upon, or otherwise be material (i) to a Lender’s decision to participate in any Discounted Voluntary Prepayment or (ii) to the market price of the Term B Loans.

The Purchasing Borrower Party acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of the foregoing in connection with extending Offered Loans and the acceptance of any Discounted Voluntary Prepayment made as a result of this Discounted Voluntary Prepayment Notice.

The Purchasing Borrower Party respectfully requests that Administrative Agent promptly notify each of the Term B Lenders party to the Agreement of this Discounted Voluntary Prepayment Notice.

IN WITNESS WHEREOF, the undersigned has executed this Discounted Voluntary Prepayment Notice as of the date first above written.

[BORROWER[S]]

By:
Name:
	Title:	[Chief Financial Officer]

[ ], as Purchasing Borrower Party

By:
Name:
Title:

EXHIBIT K

[FORM OF]

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

Reference is made to the Amended and Restated Credit Agreement, dated as of December 22, 2010 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ONEX RESCARE ACQUISITION, LLC, a Delaware limited liability company, RES-CARE, INC., a Kentucky corporation (collectively, the “Borrowers”), Onex Rescare Holdings Corp., a Delaware corporation, as Holdings, the Guarantors party thereto from time to time, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other Agents named therein.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule I hereto (the “Assignor”) and the Assignee identified on Schedule I hereto (the “Assignee”) agree as follows:

The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule I hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule I hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule I hereto.

The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers, any of their Affiliates or any other obligor or the performance or observance by the Borrowers, any of their Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

The Assignee represents and warrants that (a) it is legally authorized to enter into this Assignment and Assumption, (b) it is an Affiliated Lender in accordance with Section 10.07(k) of the Credit Agreement, (c) the sale and assignment of the Assigned Interest satisfies the requirements of Section 10.07(k) of the Credit Agreement and (d) neither it nor any of its Affiliates has any Material Non-Public Information.

The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (b) agrees that it will, independently and without reliance upon the Assignor, the Agents or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (d) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including its obligations pursuant to Section 10.08 of the Credit Agreement.

The effective date of this Assignment and Assumption shall be the Effective Date of Assignment described in Schedule I hereto (the “Effective Date”).  Following the execution of this Assignment and Assumption, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement, to the extent provided in this Assignment and Assumption, have the rights and obligations of a Lender under the Credit Agreement and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed as of the date first above written by their respective duly authorized officers on Schedule I hereto.

Accepted for Recordation in the Register:	Required Consents (if any):

JPMORGAN CHASE BANK, N.A., as Administrative Agent	[BORROWER[S]]

By:	By:
Name:	Name:
Title:	Title:

Schedule I

Affiliated Lender Assignment and Assumption with respect to the Amended and Restated Credit Agreement, dated as of December 22, 2010 among ONEX RESCARE ACQUISITION, LLC, a Delaware limited liability company, RES-CARE, INC., a Kentucky corporation, Onex Rescare Holdings Corp., a Delaware corporation, the guarantors party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer.

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:(1)

Credit Facility Assigned	Principal Amount Assigned	Commitment Percentage Assigned
Term B Loan Facility	$	.	%

[Name of Assignee]		[Name of Assignor]

By:		By:
	Title:		Title:

(1)           Effective Date of Assignment to be after Closing Date.

EXHIBIT L

[FORM OF] L/C ISSUER AGREEMENT

L/C ISSUER AGREEMENT dated as of [•], among ONEX RESCARE ACQUISITION, LLC, a Delaware limited liability company, RES-CARE, INC., a Kentucky corporation (collectively, the “Borrowers”), JPMORGAN CHASE BANK, N.A., as letter of credit issuer (in such capacity, the “L/C Issuer”) and as administrative agent (in such capacity, the “Agent”) for the Lenders under the Amended and Restated Credit Agreement dated as of December 22, 2010 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the guarantors party thereto, the Lenders party thereto, the L/C Issuers and the Agent.

This Agreement constitutes an L/C Issuer Agreement under and as defined in the Credit Agreement.  Each capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

SECTION 1.           Letter of Credit Commitment.  The L/C Issuer hereby agrees to be an “L/C Issuer” under the Credit Agreement with a commitment to issue Letters of Credit in the amount set forth in Schedule I hereto and, subject to the terms and conditions hereof and of the Credit Agreement, to issue Letters of Credit under the Credit Agreement; provided, however, that Letters of Credit issued by the L/C Issuer hereunder shall be subject to the limitations set forth on Schedule I hereto and in the Credit Agreement.

SECTION 2.           Issuance Procedure.  In order to request the issuance of a Letter of Credit by the L/C Issuer, the Borrowers shall hand deliver, fax, telecopy or transmit via electronic means (in a form reasonably acceptable to the L/C Issuer) a notice (specifying the information required by Section 2.03(b) of the Credit Agreement) to the L/C Issuer, at its address or telecopy number specified on Schedule I hereto (or such other address or telecopy number as the L/C Issuer may specify by notice to the Borrowers), not later than the time of day (local time at such address) specified on Schedule I hereto prior to the proposed date of issuance of such Letter of Credit.  A copy of such notice shall be sent, concurrently, by the Borrowers to the Agent in the manner specified for borrowing requests under the Credit Agreement.

SECTION 3.           L/C Issuer Fees, Interest and Payments.  The standard fees with respect to the issuance, amendment, renewal, transfer or extension of any letter of credit or processing of drawings thereunder (“L/C Issuer Fees”) referred to in Section 2.03(i) of the Credit Agreement, which are payable to the L/C Issuer in respect of Letters of Credit issued hereunder, are specified on Schedule I hereto (it being understood that such fees shall be in addition to the L/C Issuer’s customary fronting fee and documentary and processing charges referred to in Section 2.03(j) in connection with the issuance, amendment or transfer of any Letter of Credit issued hereunder).  Each payment of L/C Issuer Fees payable hereunder shall be made not later than 2:00 p.m., New York City time, on the date when due, in immediately available funds, to the account of the L/C Issuer specified on Schedule I hereto or to such other Lender specified on Schedule I hereto (or to such other account of the L/C Issuer as it may specify by notice to the Borrowers).

SECTION 4.           Credit Agreement Terms.  Notwithstanding any provision hereof which may be construed to the contrary, it is expressly understood and agreed that (a) this Agreement is supplemental to the Credit Agreement and is intended to constitute an L/C Issuer Agreement, as defined therein (and, as such, constitutes an integral part of the Credit Agreement as though the terms of this Agreement were set forth in such Credit Agreement), (b) each Letter of Credit issued hereunder and each L/C Credit Extension made under any such Letter of Credit shall constitute a “Letter of Credit” and an “L/C Credit Extension”, respectively, for all purposes of the Credit Agreement, (c) the L/C Issuer’s commitment to issue Letters of Credit hereunder, and each and every Letter of Credit requested or issued hereunder, shall in each case be subject to the terms and conditions and entitled to the benefits of the Credit Agreement and (d) the terms and conditions of the Credit Agreement are hereby incorporated herein as though set forth herein in full and shall supersede any contrary provisions hereof.

SECTION 5.           Notices.  All communications and notices hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by electronic communication or facsimile transmission as provided in Section 10.02 of the Credit Agreement.

SECTION 6.           Binding Agreement; Assignments.  (a)  This Agreement and the terms, covenants and conditions hereof shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrowers and the L/C Issuer shall not be permitted to assign this Agreement or any interest herein without the prior written consent of the other parties to this Agreement other than as set forth in paragraph (b).

(b)           The L/C Issuer may not assign its commitment to issue Letters of Credit hereunder without the consent of the Borrowers and the Agent.  In the event of an assignment by the L/C Issuer of all its other interests, rights and obligations under the Credit Agreement, then the L/C Issuer’s commitment to issue Letters of Credit hereunder in respect of the Credit Agreement shall terminate unless the L/C Issuer, the Borrowers and the Agent otherwise agree.

SECTION 7.           Applicable Law.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.           Survival of Agreement.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and of any Letter of Credit issued hereunder or thereunder.  Such representations and warranties have been or will be relied upon by the L/C Issuer, regardless of any investigation made by the L/C Issuer or on its behalf and notwithstanding that the L/C Issuer may have had notice or knowledge of any Default at the time of any Letter of Credit issuance, and shall continue in full force and effect as long as any Loan or any other Obligations hereunder or under any of the other Loan Documents shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding and unpaid and so long as the Commitments have not been terminated.

SECTION 9.           Severability.  Any provision of this Agreement or the Credit Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.  Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

SECTION 11.  Conflicts.  To the extent that the terms and conditions of this Agreement conflict with the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

[BORROWER]
as a Borrower

By:
Name:
Title:

Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and L/C Issuer,

By:
Name:
Title:

EXHIBIT M

CREDIT AGREEMENT SUPPLEMENT

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of December 22, 2010 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Onex ResCare Acquisition, LLC, a Delaware limited liability company, Res-Care, Inc., a Kentucky corporation, Onex Rescare Holdings Corp., a Delaware corporation, the other Guarantors party thereto from time to time (each an “Initial Guarantor”, and together with any additional Subsidiaries which become parties to the Credit Agreement by executing a Credit Agreement Supplement thereto substantially similar in form and substance hereto, the “Guarantors”), the lenders and other parties thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent.  Each capitalized term used herein and not defined herein shall have the meaning given to it in the Credit Agreement.

By its execution below, the undersigned, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Guarantor under the Credit Agreement and agrees to be bound by such Credit Agreement as if originally a party thereto.  By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Credit Agreement Supplement to the Credit Agreement as of this                      day of                   ,         .

[NAME OF NEW GUARANTOR]

By:
Title:

M-1

EXHIBIT N

LIST OF CLOSING DOCUMENTS

[Attached]

N-1

$445,000,000

RES-CARE, INC.

ONEX RESCARE ACQUISITION LLC

December 22, 2010

LIST OF CLOSING DOCUMENTS(1)

A.            LOAN DOCUMENTS

1.                                       Amended and Restated Credit Agreement (the “Credit Agreement”) by and among Onex Rescare Acquisition LLC, a Delaware limited liability company (the “LLC Co-Borrower”), Res-Care, Inc., a Kentucky corporation (the “Corporate Co-Borrower” and together with the LLC Co-Borrower, the “Borrower”), certain Subsidiaries of the Borrower listed on Annex A hereto (collectively, the “Guarantors” and together with the Borrower , the “Loan Parties”), the institutions from time to time parties thereto as Lenders (the “Lenders”), and JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for itself and the other Lenders (the “Administrative Agent”), evidencing a $275,000,000 revolving credit facility and a $170,000,000 term B loan facility.

EXHIBITS

EXHIBIT A	—	Committed Loan Notice
EXHIBIT B	—	Swing Line Loan Notice
EXHIBIT C-1	—	Term B Note
EXHIBIT C-2	—	Revolving Credit Note
EXHIBIT C-3	—	Swing Line Note
EXHIBIT D	—	Compliance Certificate
EXHIBIT E	—	Assignment and Assumption
EXHIBIT F	—	U.S. Security Agreement
EXHIBIT G	—	United States Tax Compliance Certificate
EXHIBIT H	—	Discounted Prepayment Option Notice
EXHIBIT I	—	Lender Participation Notice
EXHIBIT J	—	Discounted Voluntary Prepayment Notice
EXHIBIT K	—	Affiliated Lender Assignment and Assumption
EXHIBIT L	—	L/C Issuer Agreement
EXHIBIT M	—	Credit Agreement Supplement
EXHIBIT N	—	List of Closing Documents

(1) Each capitalized term used herein and not defined herein shall have the meaning assigned to such term in the above-defined Credit Agreement.

SCHEDULES

Schedule 1.01A	—	Commitments
Schedule 1.01B	—	Existing Letters of Credit
Schedule 5.03	—	Governmental Authorization; Other Consents
Schedule 5.06	—	Litigation
Schedule 5.08	—	Owernship of Property
Schedule 5.09	—	Environmental Matters
Schedule 5.12	—	Subsidiaries and Other Equity Investments
Schedule 7.01(b)	—	Existing Liens
Schedule 7.02(e)	—	Existing Investments
Schedule 7.02(w)	—	Specified Investments
Schedule 7.03(b)	—	Existing Indebtedness
Schedule 7.03(q)	—	Specified Indebtedness
Schedule 7.05	—	Specified Dispositions
Schedule 7.09	—	Certain Contractual Obligations
Schedule 7.14	—	Sale and Leaseback Transactions
Schedule 10.02	—	Administrative Agent’s Office, Certain Addresses for Notices

2.                                       Revolving Credit Notes, if requested, executed by the Corporate Co-Borrower in favor of each Lender requesting a Revolving Credit Note (each such Lender a “Requesting Revolving Lender”) in the aggregate principal amount of such Requesting Revolving Lenders’ Revolving Credit Commitments under the Credit Agreement.

3.                                       Term B Notes, if requested, executed by the Borrower in favor of each Lender requesting a Term B Note (each such Lender a “Requesting Term B Lender”) in the aggregate principal amount of such Requesting Term B Lenders’ Term B Commitments under the Credit Agreement.

4.                                       Amended and Restated Pledge and Security Agreement executed by each Loan Party evidencing its grant of a security interest in substantially all of its personal property in favor of the Administrative Agent for the benefit of the Secured Parties, together with, to the extent not delivered prior to the Closing Date in connection with the Previous Credit Agreement, the appropriate stock certificates, stock powers executed in blank, pledge instructions, and acknowledgments.

Exhibit A	—	Filing Jurisdictions
Exhibit B	—	Patents, Copyrights and Trademarks
Exhibit C	—	Legal Description, County and Street Address of Mortgaged Properties
Exhibit D	—	Grantors’ Organizational Information, Former Names and Trade Names
Exhibit E	—	List of Pledged Securities
Exhibit F	—	Commercial Tort Claims
Exhibit G	—	Deposit Accounts; Securities Accounts

5.                                       Amended and Restated Trademark Security Agreement made by the Loan Parties, in favor of the Administrative Agent for the benefit of the Secured Parties.

Schedule A	—	Trademarks, Trademarks and Servicemarks Applications
Schedule B	—	License Agreements

2

6.                                       Amended and Restated Copyright Security Agreement made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

Schedule A	—	Copyrights and Copyright Applications
Schedule B	—	License Agreements

7.                                       Amended and Restated Patent Security Agreement made by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties.

Schedule A	—	Rights of Third Parties
Schedule B	—	Patents and Patent Applications
Schedule C	—	License Agreement

8.                                       Certificates of Insurance listing the Administrative Agent as (x) loss payee (standard mortgagee form) for the property, casualty, and business interruption insurance policies of the Loan Parties, together with a long-form loss payable endorsement, and (y) additional insured with respect to the liability insurance of the Loan Parties.

B.            CORPORATE DOCUMENTS

9.                                       Certificate of the Secretary or an Assistant Secretary (or a director in lieu thereof) of each Loan Party certifying as of the Closing Date (A) that attached thereto is a true and complete copy of the by-laws, memorandum and articles of association or operating (or limited liability company) agreement of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and, in the case of Holdings, that the Guaranty hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of incorporation or organization attached thereto, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and countersigned by another officer as to the incumbency and specimen signature of the Secretary, Assistant Secretary or director of Holdings executing such certificate.

10.                                 Good Standing Certificates (or the equivalent thereof) for each Loan Party from its respective jurisdiction of organization.

C.            UCC DOCUMENTS

11.                                 UCC, tax and judgment lien search reports naming each Loan Party from the offices and in the jurisdictions listed on Annex B hereto.

12.                                      UCC financing statements naming each Loan Party as debtor and the Administrative Agent as secured party as filed with the offices and in the jurisdictions listed on Annex C hereto.

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D.            OPINIONS

13.                                 Opinion letters of (i) Reed Weitkamp Schell & Vice PLLC, (ii) Frost Brown Todd LLC, (iii) Fried, Frank, Harris, Shriver & Jacobson LLP, (iv) Kaye Scholer LLP and (v) K&L Gates LLP, each addressed to the Administrative Agent, each L/C Issuer and the Lenders.

E.             CLOSING CERTIFICATES AND MISCELLANEOUS

14.                                 A certificate signed by a Director or a Responsible Officer of the Borrower, certifying (i) the representations and warranties of each Loan Party set forth in Article V of the Credit Agreement and in each other Loan Document shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date and (ii) no Default shall exist or would result from the transactions to occur on the Closing Date (including the proposed Credit Extension on such date and the application of the proceeds therefrom).

15.                                 A certificate signed by a Director or a Responsible Officer of the Borrower, certifying that the Borrower is Solvent as of the Closing Date (after giving effect to the Transactions).

4

Annex A

Guarantors

1.	Accent Health Care, Inc.
2.	All Ways Caring Services, Inc.
3.	Alternative Choices, Inc.
4.	Alternative Youth Services, Inc.
5.	Arbor E&T, LLC
6.	ARBOR PEO, Inc.
7.	B.W.J. Opportunity Centers, Inc.
8.	Baker Management, Inc.
9.	Bald Eagle Enterprises, Inc.
10.	Bolivar Developmental Training Center, Inc.
11.	Braley & Thompson, Inc.
12.	Capital TX Investments, Inc.
13.	Careers in Progress, Inc.
14.	CATX Properties, Inc.
15.	CNC/Access, Inc.
16.	Community Advantage, Inc.
17.	Community Alternatives Home Care, Inc.
18.	Community Alternatives Illinois, Inc.
19.	Community Alternatives Indiana, Inc.
20.	Community Alternatives Kentucky, Inc.
21.	Community Alternatives Missouri, Inc.
22.	Community Alternatives Mobile Nursing, Inc.
23.	Community Alternatives Nebraska, Inc.
24.	Community Alternatives New Mexico, Inc.
25.	Community Alternatives of Washington, D.C., Inc.
26.	Community Alternatives Pharmacy, Inc.
27.	Community Alternatives Texas Partner, Inc.
28.	Community Alternatives Virginia, Inc.
29.	Creative Networks, L.L.C.
30.	EduCare Community Living Corporation — America
31.	EduCare Community Living Corporation — Gulf Coast
32.	EduCare Community Living Corporation — Missouri
33.	EduCare Community Living Corporation — Nevada
34.	EduCare Community Living Corporation — New Mexico
35.	EduCare Community Living Corporation — North Carolina
36.	EduCare Community Living Corporation — Texas
37.	EduCare Community Living Limited Partnership

38.	EduCare Community Living — Normal Life, Inc.
39.	EduCare Community Living — Texas Living Centers, Inc.
40.	Employ-Ability Unlimited, Inc.
41.	Franklin Career College Incorporated
42.	General Health Corporation
43.	Habilitation Opportunities of Ohio, Inc.
44.	Hydesburg Estates, Inc.
45.	Individualized Supported Living, Inc.
46.	J. & J. Care Centers, Inc.
47.	Job Ready, Inc.
48.	Normal Life Family Services, Inc.
49.	Normal Life of California, Inc.
50.	Normal Life of Central Indiana, Inc.
51.	Normal Life of Georgia, Inc.
52.	Normal Life of Indiana
53.	Normal Life of Lafayette, Inc.
54.	Normal Life of Lake Charles, Inc.
55.	Normal Life of Louisiana, Inc.
56.	Normal Life of Southern Indiana, Inc.
57.	Normal Life, Inc.
58.	Onex Rescare Holdings Corp.
59.	PeopleServe, Inc.
60.	Pharmacy Alternatives, LLC
61.	P.S.I. Holdings, Inc.
62.	RAISE Geauga, Inc.
63.	Res-Care Alabama, Inc.
64.	Res-Care Arkansas, Inc.
65.	Res-Care California, Inc.
66.	Res-Care Europe, Inc.
67.	Res-Care Florida, Inc.
68.	Res-Care Idaho, Inc.
69.	Res-Care Illinois, Inc.
70.	Res-Care Iowa, Inc.
71.	Res-Care Kansas, Inc.
72.	Res-Care Michigan, Inc.
73.	Res-Care New Jersey, Inc.
74.	Res-Care Ohio, Inc.
75.	Res-Care Oklahoma, Inc.
76.	ResCare Finance, Inc.
77.	Res-Care Premier, Inc.
78.	Res-Care Training Technologies, Inc.
79.	Res-Care Washington, Inc.
80.	Res-Care Wisconsin, Inc.
81.	ResCare Pennsylvania Health Management Services, Inc.
82.	ResCare Pennsylvania Home Health Associates, Inc.
83.	ResCare DTS International, LLC

2

84.	ResCare International, Inc.
85.	Rest Assured, LLC
86.	Rockcreek, Inc.
87.	RSCR California, Inc.
88.	RSCR Inland, Inc.
89.	RSCR West Virginia, Inc.
90.	Skyview Estates, Inc.
91.	Southern Home Care Services, Inc.
92.	Tangram Rehabilitation Network, Inc.
93.	Texas Home Management, Inc.
94.	The Academy for Individual Excellence, Inc.
95.	The Citadel Group, Inc.
96.	THM Homes, Inc.
97.	Upward Bound, Inc.
98.	VOCA Corp.
99.	VOCA Corporation of America
100.	VOCA Corporation of Florida
101.	VOCA Corporation of Indiana
102.	VOCA Corporation of Maryland
103.	VOCA Corporation of New Jersey
104.	VOCA Corporation of North Carolina
105.	VOCA Corporation of Ohio
106.	VOCA Corporation of West Virginia, Inc.
107.	VOCA of Indiana, LLC
108.	VOCA Residential Services, Inc.
109.	Youthtrack, Inc.

3

Annex B

Search Offices and Jurisdictions

Name		Type of Search	Jurisdiction
1.	Res-Care, Inc.	UCC/TL/J	Kentucky SOS
		STL/FTL	Jefferson County, Kentucky
		SPSJ/FPSJ	Jefferson County, Kentucky
		Name Variations	Kentucky SOS
2.	Onex Rescare Acquisition, LLC	UCC/TL/J	Delaware SOS
		STL/FTL/J	New York SOS
Jefferson County, Kentucky New York County, New York
		SPSJ/FPSJ	Jefferson County, Kentucky New York County, New York
		Name Variations	Delaware SOS Kentucky SOS New York SOS
3.	Onex Rescare Holdings Corp.	UCC/TL/J	Delaware SOS
		STL/FTL/J	Jefferson County, Kentucky New York County, New York
4.	Accent Health Care, Inc.	UCC/TL	Ohio SOS
5.	All Ways Caring Services, Inc.	UCC/TL	Illinois SOS
6.	Alternative Choices, Inc.	UCC/TL	California SOS
7.	Alternative Youth Services, Inc.	UCC/TL	Delaware SOS
8.	Arbor E&T, LLC	UCC/TL	Kentucky SOS
9.	ARBOR PEO, Inc.	UCC/TL	Delaware SOS
10.	B.W.J. Opportunity Centers, Inc.	UCC/TL	Texas SOS
11.	Baker Management, Inc.	UCC/TL	Missouri SOS
12.	Bald Eagle Enterprises, Inc.	UCC/TL	Missouri SOS
13.	Bolivar Developmental Training Center, Inc.	UCC/TL	Missouri SOS
14.	Braley & Thompson, Inc.	UCC/TL	West Virginia SOS
15.	Capital TX Investments, Inc.	UCC/TL	Delaware SOS
16.	Careers in Progress, Inc.	UCC/TL	Louisiana Central Index
17.	CATX Properties, Inc.	UCC/TL	Delaware SOS
18.	CNC/Access, Inc.	UCC/TL	Rhode Island SOS
19.	Community Advantage, Inc.	UCC/TL	Delaware SOS
20.	Community Alternatives Home Care, Inc.	UCC/TL	Kentucky SOS
21.	Community Alternatives Illinois, Inc.	UCC/TL	Delaware SOS
22.	Community Alternatives Indiana, Inc.	UCC/TL	Delaware SOS
23.	Community Alternatives Kentucky, Inc.	UCC/TL	Delaware SOS
24.	Community Alternatives Missouri, Inc.	UCC/TL	Missouri SOS
25.	Community Alternatives Mobile Nursing, Inc.	UCC/TL	Kentucky SOS
26.	Community Alternatives Nebraska, Inc.	UCC/TL	Delaware SOS
27.	Community Alternatives New Mexico, Inc.	UCC/TL	Delaware SOS
28.	Community Alternatives of Washington, D.C., Inc.	UCC/TL	Washington DC
29.	Community Alternatives Pharmacy, Inc.	UCC/TL	Delaware SOS
30.	Community Alternatives Texas Partner, Inc.	UCC/TL	Delaware SOS

Name		Type of Search	Jurisdiction
31.	Community Alternatives Virginia, Inc.	UCC/TL	Delaware SOS
32.	Creative Networks, L.L.C.	UCC/TL	Arizona SOS
33.	EduCare Community Living Corporation — America	UCC/TL	Delaware SOS
34.	EduCare Community Living Corporation — Gulf Coast	UCC/TL	Texas SOS
35.	EduCare Community Living Corporation — Missouri	UCC/TL	Missouri SOS
36.	EduCare Community Living Corporation — Nevada	UCC/TL	Nevada SOS
37.	EduCare Community Living Corporation — New Mexico	UCC/TL	New Mexico SOS
38.	EduCare Community Living Corporation — North Carolina	UCC/TL	North Carolina SOS
39.	EduCare Community Living Corporation — Texas	UCC/TL	Texas SOS
40.	EduCare Community Living Limited Partnership	UCC/TL	Kentucky SOS
41.	EduCare Community Living — Normal Life, Inc.	UCC/TL	Texas SOS
42.	EduCare Community Living — Texas Living Centers, Inc.	UCC/TL	Texas SOS
43.	Employ-Ability Unlimited, Inc.	UCC/TL	Ohio SOS
44.	Franklin Career College Incorporated	UCC/TL	California SOS
45.	General Health Corporation	UCC/TL	Arizona SOS
46.	Habilitation Opportunities of Ohio, Inc.	UCC/TL	Ohio SOS
47.	Hydesburg Estates, Inc.	UCC/TL	Missouri SOS
48.	Individualized Supported Living, Inc.	UCC/TL	Missouri SOS
49.	J. & J. Care Centers, Inc.	UCC/TL	California SOS
50.	Job Ready, Inc.	UCC/TL	Alaska SOS
51.	Normal Life Family Services, Inc.	UCC/TL	Louisiana Central Index
52.	Normal Life of California, Inc.	UCC/TL	California SOS
53.	Normal Life of Central Indiana, Inc.	UCC/TL	Indiana SOS
54.	Normal Life of Georgia, Inc.	UCC/TL	Georgia Central Index
55.	Normal Life of Indiana	UCC/TL	Indiana SOS Kentucky SOS
56.	Normal Life of Lafayette, Inc.	UCC/TL	Louisiana Central Index
57.	Normal Life of Lake Charles, Inc.	UCC/TL	Louisiana Central Index
58.	Normal Life of Louisiana, Inc.	UCC/TL	Louisiana Central Index
59.	Normal Life of Southern Indiana, Inc.	UCC/TL	Indiana SOS
60.	Normal Life, Inc.	UCC/TL	Kentucky SOS
61.	PeopleServe, Inc.	UCC/TL	Delaware SOS
62.	Pharmacy Alternatives, LLC	UCC/TL	Kentucky SOS
63.	P.S.I. Holdings, Inc.	UCC/TL	Ohio SOS
64.	RAISE Geauga, Inc.	UCC/TL	Ohio SOS
65.	Res-Care Alabama, Inc.	UCC/TL	Delaware SOS
66.	Res-Care Arkansas, Inc.	UCC/TL	Delaware SOS
67.	Res-Care California, Inc. (RCCA Services(1))	UCC/TL	Delaware SOS
68.	Res-Care Europe, Inc.	UCC/TL	Delaware SOS
69.	ResCare Finance, Inc.	UCC/TL	Delaware SOS

(1) D/b/a for Res-Care California, Inc.

2

Name		Type of Search	Jurisdiction
70.	Res-Care Florida, Inc.	UCC/TL	Florida SOS
71.	Res-Care Idaho, Inc.	UCC/TL	Delaware SOS
72.	Res-Care Illinois, Inc.	UCC/TL	Delaware SOS
73.	Res-Care Iowa, Inc.	UCC/TL	Delaware SOS
74.	Res-Care Kansas, Inc.	UCC/TL	Delaware SOS
75.	Res-Care Michigan, Inc.	UCC/TL	Delaware SOS
76.	Res-Care New Jersey, Inc.	UCC/TL	Delaware SOS
77.	Res-Care Ohio, Inc.	UCC/TL	Delaware SOS
78.	Res-Care Oklahoma, Inc.	UCC/TL	Delaware SOS
79.	ResCare Pennsylvania Health Management Services, Inc.	UCC/TL	Delaware SOS
80.	ResCare Pennsylvania Home Health Associates, Inc.	UCC/TL	Delaware SOS
81.	Res-Care Premier, Inc.	UCC/TL	Delaware SOS
82.	Res-Care Training Technologies, Inc.	UCC/TL	Delaware SOS
83.	Res-Care Washington, Inc.	UCC/TL	Delaware SOS
84.	Res-Care Wisconsin, Inc.	UCC/TL	Delaware SOS
85.	ResCare DTS International, LLC	UCC/TL	Delaware SOS
86.	ResCare International, Inc.	UCC/TL	Delaware SOS
87.	Rest Assured, LLC	UCC/TL	Kentucky SOS
88.	Rockcreek, Inc.	UCC/TL	California SOS
89.	RSCR California, Inc.	UCC/TL	Delaware SOS
90.	RSCR Inland, Inc.	UCC/TL	California SOS
91.	RSCR West Virginia, Inc.	UCC/TL	Delaware SOS
92.	Skyview Estates, Inc.	UCC/TL	Missouri SOS
93.	Southern Home Care Services, Inc.	UCC/TL	Georgia Central Index
94.	Tangram Rehabilitation Network, Inc.	UCC/TL	Texas SOS
95.	Texas Home Management, Inc.	UCC/TL	Delaware SOS
96.	The Academy for Individual Excellence, Inc.	UCC/TL	Delaware SOS
97.	The Citadel Group, Inc.	UCC/TL	Texas SOS
98.	THM Homes, Inc.	UCC/TL	Delaware SOS
99.	Upward Bound, Inc.	UCC/TL	Missouri SOS
100.	VOCA Corp.	UCC/TL	Ohio SOS
101.	VOCA Corporation of America	UCC/TL	Ohio SOS
102.	VOCA Corporation of Florida	UCC/TL	Florida SOS
103.	VOCA Corporation of Indiana	UCC/TL	Indiana SOS
104.	VOCA Corporation of Maryland	UCC/TL	Maryland SOS
105.	VOCA Corporation of New Jersey	UCC/TL	New Jersey SOS
106.	VOCA Corporation of North Carolina	UCC/TL	North Carolina SOS
107.	VOCA Corporation of Ohio	UCC/TL	Ohio SOS
108.	VOCA Corporation of West Virginia, Inc.	UCC/TL	West Virginia SOS
109.	VOCA of Indiana, LLC	UCC/TL	Indiana SOS
110.	VOCA Residential Services, Inc.	UCC/TL	Ohio SOS
111.	Youthtrack, Inc.	UCC/TL	Delaware SOS

3

Annex C

Filing Offices and Jurisdictions

Name		Jurisdiction
1.	Res-Care, Inc.	Kentucky SOS
2.	Onex Rescare Acquisition, LLC	Delaware SOS
3.	Onex Rescare Holdings Corp.	Delaware SOS
4.	Accent Health Care, Inc.	Ohio SOS
5.	All Ways Caring Services, Inc.	Illinois SOS
6.	Alternative Choices, Inc.	California SOS
7.	Alternative Youth Services, Inc.	Delaware SOS
8.	Arbor E&T, LLC	Kentucky SOS
9.	ARBOR PEO, Inc.	Delaware SOS
10.	B.W.J. Opportunity Centers, Inc.	Texas SOS
11.	Baker Management, Inc.	Missouri SOS
12.	Bald Eagle Enterprises, Inc.	Missouri SOS
13.	Bolivar Developmental Training Center, Inc.	Missouri SOS
14.	Braley & Thompson, Inc.	West Virginia SOS
15.	Capital TX Investments, Inc.	Delaware SOS
16.	Careers in Progress, Inc.	Louisiana Central Index
17.	CATX Properties, Inc.	Delaware SOS
18.	CNC/Access, Inc.	Rhode Island SOS
19.	Community Advantage, Inc.	Delaware SOS
20.	Community Alternatives Home Care, Inc.	Kentucky SOS
21.	Community Alternatives Illinois, Inc.	Delaware SOS
22.	Community Alternatives Indiana, Inc.	Delaware SOS
23.	Community Alternatives Kentucky, Inc.	Delaware SOS
24.	Community Alternatives Missouri, Inc.	Missouri SOS
25.	Community Alternatives Mobile Nursing, Inc.	Kentucky SOS
26.	Community Alternatives Nebraska, Inc.	Delaware SOS
27.	Community Alternatives New Mexico, Inc.	Delaware SOS
28.	Community Alternatives of Washington, D.C., Inc.	Washington DC
29.	Community Alternatives Pharmacy, Inc.	Delaware SOS
30.	Community Alternatives Texas Partner, Inc.	Delaware SOS
31.	Community Alternatives Virginia, Inc.	Delaware SOS
32.	Creative Networks, L.L.C.	Arizona SOS
33.	EduCare Community Living Corporation — America	Delaware SOS
34.	EduCare Community Living Corporation — Gulf Coast	Texas SOS
35.	EduCare Community Living Corporation — Missouri	Missouri SOS
36.	EduCare Community Living Corporation — Nevada	Nevada SOS
37.	EduCare Community Living Corporation — New Mexico	New Mexico SOS
38.	EduCare Community Living Corporation — North Carolina	North Carolina SOS
39.	EduCare Community Living Corporation — Texas	Texas SOS
40.	EduCare Community Living Limited Partnership	Kentucky SOS
41.	EduCare Community Living — Normal Life, Inc.	Texas SOS
42.	EduCare Community Living — Texas Living Centers, Inc.	Texas SOS
43.	Employ-Ability Unlimited, Inc.	Ohio SOS
44.	Franklin Career College Incorporated	California SOS
45.	General Health Corporation	Arizona SOS

Name		Jurisdiction
46.	Habilitation Opportunities of Ohio, Inc.	Ohio SOS
47.	Hydesburg Estates, Inc.	Missouri SOS
48.	Individualized Supported Living, Inc.	Missouri SOS
49.	J. & J. Care Centers, Inc.	California SOS
50.	Job Ready, Inc.	Alaska SOS
51.	Normal Life Family Services, Inc.	Louisiana Central Index
52.	Normal Life of California, Inc.	California SOS
53.	Normal Life of Central Indiana, Inc.	Indiana SOS
54.	Normal Life of Georgia, Inc.	Georgia Central Index
55.	Normal Life of Indiana	Indiana SOS Kentucky SOS
56.	Normal Life of Lafayette, Inc.	Louisiana Central Index
57.	Normal Life of Lake Charles, Inc.	Louisiana Central Index
58.	Normal Life of Louisiana, Inc.	Louisiana Central Index
59.	Normal Life of Southern Indiana, Inc.	Indiana SOS
60.	Normal Life, Inc.	Kentucky SOS
61.	PeopleServe, Inc.	Delaware SOS
62.	Pharmacy Alternatives, LLC	Kentucky SOS
63.	P.S.I. Holdings, Inc.	Ohio SOS
64.	RAISE Geauga, Inc.	Ohio SOS
65.	Res-Care Alabama, Inc.	Delaware SOS
66.	Res-Care Arkansas, Inc.	Delaware SOS
67.	Res-Care California, Inc.	Delaware SOS
68.	Res-Care Europe, Inc.	Delaware SOS
69.	ResCare Finance, Inc.	Delaware SOS
70.	Res-Care Florida, Inc.	Florida SOS
71.	Res-Care Idaho, Inc.	Delaware SOS
72.	Res-Care Illinois, Inc.	Delaware SOS
73.	Res-Care Iowa, Inc.	Delaware SOS
74.	Res-Care Kansas, Inc.	Delaware SOS
75.	Res-Care Michigan, Inc.	Delaware SOS
76.	Res-Care New Jersey, Inc.	Delaware SOS
77.	Res-Care Ohio, Inc.	Delaware SOS
78.	Res-Care Oklahoma, Inc.	Delaware SOS
79.	ResCare Pennsylvania Health Management Services, Inc.	Delaware SOS
80.	ResCare Pennsylvania Home Health Associates, Inc.	Delaware SOS
81.	Res-Care Premier, Inc.	Delaware SOS
82.	Res-Care Training Technologies, Inc.	Delaware SOS
83.	Res-Care Washington, Inc.	Delaware SOS
84.	Res-Care Wisconsin, Inc.	Delaware SOS
85.	ResCare DTS International, LLC	Delaware SOS
86.	ResCare International, Inc.	Delaware SOS
87.	Rest Assured, LLC	Kentucky SOS
88.	Rockcreek, Inc.	California SOS
89.	RSCR California, Inc.	Delaware SOS
90.	RSCR Inland, Inc.	California SOS
91.	RSCR West Virginia, Inc.	Delaware SOS
92.	Skyview Estates, Inc.	Missouri SOS
93.	Southern Home Care Services, Inc.	Georgia Central Index

2

Name		Jurisdiction
94.	Tangram Rehabilitation Network, Inc.	Texas SOS
95.	Texas Home Management, Inc.	Delaware SOS
96.	The Academy for Individual Excellence, Inc.	Delaware SOS
97.	The Citadel Group, Inc.	Texas SOS
98.	THM Homes, Inc.	Delaware SOS
99.	Upward Bound, Inc.	Missouri SOS
100.	VOCA Corp.	Ohio SOS
101.	VOCA Corporation of America	Ohio SOS
102.	VOCA Corporation of Florida	Florida SOS
103.	VOCA Corporation of Indiana	Indiana SOS
104.	VOCA Corporation of Maryland	Maryland SOS
105.	VOCA Corporation of New Jersey	New Jersey SOS
106.	VOCA Corporation of North Carolina	North Carolina SOS
107.	VOCA Corporation of Ohio	Ohio SOS
108.	VOCA Corporation of West Virginia, Inc.	West Virginia SOS
109.	VOCA of Indiana, LLC	Indiana SOS
110.	VOCA Residential Services, Inc.	Ohio SOS
111.	Youthtrack, Inc.	Delaware SOS

3